Exhibit 2.1
Execution Copy

ACQUISITION AGREEMENT
among
TEXAS GENCO LLC
NRG ENERGY, INC.
and
THE DIRECT AND INDIRECT OWNERS OF
TEXAS GENCO LLC PARTY HERETO

Dated as of September 30, 2005

INDEX OF TERMS

Page
Acquisition	1
Action	20
Adjusted Cash Consideration	3
Adjustment Amount	7
Adjustment Statement	7
AEA	18
affiliate	74
Agreement	1
Allocation	9
Alternative Proposal	62
Approval	13
Approvals	13
Average Price	3
Benefits Maintenance Period	60
Blocker	1
Blocker Interests	2
Blocker Seller	1
Blocker Sellers	1
Blocker Vehicle	14
Blockers	1
Bridge Financing	40
Business	1
Buyer	1
Buyer Affiliate Contracts	47
Buyer Common Stock	4
Buyer Disclosure Letter	37
Buyer Employees	42
Buyer Material Adverse Effect	35
Buyer Plan	42
Buyer Plans	42
Buyer Preferred Stock	5
Buyer Reports	38
Buyer Securities	37
Buyer Trading Policies	47
Buyer’s Statement	7
Cash Consideration	3
Cash Equivalents	4
Closing	2
Closing Date	2
Closing Date Cash	6
Closing Date Indebtedness	6
Closing Date Net Working Capital	6
COBRA	22

v

Code	9
Common Stock Consideration	4
Companies	1
Companies Disclosure Letter	16
Companies Material Adverse Effect	15
Company	1
Company Affiliate Contracts	34
Company Contracts	30
Company Employees	21
Company Insurance Policies	31
Company IP	74
Company Pension Benefit Plan	22
Company Plan	21
Company Plans	21
Company Securities	16
Conclusive Adjustment Amount	8
Conclusive Adjustment Statement	8
Conclusive Statement	8
Confidentiality Agreements	55
Consideration	2
Contested Proceeding	58
Contract	13
Contracts	13
Credit Agreement	50
Debt Commitment Letter	40
Debt Financing	40
Debt Obligations	4
Decommissioning Trust Agreements	30
Derivative Product	35
DOJ	56
Due Diligence Information	48
Employee Welfare Benefit Plan	22
Environmental Claim	27
Environmental Law	28
Environmental Permits	27
ERCOT Market	1
ERISA	21
ERISA Affiliate	22
Escrow Account	3
Escrow Agent	3
Escrow Agreement	3
Escrow Amount	3
Estimated Closing Date Cash	6
Estimated Closing Date Indebtedness	6
Estimated Net Working Capital	6
EWG	32

Exchange Act	39
Existing Credit Facilities	50
FERC	32
Final Allocation	9
Financing	40
Form S-1	18
Former Employees	61
FTC	56
FUCO	46
Funded L/C Agreement	50
GAAP	17
Genco	1
Genco II LP	32
Genco LP	32
Genco Seller	1
Genco Sellers	1
Governmental Authority	13
Hazardous Substance	28
High Yield Financing	40
Holdco	71
Holding Company Reorganization	71
Holdings	1
HSR Act	17
Indebtedness	17
Indenture	64
Infringe	29
Insurance Cap	64
Intellectual Property	74
Investor Rights Agreement	10
IRS	21
Joinder	62
Law	18
Laws	18
Leased Real Property	26
Leases	26
Liens	16
LLC Agreement	15
Minimum Common Amount	4
Net Working Capital	5
Neutral Accounting Arbitrator	8
Nonqualified Decommissioning Funds	34
NRC Application	58
NRC Approval	17
NYSE	3
Option	1
Optional Termination Date	69

Optionholder	1
Optionholders	3
Order	18
Other Regulations	55
Owned Real Property	25
PBGC	22
Permits	20
Permitted Liens	26
person	74
Preferred Stock Consideration	5
Preferred Stock Substitute Cash	4
Preliminary Statement	6
PUC	17
PUHCA	18
PURA	18
QFs	46
Qualified Decommissioning Fund	32
Real Property	26
Related Blocker	14
Release	28
Released Claims	65
Released Parties	65
Remedial Action	28
Representatives	54
Required Approvals	18
Resolution Period	7
Rights Plan	17
RRI	25
RRI Retained Structures	25
SEC	38
Securities Act	38
Seller Representatives	75
Seller Representatives’ Statement	7
Sellers	1
Senior Secured Financing	40
Sharing Percentage	3
South Texas Project	1
Statement	6
STP	1
STPNOC	58
subsidiary	74
Target Net Working Capital	4
Tax Return	25
Taxes	25
Termination Date	68
to the knowledge of	73

Trading Policies	49
Transaction Agreement	30
Transfer	62
Transfer Taxes	65
Transferred Employees	60
Trustee	33
Unit Consideration	5
Units	1

ACQUISITION AGREEMENT
     ACQUISITION AGREEMENT, dated as of September 30, 2005 (this “Agreement”), by and among Texas Genco LLC, a Delaware limited liability company (“Genco”), NRG Energy, Inc., a Delaware corporation (“Buyer”), the direct holders of Units listed on Annex A hereto (each a “Genco Seller”, and collectively the “Genco Sellers”) and those sellers executing this Agreement or a Joinder to this Agreement as a “Blocker Seller” (each a “Blocker Seller”, and collectively “Blocker Sellers” and along with the Genco Sellers, collectively, the “Sellers”), who are holders of equity of certain intermediate holding companies identified as “Blockers” on Schedule 2.3 hereto (each a “Blocker”, and collectively, the “Blockers”) directly or indirectly holding Units listed on Annex A hereto. Genco, Buyer and the Sellers are hereinafter collectively referred to as the “parties” and each individually as a “party.”
     WHEREAS, as of the date of this Agreement, the Genco Sellers own in the aggregate 100% of the Units (as defined in the LLC Agreement of Genco (as defined below)) (the “Units”); and
     WHEREAS, together the Blockers hold indirect interests in approximately 18.5% of the Units (indirectly through limited partnership interests in Genco Sellers); and
     WHEREAS, the holders of options to purchase Units (each, an “Option”) listed on Annex A hold Options to purchase 9,902,801 Units of Genco; and
     WHEREAS, as of the date hereof, the Genco Sellers and the Optionholders own 100% of the Units and 100% of the Options, respectively; and
     WHEREAS, Genco, through its direct and indirect subsidiaries identified in Section 4.3(a) of the Companies Disclosure Letter (as defined below) (Genco and such direct and indirect subsidiaries are collectively referred to herein as the “Companies”, and, individually, each as a “Company”), (a) owns 11 electric power generation facilities, all of which are located in Texas, and, through its wholly owned subsidiary, Texas Genco Holdings, Inc. (“Holdings”), an indirect 44% undivided interest in South Texas Project Nuclear Electric Generating Station (the “South Texas Project” or “STP”), and (b) sells wholesale electric generation capacity, energy and ancillary services in the Electric Reliability Council of Texas, Inc. market (the “ERCOT Market”) (such business referred to herein as the “Business”); and
     WHEREAS, Buyer desires to purchase from the Sellers, either directly or indirectly through the purchase of Blocker Interests (as defined below), 100% of the Units (together, the “Acquisition”); and
     WHEREAS, the Board of Directors of Buyer and the Board of Managers of Genco have approved, and deem it advisable and in the best interest of Buyer and Genco, respectively, to consummate the transactions contained in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF THE EQUITY INTERESTS
                 Section 1.1 Time and Place of Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Acquisition (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York at 9:00 a.m. (local time) on the fifth business day following the date on which all of the conditions set forth in Article VII (other than those that by their nature are intended to be satisfied at the Closing (as defined below)) have been satisfied or waived, or at such other date, place or time as the Seller Representatives and the Buyer may agree, but in any event no earlier than February 2, 2006 (the “Closing Date”). The transactions contemplated by this Agreement shall be deemed to be effective at 12:01 a.m. (local time) on the Closing Date.
                 Section 1.2 Purchase and Sale of Units and Blocker Interests.
     (a) At the Closing, upon the terms and subject to the conditions of this Agreement, (x) each Genco Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from such Genco Seller, all Units owned by such Genco Seller as of the Closing Date, and (y) each Blocker Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from such Blocker Seller, all equity interests in the Blocker (“Blocker Interests”) owned by such Blocker Seller as of the Closing Date, in each case free and clear of any and all Liens, for aggregate consideration from the Buyer in respect of the Units, Blocker Interests and Options equal to the sum of the following (together, the “Consideration”):
               (i) cash equal to the Cash Consideration (subject to adjustment pursuant to Section 1.5); plus
               (ii) the Common Stock Consideration; plus
               (iii) if the number of shares of Buyer Common Stock that Buyer elects to issue in satisfaction of the Common Stock Consideration is less than 44,444,445 shares (subject to the definition of “Common Stock Consideration”), subject to Buyer’s right to pay Preferred Stock Substitute Cash in lieu of all or any portion of the Preferred Stock Consideration, the Preferred Stock Consideration.
     (b) At the Closing, the Buyer shall issue and pay the Consideration as follows and in the following order:

               (i) cash in an amount equal to $100,000,000 (the “Escrow Amount”), which amount shall be paid by wire transfer of immediately available funds to the account (the “Escrow Account”) designated by an escrow agent selected by the Seller Representatives and reasonably acceptable to Buyer (the “Escrow Agent”) pursuant to an escrow agreement substantially in the form of Exhibit A hereto, with such modifications, if any, as shall be requested by the Escrow Agent and mutually acceptable to the Seller Representatives and Buyer (the “Escrow Agreement”);
               (ii) immediately prior to the purchase and sale of Units, each holder of Options (each, an “Optionholder”, and collectively, the “Optionholders”) that are terminated in exchange for a cash payment immediately prior to the Closing pursuant to the second sentence of Section 1.4 (upon conversion of such Options pursuant to Section 1.4) shall receive from Buyer its Sharing Percentage of each of (A) the Cash Consideration less the Escrow Amount (the “Adjusted Cash Consideration”), (B) the Common Stock Consideration and (C) the Preferred Stock Consideration (if any); and
               (iii) each Seller shall receive from Buyer its Sharing Percentage of each of (A) the Adjusted Cash Consideration, (B) the Common Stock Consideration and (C) the Preferred Stock Consideration (if any).
The “Sharing Percentage” of each Seller and Optionholder shall be equal to the “Sharing Percentage” set forth opposite such Seller’s and/or Optionholder’s name on Annex A hereto. All deliveries and payments to be made by Buyer to the Sellers and Optionholders under this Agreement shall be made in accordance with the Sharing Percentages set forth on Annex A attached hereto, as amended pursuant to Section 9.2 and, if applicable, provided to Buyer pursuant to Section 1.7(a)(i), and Buyer shall not be liable for the allocation of particular deliveries and payments among the Sellers and Optionholders so long as such deliveries and payments are made in accordance with Annex A.
     (c) For the purposes of this Agreement, the following terms shall be defined as:
               (i) The “Average Price” shall mean the average closing sales price per share of the Buyer Common Stock for the twenty consecutive full trading days in which such shares are traded on the New York Stock Exchange (“NYSE”) ending on, and including, the third trading day prior to the Closing Date, as reported in Bloomberg Financial Markets, or, if not reported therein, Dow Jones. The Average Price shall be calculated to the nearest one-hundredth of one cent.
               (ii) The “Cash Consideration” shall mean cash in an amount equal to (i) $6,525,000,000 minus (ii) Estimated Closing Date Indebtedness plus (iii) Estimated Closing Date Cash less $5,000,000 plus (iv) the amount, if any, that the Estimated Net Working Capital is greater than “Target Net Working

Capital” shown on Schedule 1.2 (the “Target Net Working Capital”) minus (v) the amount, if any, that the Estimated Net Working Capital is less than the Target Net Working Capital plus (vi) if the number of shares of Buyer Common Stock that Buyer elects to issue in satisfaction of the Common Stock Consideration is less than 44,444,445 shares (but in no event less than the Minimum Common Amount) (subject to adjustment pursuant to the last sentence of the definition of “Common Stock Consideration”), any amount in cash that the Buyer elects to pay in lieu of issuing all or any portion of the Preferred Stock Consideration (such cash described in this clause (vi), the “Preferred Stock Substitute Cash”).
               (iii) “Cash Equivalents” shall mean the sum of cash, cash equivalents and liquid investments, plus all deposited but uncleared bank deposits and cash held by counterparties, and less all outstanding checks and cash posted by counterparties, in each case of any Company.
               (iv) The “Common Stock Consideration” shall mean, subject to the final sentence of this definition, 35,406,320 shares (or such greater number of shares which is equal to the sum of (x) the total number of shares of Buyer Common Stock held in treasury by Buyer plus (y) 19.9% of the total number of outstanding shares of Buyer Common Stock, in each case, as of immediately prior to the Closing) (the “Minimum Common Amount”), subject to increase by Buyer, at its sole election, up to a maximum of 44,444,445 validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Buyer (the “Buyer Common Stock”). If during the period from the date of this Agreement through the Closing Date, any event or action inconsistent with Sections 6.2(b)(i), 6.2(c) or 6.2(d) and adverse to Sellers should occur, and the Closing should nevertheless be consummated, the Buyer and the Seller Representatives shall negotiate in good faith to agree on an adjustment to the number of shares set forth above so that the value to the Sellers and Optionholders is the same as if such event or action had occurred after the Closing.
               (v) “Debt Obligations” shall, as applied to any person, mean, without duplication, (a) all indebtedness for borrowed money, including all indebtedness evidenced by a note, bond, debenture or similar instrument, (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, applied on a consistent basis with the financial statements of such person and (c) any obligation owed for all or any part of the deferred purchase price for the purchase of a business that in accordance with GAAP would be included as liabilities on the balance sheet of such person. For clarification, it is understood that the following shall not constitute “Debt Obligations” hereunder: operating leases, letters of credit issued for the account of such person to the extent undrawn and similar credit support obligations, trade payables and accrued expenses, prepaid or deferred revenue arising in the ordinary course of business, out of the money coal and power contracts, Derivative Products and other commercial contractual obligations or liabilities secured by second-priority Liens and any breakage, make whole, premium, penalty or prepayment fee on any indebtedness for borrowed money.

               (vi) “Net Working Capital” shall mean the current assets specified on Schedule 1.2 of Genco and its subsidiaries less the current liabilities specified on Schedule 1.2 of Genco and its subsidiaries, all as determined pursuant to the methodology set forth in Schedule 1.2 and in accordance with GAAP as applied in the preparation of Genco’s historical financial statements; provided that, in determining Net Working Capital, (i) there shall not be any reevaluation of reserves or writedown of inventory from their respective levels at June 30, 2005, (ii) Cash Equivalents, Debt Obligations and any interest owing thereon shall be excluded, (iii) “accrued property tax” shall be calculated as $51.0 million multiplied by a fraction the numerator of which is the number of days from January 1, 2006 through the day prior to the Closing Date and the denominator of which is 365 days, (iv) “transfer taxes” shall be calculated as 50% of any Transfer Taxes, if any, resulting directly from the Acquisition, (v) “accrued Blocker taxes” shall be calculated as any current accrued income taxes payable of the Blockers, minus any income tax receivables of the Blockers and any deferred tax asset of the Blockers relating to net operating losses or similar tax attributes to the extent such net operating losses or tax attributes can be used in the current taxable year or a prior taxable year (assuming, in the case of a carryback, no election to forego the carryback), (vi) “accrued STP taxes” shall be calculated as any current accrued income taxes payable of Holdings, minus any income tax receivables of Holdings and any deferred tax asset of Holdings relating to net operating losses or similar tax attributes and (vii) no costs, expenses or liabilities related to obtaining or incurrence of the Financing shall be included as current liabilities.
               (vii) The “Preferred Stock Consideration” shall mean, in the event that the number of shares of Buyer Common Stock that Buyer elects to issue in satisfaction of the Common Stock Consideration is less than 44,444,445 shares (subject to the definition of “Common Stock Consideration”), shares of Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Buyer, having terms and conditions set forth on Exhibit B hereto and as otherwise agreed to by Buyer and Sellers (the “Buyer Preferred Stock”) with aggregate liquidation preference equal to (I) (A) 44,444,445 less the total number of shares of Buyer Common Stock issued to the Sellers in satisfaction of the Common Stock Consideration multiplied by (B) the Average Price minus (II) the amount of Preferred Stock Substitute Cash, if any.
               (viii) The “Unit Consideration” is that portion of the Consideration received by the Genco Sellers and Optionholders.
                 Section 1.3 Cash in Lieu of Fractional Shares. No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued to a Seller or Optionholder in connection with the Acquisition, and notwithstanding any other provision of this Agreement, each Seller or Optionholder who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all shares of Buyer Common Stock deliverable to such Seller and/or Optionholder) shall receive, in lieu thereof, a cash payment (without interest) determined by multiplying the fractional share interest to which such Seller or Optionholder would otherwise be entitled by the Average Price.
                 Section 1.4 Treatment of Options and other Unit-based Company Plans. The Board of Managers of Genco, or, where appropriate, its compensation committee, shall take all action necessary and appropriate to ensure that, at the Closing, each holder of an Option which is outstanding and unexercised (whether or not exercisable) immediately prior thereto shall, in cancellation and full settlement thereof, be entitled to receive the consideration due to such Optionholder pursuant to Section 1.2. Notwithstanding anything to the contrary in Section 6.1 hereof, Genco may elect to terminate any Option in exchange for a cash payment immediately prior to the Closing equal to the value allocated to such Option pursuant to Annex A (prior to amendment of Annex A to reflect termination of such Option); provided that Genco provides written notice to Buyer of such intention together with delivery of any required amendments to Annex A delivered pursuant to Section 1.7(a)(i) and the applicable cash payment amounts are reflected in the Preliminary Statement. Genco shall cause to be terminated a sufficient number of Options pursuant to the immediately preceding sentence such that no more than 35 Optionholders who are not “accredited investors” (as that term is defined in Regulation D under the Securities Act) will receive Buyer Common Stock or Buyer Preferred Stock in connection with the Acquisition and so that the holder of any Option who does not receive Buyer Common Stock or Buyer Preferred Stock receives cash in an amount and manner set forth in the second sentence of this Section 1.4.
                 Section 1.5 Purchase Price Adjustment.
     (a) Genco shall, at least two business days prior to the Closing Date, cause to be prepared and delivered to Buyer a statement (the “Preliminary Statement”), setting forth Genco’s good faith estimates of (i) the Net Working Capital as of the Closing (the “Closing Date Net Working Capital”), (ii) the Debt Obligations of Genco and its subsidiaries outstanding on the Closing Date but immediately prior to the Closing (other than indebtedness owed to Genco or its subsidiaries) (the “Closing Date Indebtedness”) and (iii) the amount of Cash Equivalents on hand at Genco and its subsidiaries on the Closing Date but immediately prior to the Closing (the “Closing Date Cash”). The estimates of Closing Date Net Working Capital, Closing Date Indebtedness and Closing Date Cash provided in the Preliminary Statement are referred to herein as the “Estimated Net Working Capital, the “Estimated Closing Date Indebtedness” and the “Estimated Closing Date Cash”, respectively. Buyer and Seller Representatives shall have the opportunity to review and comment on the Preliminary Statement and Genco shall consider those comments in good faith.
     (b) Within 90 calendar days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller Representatives a statement (the “Statement”) setting forth Buyer’s calculations of Closing Date Net Working Capital, Closing Date Indebtedness and Closing Date Cash, and the components and calculation of each of Closing Date Net Working Capital, Closing Date Indebtedness and Closing Date Cash. At the same time, Buyer shall also cause to be prepared and delivered to Seller

Representatives a statement (the “Adjustment Statement”) setting forth the calculations (in each case whether a positive or negative number) of (A) the amount of the Closing Date Net Working Capital as shown on the Statement minus the Estimated Net Working Capital and (B) the amount of the Estimated Closing Date Indebtedness minus the Closing Date Indebtedness as shown on the Statement and (C) the amount of the Closing Date Cash as shown on the Statement minus the Estimated Closing Date Cash. The sum of the amounts referred to in (A), (B) and (C) above, whether a positive or negative number, is referred to hereinafter as the “Adjustment Amount”. Buyer shall provide Seller Representatives and their accountants with access to the relevant books and records and employees of Genco and its subsidiaries to the extent required in connection with their review of and any dispute with respect to the Statement and the Adjustment Statement and shall furnish Seller Representatives with any other information that might be relevant to the calculation of Closing Date Net Working Capital, Closing Date Indebtedness and Closing Date Cash. If, at any time prior to the final resolution of all disputed items on the Statement or the Adjustment Statement, additional information shall become known to Buyer or Seller Representatives that would change the amount of the Closing Date Net Working Capital, Closing Date Indebtedness or Closing Date Cash shown on the Statement or the calculation thereof, then Buyer or Seller Representatives shall have the right to amend the Statement and Adjustment Statement to reflect such additional information. Buyer or Seller Representatives shall promptly notify Seller Representatives or Buyer, as applicable, upon becoming aware of any additional information prior to the end of the Resolutions Period.
     (c) After receipt of the Statement and the Adjustment Statement, Seller Representatives will have 30 calendar days from receipt to review the Statement and the Adjustment Statement together with the workpapers used in their preparation. Unless Seller Representatives deliver to Buyer written notice setting forth in reasonable detail the specific items disputed by Seller Representatives and a written statement setting forth Seller Representatives’ calculation of each line item shown on the Statement so disputed and the amount in dispute (the “Seller Representatives’ Statement”) on or prior to the thirtieth day after its receipt of the Statement and the Adjustment Statement, Seller Representatives will be deemed to have accepted and agreed to the Statement and the Adjustment Statement and such agreement will be final, binding and conclusive. Any items on the Statement or Adjustment Statement as to which Seller Representatives have not given notice of their objection and provided an alternative calculation on the Seller Representatives’ Statement will be deemed to have been agreed upon by the parties, subject to the penultimate sentence of Section 1.5(b). If Seller Representatives so notify Buyer of their objections to any of the Statement or the Adjustment Statement and provide Buyer with the Seller Representatives’ Statement in an timely manner, Buyer and Seller Representatives will, within 30 calendar days following such notice (the “Resolution Period”), attempt to resolve their differences. Any resolution by Buyer and Seller Representatives during the Resolution Period as to any disputed amounts will be final, binding and conclusive. If the amount claimed by Buyer on the Adjustment Statement to be owed by Sellers is less than $100,000,000, then, promptly after delivery of the Adjustment Statement, any amount on deposit in the Escrow Account that is in excess of the amount claimed by Buyer to be owed by Sellers under this Section shall be distributed from the Escrow Account to Sellers in accordance with the Escrow

Agreement, and Buyer agrees to reasonably cooperate with the Sellers in any necessary joint instruction to the Escrow Agent. Money released from the Escrow Account to Sellers shall be distributed to the Sellers in accordance with the Sharing Percentages set forth on Annex A.
     If Buyer and Seller Representatives do not resolve all disputed items by the end of the Resolution Period, then all items remaining in dispute will be submitted within 30 days after the expiration of the Resolution Period to Ernst & Young LLP or such other national independent accounting firm mutually acceptable to Buyer and Seller Representatives (the “Neutral Accounting Arbitrator”); it being understood that no member of the Neutral Accounting Arbitrator’s engagement team shall have an existing professional relationship with Buyer or any Sponsor Group (as defined in the LLC Agreement). The Neutral Accounting Arbitrator shall act as an arbitrator to determine only those items in dispute. All fees and expenses relating to the work, if any, to be performed by the Neutral Accounting Arbitrator will be allocated between Buyer, on the one hand, and Seller Representatives, on the other hand, in inverse proportion as they shall prevail on the amounts of such disputed items so submitted (as finally determined by the Neutral Accounting Arbitrator). The Neutral Accounting Arbitrator will deliver to Buyer and Seller Representatives a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Accounting Arbitrator by Seller Representatives and Buyer) of the disputed items within 30 days of receipt of the disputed items (or as soon as practicable thereafter), which determination will be final, binding and conclusive. The final, binding and conclusive Statement and Adjustment Statement, which either are agreed upon by Buyer and Seller Representatives or are delivered by the Neutral Accounting Arbitrator in accordance with this Section 1.5, will be the “Conclusive Statement” and the “Conclusive Adjustment Statement,” respectively. In the event that either Buyer or Seller Representatives fails to submit its statement regarding any items remaining in dispute within the time determined by the Neutral Accounting Arbitrator, then the Neutral Accounting Arbitrator shall render a decision based solely on the evidence timely submitted to the Neutral Accounting Arbitrator by Buyer and Seller Representatives.
     (d) If the Adjustment Amount as shown on the Conclusive Adjustment Statement (the “Conclusive Adjustment Amount”) is a negative number, then the Cash Consideration will be reduced by the amount of the Conclusive Adjustment Amount, but not in excess of $100,000,000, and Buyer shall be entitled to payment of such amount from the Escrow Account by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds (and Seller Representatives agree to cooperate reasonably in facilitating such payment, including by executing and delivering an appropriate joint instruction to the Escrow Agent). If the Conclusive Adjustment Amount is a positive number, then the Cash Consideration will be increased by the amount of the Conclusive Adjustment Amount, but not in excess of $100,000,000, and Buyer shall pay to Sellers cash equal to such amount, to be paid to an account or accounts designated in writing by the Seller Representatives prior to the date when such payment is due. All payments to be made pursuant to this Section 1.5(d) will be made on the second business day following the date on which Buyer and Seller

Representatives agree to, or the Neutral Accounting Arbitrator delivers, the Conclusive Statement and the Conclusive Adjustment Statement and, in the case of payment to Buyer, instruct the Escrow Agent by joint written instruction accordingly. If the Conclusive Adjustment Amount is a positive number, or is a negative amount that is less than the amount remaining on deposit in the Escrow Account, then, promptly after determination of the Conclusive Adjustment Amount, any amount remaining on deposit in the Escrow Account that is in excess of the lesser of the Conclusive Adjustment Amount and $100,000,000 shall be distributed from the Escrow Account to Sellers in accordance with the Escrow Agreement, and Buyer agrees to reasonably cooperate with the Sellers in any necessary joint instruction to the Escrow Agent. Money released from the Escrow Account to Sellers shall be distributed to the Sellers in accordance with the Sharing Percentages set forth on Annex A. Simultaneously with payment of the Conclusive Adjustment Amount, any remaining amounts on deposit in the Escrow Account shall be paid to the Sellers and Optionholders.
     (e) Buyer acknowledges and agrees that its sole and exclusive remedy for any amount due to it pursuant to this Section 1.5 shall be its right to payment from the Escrow Account in an amount not to exceed the Escrow Amount. Sellers acknowledge and agree that their sole and exclusive remedy for any amount due to it pursuant to this Section 1.5 shall be the right to payment from Buyer in an amount not to exceed $100,000,000.
                 Section 1.6 Purchase Price Allocations. The Genco Sellers and Buyer agree that the Unit Consideration shall be allocated for federal income tax purposes in accordance with Sections 755 and 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer shall, within 60 days after the Closing Date, prepare and deliver to the Genco Sellers for their review a schedule allocating the Unit Consideration (and any other items that are required for federal income tax purposes to be treated as part of the purchase price of the Units) among the assets of Genco (such schedule, the “Allocation”). The Seller Representatives shall review such Allocation and provide any objections to Buyer within 30 days after the receipt thereof. If the Seller Representatives raise any objection to the Allocation, the parties will negotiate in good faith to resolve such objection(s). If the Seller Representatives and Buyer are unable to agree on the Allocation within 15 days after the Seller Representatives raise such objections, they shall request a nationally recognized accounting firm, mutually agreeable to both parties, to decide any disputed items. Buyer and the Seller Representatives shall cooperate in the filing of any forms (including Form 8594 under section 1060 of the Code) with respect to the Allocation as finally resolved (the “Final Allocation”). The Genco Sellers and Buyer shall file all federal, state and local tax returns and related tax documents consistent with the Final Allocation, unless otherwise required by applicable Law.
                 Section 1.7 Preliminary Information
     (a) At least two business days prior to the Closing Date, Genco, on behalf of the Sellers, shall deliver to Buyer:

               (i) if necessary, any amendments to Annex A permitted pursuant to Section 9.2;
               (ii) instructions designating the account or accounts to which the Adjusted Cash Consideration shall be deposited by federal funds wire transfer on the Closing Date; and
               (iii) the names of the Sellers and Optionholders to whom the Buyer Common Stock, or, if applicable, the Buyer Preferred Stock, shall be issued and registered in the Buyer’s transfer books by Buyer’s transfer agent, as well as the amounts and form of shares to be issued to each of the Sellers and Optionholders.
     (b) If the Consideration will include Buyer Preferred Stock or Preferred Stock Substitute Cash, then, at least two business days prior to the Closing Date, Buyer shall notify Genco, on behalf of the Sellers and Optionholders, of its calculation of the Average Price and copies of any relevant supporting materials. Sellers shall promptly review and comment on Buyer’s calculation of Average Price, and the final calculation of the Average Price shall be subject to the mutual agreement of Buyer and Seller Representatives.
                 Section 1.8 Sellers’ Closing Deliverables. At the Closing, Genco or the Sellers shall deliver to Buyer:
     (a) duly executed stock and unit powers of the Sellers, as applicable, transferring title of the Units and the Blocker Interests, free and clear of any Liens, to Buyer;
     (b) the Investor Rights Agreement in the form attached hereto as Exhibit C (the "Investor Rights Agreement”), duly executed by the Sellers party thereto;
     (c) the Escrow Agreement, duly executed by the Sellers;
     (d) the officer’s certificate required by Section 7.2(c); and
     (e) written resignations (or removals) of the non-officer directors of Genco, effective as of the Closing.
                 Section 1.9 Buyer’s Closing Deliverables. At the Closing, the Buyer shall deliver to the Sellers and Optionholders:
     (a) the Adjusted Cash Consideration, to be paid by Buyer in accordance with the instructions pursuant to Section 1.7(a)(ii);
     (b) stock certificates representing the Common Stock Consideration, registered in accordance with the instructions provided pursuant to Section 1.7(a)(iii);

     (c) if the Consideration will include Buyer Preferred Stock,
               (i) a copy of the Certificate of Designations for the Buyer Preferred Stock, certified as filed with the Secretary of State of the State of Delaware; and
               (ii) stock certificates representing the Preferred Stock Consideration, registered in accordance with the instructions provided pursuant to Section 1.7(a)(iii);
     (d) copies (or other evidence) of all the approvals required by Section 7.1;
     (e) the Investor Rights Agreement, duly executed by Buyer;
     (f) the Escrow Agreement, duly executed by Buyer; and
     (g) the officer’s certificate required pursuant to Section 7.3(c).
                 Section 1.10 FIRPTA Certificates. At the Closing, each of the Sellers shall provide to Buyer a duly executed certificate complying with the requirements of Treas. Reg. 1.1445-2(b) or (c) to the effect that Buyer is not required to withhold from the Consideration under Section 1445 of the Code. In the event that such certificate is not delivered to Buyer by any Seller, Buyer shall be entitled to withhold from the applicable consideration to such Seller any taxes required to be withheld under applicable Law.
     Section 1.11 Withholding. Buyer shall be entitled to withhold from the Consideration payable to any Seller or Optionholder any amounts required by applicable Law to be remitted by Buyer to any Taxing authority. Any amounts so withheld and remitted shall be treated for all purposes under this Agreement as if paid to the Seller or Optionholder that otherwise would have been entitled to receive such amounts.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
     Each Seller, severally and not jointly, represents and warrants to Buyer as follows:
                 Section 2.1 Organization; Etc. Such Seller, if it is not an individual, (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite trust, corporate, limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the ability of such Seller to perform its obligations hereunder.
                 Section 2.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by each such Seller who is not an individual, and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite trust, corporate, limited partnership or limited liability company action, as applicable, on the part of each such Seller who is not an individual and no other trust, corporate or similar actions or proceedings on the part of such Seller is necessary to authorize the execution, delivery and performance by such Seller of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by such Seller or for such Seller to consummate the transactions so contemplated. Each such Seller who is a natural person has the capacity and authority to execute, deliver and perform this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by each such Seller, and to consummate the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, without the necessity of any act or consent of any other person. For each such Seller who is a trust, the trustee has the capacity and authority to execute, deliver and perform this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by each such Seller, and to consummate the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, without the necessity of any act or consent of any other person. This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been, or will be, duly and validly executed and delivered by such Seller and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party, constitutes, or will constitute when executed, a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
                 Section 2.3 Ownership of Equity Interests. As of the date hereof, such Seller owns beneficially and of record the Units and/or Options set forth opposite such Genco Seller’s name and/or the Blocker Interests set forth opposite such Blocker Seller’s name on Schedule 2.3 hereto.

                 Section 2.4 Consents and Approvals; No Violations. Except for the Required Approvals (as defined in Section 4.4), none of the execution, delivery and performance of this Agreement and any other agreements and instruments executed in connection herewith or delivered pursuant hereto by such Seller, nor the consummation by such Seller of the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith or delivered pursuant hereto, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, certificate of incorporation, limited liability company agreement, limited partnership agreement, trust agreement, regulations, bylaws or similar documents, as applicable, of such Seller, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to such Seller under, any contract (written or oral), obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, lease, other instrument or Approval (as defined below) (collectively, "Contracts” and individually, a “Contract”) to which such Seller is a party or by which it or any of its businesses, properties or assets are bound, (c) violate any Order, Law or Permit that is currently in effect applicable to such Seller or its business, properties or assets, or (d) require any permit, license, authorization, certification, tariff, consent, approval, concession or franchise from, action by, filing with or notification to (collectively, “Approvals” and, individually, an “Approval”), any foreign, Federal, state, or local government or regulator or any court, arbitrator, administrative agency, regional transmission organization, the ERCOT Market independent system operator, or commission or other governmental, quasi-governmental, taxing or regulatory (including a stock exchange or other self-regulatory body) authority, official or agency (including a public utility commission, public services commission or similar regulatory body), domestic, foreign or supranational (a “Governmental Authority”), except in the case of clauses (b), (c) and (d) of this Section 2.4, those which would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the ability of such Seller to perform its obligations hereunder, or which become applicable solely as a result of the business or activities in which Buyer is engaged.
                 Section 2.5 Accredited Investors. Such Seller is an “accredited investor” as that term is defined in Regulation D under the Securities Act. Such Seller is receiving the Buyer Common Stock and Buyer Preferred Stock to be issued hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.
                 Section 2.6 Brokers; Finders and Fees. Except as described in Section 4.21, neither such Seller nor its affiliates (other than the Companies) has employed, engaged or entered into a Contract with any investment banker, broker, finder, other intermediary or any other person or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions, finders’ fees or any other fee in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH BLOCKER VEHICLE
     Each Seller through which, as of the date hereof and as indicated on Schedule 2.3, a Blocker holds an indirect interest in Units (each such Seller, a “Blocker Vehicle” and the related Blocker indicated on Schedule 2.3, the “Related Blocker”), severally and not jointly, represents and warrants to the Buyer as follows:
                 Section 3.1 No Other Assets. As of the Closing Date, any such Blocker Vehicle’s Related Blocker shall not own directly or indirectly any material assets or liabilities, including any ownership interests in any person, other than Units and any liabilities or obligations with respect to such Units. Such Blocker Vehicle’s Related Blocker was formed solely for the purpose of holding an indirect interest in Units and has not engaged in any trade, business or similar activity.
                 Section 3.2 Tax Matters. (i) All material Tax Returns required to be filed with respect to such Blocker Vehicle’s Related Blocker have been or will be timely filed in accordance with any applicable Laws, and (ii) all material Taxes due have been or will be paid (whether or not such Taxes are shown as being due on any such Tax Returns).
                 Section 3.3 Percentage Outstanding. On the Closing Date, the percentage of outstanding Units owned by Blockers shall not exceed 18.5% of the outstanding Units.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GENCO
     Genco represents and warrants to Buyer as follows.
                 Section 4.1 Organization; Etc. Each Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate, partnership or limited liability company power and authority, as applicable, to own, lease and operate all of its properties and assets and to carry on its business substantially as it is now being conducted, and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. Genco has all requisite limited liability company power and authority to execute and deliver this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto. As used in this Agreement, the term

"Companies Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence materially adverse to the business, assets, properties, liabilities or condition (financial or otherwise) of the Companies taken as a whole or that, directly or indirectly, prevents or materially impairs or delays the ability of Genco to perform its obligations hereunder; provided, however, that any adverse change or effect attributable to (a) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, Order, protocol or any other Law of or by any Governmental Authority (including, for the avoidance of doubt, the ERCOT Market), (b) changes or developments in national, regional, state or local wholesale or retail markets for power or fuel, including, without limitation, changes in commodity prices, related products, or availability or costs of transportation, (c) changes or developments in national, regional, state or local wholesale or retail electric power prices, (d) system-wide changes or developments in national, regional or state electric transmission or distribution systems, other than changes or developments involving physical damage or destruction thereto, (e) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees) and (f) changes or developments in financial or securities markets or the economy in general shall, in each case, be excluded from such determination to the extent, in the case of clauses (a) through (f), any such Laws, changes and developments do not have a disproportionate adverse effect on the Companies as compared to other entities engaged in the power generation business in any of the relevant geographic areas with respect to such Laws, changes or developments, as applicable. In interpreting the definition of “Companies Material Adverse Effect” with respect to plant outages, the parties agree that the effect of the unplanned plant outages at the Companies from August 31, 2002 to the date of this Agreement did not in and of themselves have a Companies Material Adverse Effect after taking into account all relevant facts and circumstances. Genco has made available to Buyer a true and complete copy of the certificate of formation and Amended and Restated Limited Liability Company Agreement of Genco, dated as of December 15, 2004, as supplemented or amended (the “LLC Agreement”), as currently in effect. Genco has made available to Buyer true and complete copies of the minutes of all meetings or written consents of the members and the boards of managers and any committee thereof of Genco since December 15, 2004.
                 Section 4.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, by the Companies and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite corporate, partnership or limited liability company action, as applicable, on the part of the applicable Company and no other actions or proceedings on the part of any Company are necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by any Company. Other than approvals received on or prior to the date hereof, no vote of the holders of equity interests of Genco is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been, or will be, duly and validly executed and delivered by the applicable Company and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party, constitutes, or will constitute when executed, a valid and binding agreement of such Company, enforceable against such Company in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
                 Section 4.3 Capitalization
     (a) As of the date hereof, the outstanding equity interests of Genco consist of 180,026,000 Units and options to purchase an aggregate of 9,902,801 Units. Section 4.3(a)(i) of the disclosure letter delivered by Genco to Buyer concurrently with the execution hereof (the “Companies Disclosure Letter”) sets forth the name, jurisdiction of incorporation or organization and capitalization of each Company. All outstanding shares of capital stock of or interests in each Company are validly issued, fully paid and nonassessable, and owned by a Company (except in the case of equity interests in Genco) free of preemptive (or similar) rights and free and clear of any security interests, liens, claims, pledges, limitations in voting, dividend or transfer rights, charges or other encumbrances of any nature whatsoever (“Liens”), except for Liens pursuant to the Existing Credit Facilities and as set forth in Section 4.3(a)(i) of the Companies Disclosure Letter. As of the date hereof, except as set forth in Section 4.3(a)(i) of the Companies Disclosure Letter and the first sentence of this Section 4.3(a), there are not (A) any capital stock or other equity interests or voting securities, in any Company issued or outstanding, (B) any securities convertible into or exchangeable or exercisable for shares of any capital stock or equity interests or voting securities in any Company, (C) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts or commitments of any character obligating any Company to issue, transfer or sell any of its capital stock or other equity interests or voting securities, or (D) any equity equivalents, interests in the ownership or earnings or similar rights, or any agreements, arrangements or understandings granting any person any rights in any Company similar to capital stock or other equity interests or voting securities (the items in clauses (A), (B), (C) or (D), collectively, “Company Securities”). Except as set forth in Section 4.3(a)(i) of the Companies Disclosure Letter, none of Genco and its respective affiliates (other than the Companies) owns any Company Securities. Except as set forth in Section 4.3(a)(ii) of the Companies Disclosure Letter, there are no (1) outstanding obligations of any Company to repurchase, redeem or otherwise acquire any Company Securities or (2) outstanding obligations of any Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Company or any other person, including as a result of the transactions contemplated by this Agreement.

     (b) No Company has any direct or indirect equity interest in any person, other than another Company.
     (c) As of the date hereof, the Genco Sellers own of record all outstanding Units. At the Closing Date and prior to the Closing, all of the outstanding Units will be owned beneficially and of record by the Genco Sellers and all of the Blocker Interests of Blockers in respect of which Blocker Sellers are parties to this Agreement (by Joinder or otherwise) will be owned beneficially and of record by the Blocker Sellers.
     (d) Section 4.3(d) of the Companies Disclosure Letter sets forth a true and complete list of each Contract in effect on the date of this Agreement pursuant to which any Indebtedness (as defined below) of any Company in excess of $1,000,000 is outstanding or may be incurred, together with the amount outstanding thereunder as of the date of this Agreement. No Contract pursuant to which any Indebtedness of any Company is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the equityholders of any Company may vote. “Indebtedness” means (A) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including indebtedness evidenced by a note, bond, debenture or similar instrument, (B) obligations required to be classified and accounted for as capital leases on a balance sheet under United States generally accepted accounting principles (“GAAP”), (C) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such person, (D) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements (but for clarification, in all events excluding commodity swaps, caps and similar agreements), (E) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory and (F) guarantees of any of the foregoing of another person. Excluding this Agreement and the transactions contemplated hereby, no event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 4.3(d) of the Companies Disclosure Letter to accelerate, or which does accelerate, the maturity of any such Indebtedness.
     (e) No Company has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan, or any similar plan, device or arrangement (a “Rights Plan”), and the board of managers of Genco has not adopted or authorized the adoption of such a plan, device or arrangement.
                 Section 4.4 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), approval from the NRC of any indirect license transfer deemed to be created by the Acquisition (the “NRC Approval”), approval from the FERC under Section 203 of the Federal Power Act, approval of the Public Utility Commission of Texas (the “PUC”) (if required in the opinion of Buyer’s outside legal counsel), or as set forth in Section 4.4 of the Companies Disclosure Letter (collectively, the “Required Approvals”), none of the execution, delivery and performance of this Agreement by Genco, nor the consummation by Genco of the transactions contemplated by this Agreement and any other agreements and instruments executed in connection herewith or delivered pursuant hereto, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, certificate of incorporation, limited liability company agreement, limited partnership agreement, regulations, bylaws or similar documents, as applicable, of any Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to the Companies under, any Contract to which any Company is a party or by which any Company or its businesses, properties or assets are bound, (c) violate any order, judgment, writ, injunction, decree, settlement, stipulation or award of a Governmental Authority (each an “Order”) or statute, rule or regulation of a Governmental Authority (collectively, “Laws”, and individually, a “Law”) or Permit applicable to any Company or any of its businesses, properties or assets, or (d) require any Approvals from or by any Governmental Authority, except in the case of clauses (b), (c) and (d) of this Section 4.4 for those which would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, or which become applicable solely as a result of the business or activities in which Buyer is engaged.
                 Section 4.5 Reports and Financial Statements
     (a) Since December 15, 2004 (or April 13, 2005 with respect to Holdings and its subsidiaries), Genco and, to the extent applicable, each of the other Companies, has timely filed with the NRC, the PUC and any other Governmental Authority with jurisdiction all material forms, reports, schedules, registrations, declarations and other filings required to be filed by it under all applicable Laws, including the Public Utility Holding Company Act of 1935 (“PUHCA”), the Atomic Energy Act of 1954 (“AEA”) and the Texas Public Utility Regulatory Act, and the respective rules and regulations thereunder (“PURA”), all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations promulgated thereunder. To the Company’s knowledge, as of the date of its filing, Amendment No. 2 to the Registration Statement on Form S-1 of Texas Genco, Inc., filed September 1, 2005 (File No. 333-125524) (the “Form S-1”), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements as of and for the period from July 19, 2004 through December 31, 2004 and unaudited consolidated financial statements as of and for the six-month period ended June 30, 2005 (including the notes related thereto) of Genco included in the Form S-1 complied as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations, was prepared from, and is in accordance with, the books and records of the Companies, which books and records have been maintained, and which financial statements were prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of the Companies as of the dates thereof and the results of their operations, cash flows and changes in financial position for the periods reported (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments that are immaterial to the Companies as a whole). All of the Companies are consolidated for accounting purposes.
     (b) Section 4.5(b) of the Companies Disclosure Letter contains true and complete copies of the audited statements of owners’ assets and statements of owners’ liabilities for South Texas Project and South Texas Project Nuclear Operating Company as of December 31, 2004 and December 31, 2003 and the audited statements of expenses and miscellaneous income of South Texas Project and South Texas Project Nuclear Operating Company for the fiscal years ended December 31, 2004 and December 31, 2003 (collectively, the “STP Financial Statements"). To the Company’s knowledge, each of the STP Financial Statements was prepared from, and is in accordance with, the books and records of South Texas Project, which books and records have been maintained, and which financial statements were prepared, in accordance with the owner’s agreements and FERC’s Uniform System of Accounts prescribed for Public Utilities and Licensees (except as may be indicated therein or in the notes thereto) and, as of their respective dates, fairly presented in all material respects the financial position of South Texas Project as of the dates thereof and the results of their operations, cash flows and changes in financial position for the periods reported.
     (c) Except as set forth in Section 4.5(c) of the Companies Disclosure Letter, the management of Genco (i) is in the process of implementing disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) intended to ensure that material information relating to the Companies is timely made known to the management of Genco by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to Genco’s outside auditors and the audit committee of the board of managers of Genco any fraud, whether or not material, that involves management or other employees who have a significant role in Genco’s internal control over financial reporting. A summary of any such disclosure made by management to Genco’s auditors and audit committee has been made available to Buyer.
                 Section 4.6 Absence of Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2005, or (b) as otherwise disclosed in the audited financial statements of Genco for the period from July 19, 2004 through December 31, 2004 or reflected in the notes thereto, in the unaudited interim financial statements of Genco for the six-month period ended June 30, 2005 or reflected in the notes thereto, or in the Companies Disclosure Letter, or in the Form S-1, no Company has incurred any liabilities, debts or obligations of any nature (whether direct, indirect, accrued, asserted, unasserted, contingent, known or unknown, determined or determinable, matured or unmatured or otherwise) in excess of $10,000,000, individually or in the aggregate, that would be required to be reflected or reserved against in the consolidated balance sheet of

Genco prepared in accordance with GAAP as used in preparing the June 30, 2005 balance sheet.
                 Section 4.7 Absence of Certain Changes. Except as set forth in the Companies Disclosure Letter, since June 30, 2005 and until the date of this Agreement, the Companies have conducted their businesses only in the ordinary course and in a manner consistent with past practice. Except as set forth in the Companies Disclosure Letter, since June 30, 2005 there has not been any state of facts, change, development, event, effect, condition or occurrence that has or would reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. Since June 30, 2005 and until the date of this Agreement, except as (i) specifically contemplated by this Agreement, (ii) disclosed in the Form S-1 or (iii) set forth in the Companies Disclosure Letter, there has not occurred any action, development, event or occurrence or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Buyer under Section 6.1.
                 Section 4.8 Litigation. Except as set forth in Section 4.8 of the Companies Disclosure Letter, or disclosed in the Form S-1, there is no litigation, suit, claim, action, administrative, arbitral or other proceeding, inquiry, audit, hearing petition, grievance, complaint or governmental or regulatory investigation (each an “Action”) pending or, to the knowledge of the Companies, threatened against any Company, nor are there any outstanding Orders that affect or bind any Company or its businesses, properties or assets that would reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. To the Companies’ knowledge as of the date hereof, (i) there are no Actions pending or threatened by any Company against any of the Sellers, and (ii) no basis exists for any such Action.
                 Section 4.9 Compliance with Law
     (a) Each Company is, and since December 15, 2004 (or April 13, 2005 with respect to Holdings and its subsidiaries), each Company has been, in compliance with all applicable Laws and none of the Companies has received any notice (including through any Action), and there has been no Action filed, commenced or, to the knowledge of the Companies, threatened against any Company, alleging any violation of Law, except for any noncompliance or violation that would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect.
     (b) Except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, (1) the Companies hold all Approvals, authorizations, certificates, licenses, consents and permits of Governmental Authorities (“Permits”) necessary for the Companies to own, lease and operate their respective properties and assets and to carry on their respective businesses as currently conducted, and (2) all such Permits are in full force and effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, (1) since December 15, 2004 (or April 13, 2005 with respect to Holdings and its subsidiaries) there has occurred no breach of or default under (with or without notice or lapse of time or both) any such Permit, and none of the Companies has received any notice (including through any Action) of any such breach or default, and (2) to the knowledge of any Company, there has been no Action filed, commenced or threatened against it, alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or impose any fine, penalty or other sanctions for violation of any Laws relating to any Permit.
                 Section 4.10 Employee Benefit Plans
     (a) Section 4.10(a)(i) of the Companies Disclosure Letter sets forth, a true and complete list of all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including multi-employer plans within the meaning of Section 3(37) of ERISA, and all stock purchase, stock option, employment, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit or fringe benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of any Company (the “Company Employees”) has any present or future right to benefits and which are maintained or sponsored by or with respect to which contributions are made by any Company in any such case, for the benefit of Company Employees, or (ii) any Company has had or has any present or future liability (collectively, the “Company Plans” and individually, the “Company Plan”). With respect to each Company Plan, Genco has made available to Buyer true and complete copies, to the extent applicable, of (i) the most recent Company Plan documents and any amendments thereto, (ii) the most recent summary plan description and all related summaries of material modifications, if any, (iii) for any Company Plan intended to be qualified under Section 401(a) of the Code, a copy of the most recent favorable determination letter received from the Internal Revenue Service (the “IRS”), or, if no such letter exists, a copy of the filing for a favorable determination letter, and (iv) for the most recent year (A) the annual report on Form 5500 filed with the IRS, (B) audited financial statements, and (C) actuarial valuation reports.
     (b) Since December 15, 2004, all Company Plans and their related trusts have been and are, in all material respects, maintained in accordance with, other than as set forth on Section 4.10(b) of the Companies Disclosure Schedule, each such Company’s Plan’s terms and in operation in compliance with applicable requirements of ERISA, the Code, and all other applicable Law. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code either (i) has applied to the IRS for a favorable determination letter prior to the expiration of the requisite period under the applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or (ii) is so qualified and has been determined to be so qualified by the IRS and, to the knowledge of the Companies, there are no facts which would adversely affect the qualified status of any such Company Plan. Except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, no event has occurred and no condition exists that would subject any of the Companies or Buyer, either directly or by reason of the Companies’ affiliation with any ERISA Affiliate (as defined below), to any tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law. Since December 15, 2004, no Form 5500 has been required to be filed with respect to a Company Plan as of the date hereof. Except as otherwise contemplated by this Agreement, there is no present intention that any Company Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Company Plan at any time within the 12 months immediately following the date of this Agreement.
     (c) Except as set forth on Section 4.10(c) of the Companies Disclosure Letter, no Company Plan or employee pension plan within the meaning of Section 3(2) of ERISA maintained by any of the Companies, or any entity that is required to be treated as a single employer together with the Companies under Section 414 of the Code (“ERISA Affiliate”) that is subject to Section 412 of the Code (each, a “Company Pension Benefit Plan”) has had an “accumulated funding deficiency” (as such term is defined in Section 412 of the Code and in Section 303 of ERISA), that remains unsatisfied, whether or not waived, and no unsatisfied liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred with respect to any such plan by any Company.
     (d) Since December 15, 2004, none of the Companies nor any ERISA Affiliate contributes to or has or had any liability (including withdrawal liability as defined in Section 4201 of ERISA) under, or with respect to, any multiemployer plan within the meaning of Section 3(37) of ERISA that remains unsatisfied.
     (e) Since December 15, 2004, (i) the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (“COBRA”) have been complied with in all material respects by each such Company Plan that is an employee welfare benefit plan, within the meaning set forth in Section 3(1) of ERISA (“Employee Welfare Benefit Plan”), subject to COBRA, and (ii) except as set forth in Section 4.10(e) of the Companies Disclosure Letter, none of the Companies has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any of the Companies, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.
     (f) Except as set forth in Section 4.10(f) of the Companies Disclosure Letter, since December 15, 2004, (i) no such Company Plan that is a Company Pension Benefit Plan has been completely or partially terminated or been the subject of a “reportable event” within the meaning of Section 4043 of ERISA, (ii) no proceeding by the PBGC to terminate any such Company Pension Benefit Plan has been instituted or threatened and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

     (g) With respect to each Company Plan, since December 15, 2004, (i) there has been no prohibited transaction within the meaning of Section 406 of ERISA and Section 4975 of the Code, and no fiduciary within the meaning of Section 3(21) of ERISA has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Company Plan, and (ii) except as set forth in Section 4.10(g) of the Companies Disclosure Letter, no Action involving any Company Plan (other than routine claims for benefits) is pending or threatened, and, to the knowledge of the Companies or employees of the Companies with responsibility for employee benefits matters, there is no basis for any such Action.
     (h) Except as set forth in Section 4.10(h) of the Companies Disclosure Letter, no Company Plan is a split-dollar life insurance program or provides for loans to executive officers of the Companies (within the meaning of the Sarbanes-Oxley Act of 2002).
     (i) Except as set forth in Section 4.10(i) of the Companies Disclosure Letter, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (iii) limit or restrict the right of any Company to merge, amend or terminate any of the Company Plans, (iv) cause any Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code.
                 Section 4.11 Labor and Employment Matters. Except as set forth in Section 4.11 of the Companies Disclosure Letter, as of the date of this Agreement there are no collective bargaining agreements or other labor Contracts relating to any Company or covering any Company Employee to which any Company is a party or by which it is bound, and, except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, there are no (a) Actions or Orders pending or, to the knowledge of any Company, threatened, in each case relating to Company Employees or employment practices or asserting that any Company has committed an unfair labor practice or is seeking to compel any Company to bargain with any labor union or labor organization, (b) pending or, to the knowledge of any Company, threatened labor strikes or other labor troubles affecting any Company, (c) labor strikes, disputes, walk-outs, work stoppages, slow-downs, lockouts, arbitrations or grievances involving any Company (and there has been none with respect to any Company or the Business since December 15, 2004), (d) representation questions respecting any of the Company Employees (and there has been none with respect to any Company or the Business since December 15, 2004), (e) to the knowledge of any Company, campaigns conducted to solicit cards from Company Employees to authorize representation by a labor organization or (f) unfair labor practices, charges or complaints or Orders seeking to compel any Company to bargain with any labor union or labor organization. Each Company is in compliance in all material respects with all collective bargaining agreements and all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.
                 Section 4.12 Taxes. Since December 15, 2004 with respect to each of the Companies (other than Holdings and its subsidiaries), and since April 13, 2005 with respect to Holdings and its subsidiaries, and except as set forth in Section 4.12 of the Companies Disclosure Letter:
     (a) With respect to each Company, (i) all material Tax Returns required to be filed have been or will be timely filed in accordance with any applicable Laws, and (ii) all material Taxes due have been or will be paid (whether or not such Taxes are shown as being due on any Tax Returns).
     (b) With respect to each Company, (i) there is no material action, suit, proceeding, audit, written claim or assessment pending or proposed with respect to Taxes or with respect to any Tax Return, (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Returns which remain in effect, and (iii) there are no material Liens for Taxes upon the assets of any Company, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.
     (c) None of the Companies (i) is currently or has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by contract or otherwise.
     (d) None of the Companies is a party to, bound by or has any obligation under, any Tax sharing, Tax indemnity or similar contract.
     (e) Each Company has withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.
     (f) No property of any Company is property that any Company or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986).

     (g) None of the Companies has been a party to any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
     (h) None of the Companies has engaged in any “reportable transactions” within the meaning of Treas. Reg. §1.6011-4(b).
     (i) Each of the Companies which is formed as a partnership, limited partnership, limited liability company or limited liability partnership is treated as a partnership for all federal, state and local income Tax purposes and has not made an election to be treated as an association for federal income tax purposes, except for such Companies which are disregarded, for such purposes, as separate from the owner of all the outstanding equity interests in such Company.
     (j) For purposes of this Agreement, “Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind, and any charges, interest, additions to tax, or penalties imposed by any Governmental Authority, and “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
                 Section 4.13 Title, Ownership and Related Matters. Each Company has good title to, or rights by license, lease or other agreement to use, all properties and assets (or rights thereto) (other than cash, cash equivalents and securities and except as contemplated in this Agreement) necessary to permit each Company to conduct its business as currently conducted, except as set forth in Section 4.13 of the Companies Disclosure Letter or otherwise where the failure to have such title or rights would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. Without limiting the generality of the foregoing:
     (a) Section 4.13(a)(i) of the Companies Disclosure Letter lists and identifies the owner of all material real property and material interests in real property owned by each Company (such real property and interests in real property, together with all the buildings, improvements, structures and fixtures now or subsequently located on the fee property owned by each Company (excluding those structures and fixtures for which title was retained by Reliant Resources, Inc. (“RRI”) in the vesting deeds (“RRI Retained Structures”), and such buildings, improvements, structures and fixtures now or subsequently located on the property a non-fee interest in which is owned by each Company that were either (i) conveyed to such Company by RRI in the vesting deed or easement or (ii) built by or for such Company or its predecessors (excluding RRI Retained Structures) (collectively, the “Owned Real Property”). For purposes of this Section 4.13(a) only, each Company’s “predecessors” shall include Genco Holdings, CenterPoint, Reliant Energy, Incorporated, Houston Lighting & Power Company and all other predecessors in title of each such entity with respect to the Real Property. Section

4.13(a)(ii) of the Companies Disclosure Letter lists all material agreements other than easements or rights of way (together with any amendments, modifications or supplements thereto, the “Leases”) pursuant to which any Company leases, subleases, licenses or otherwise occupies (whether as landlord, tenant, subtenant or other occupancy arrangement) any real property or interest in real property that is material to the Business taken as a whole (collectively, the “Leased Real Property”, together with the Owned Real Property, the “Real Property”) and identifies the Company party thereto. With respect to each of the Real Property, except as set forth in Section 4.13(a)(iii) of the Companies Disclosure Letter and except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect:
               (i) the identified owner of each parcel of Owned Real Property has good, valid and indefeasible fee simple title to the Owned Real Property that consists of fee property as contrasted with some lesser estate therein, and the identified owner of each parcel of Owned Real Property that does not consist of fee property has good title to such Owned Real Property, free and clear of all Liens other than (A) Liens for current taxes and assessments not yet due and payable, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Companies consistent with past practice, and (D) all Liens and other imperfections of title and encumbrances which would not reasonably be expected to materially interfere with the conduct of the Business, taken as a whole (collectively, “Permitted Liens”);
               (ii) each Leased Real Property is held subject to a Lease that is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, each Company, as applicable, has good and valid title to the leasehold estate in the Leased Real Property, free and clear of any Liens other than Permitted Liens;
               (iii) there are no pending or, to the knowledge of the Companies, threatened condemnation, expropriation or taking proceedings against the Real Property; and
               (iv) there are no outstanding options or rights of first refusal to purchase or lease the Real Property, or any portion thereof or interest therein.
     (b) Section 4.13(b) of the Companies Disclosure Letter sets forth a true and complete list of all material real property or material interests in real property sold, leased, transferred or disposed of since December 15, 2004.
     (c) Except as set forth in Section 4.13(c) of the Companies Disclosure Letter or as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, (1) all of the Companies’ properties, rights and assets are in good operating condition and repair, subject to continued repair and replacement consistent with past practice, and (2) there are no structural defects in any such properties, rights and assets.

                 Section 4.14 Environmental. Except as set forth in Section 4.14 of the Companies Disclosure Letter, or as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect:
     (a) The Companies are in compliance with all applicable Environmental Laws, and no Company has received any written communication from any Governmental Authority that alleges that any of the Companies is not in compliance with applicable Environmental Laws.
     (b) Each Company has obtained and possesses all environmental, health and safety Permits, including all air emissions allowances and water rights (collectively, the “Environmental Permits”) necessary for the construction and operation of its facilities or the conduct of its business, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending approval by any Governmental Authority, and the Companies are in compliance with all terms and conditions of the Environmental Permits.
     (c) There is no Environmental Claim (as defined below) (i) pending or, to the knowledge of the Companies, threatened against any Company or (ii) to the knowledge of the Companies, pending or threatened against any real or personal property or operations that any Company owns, leases or uses, in whole or in part, including any off-site facility used by any Company for the treatment, storage and disposal of any Hazardous Substance.
     (d) To the knowledge of the Companies, there has been no Release (as defined below) of any Hazardous Substance (as defined below) that has formed or would reasonably be expected to form the basis of (i) any Environmental Claim against any Company or against any person whose liability for such claim the Companies has or may have retained or assumed, either by operation of Law or by Contract, or (ii) any requirement on the part of any Company to undertake Remedial Action.
     (e) To the knowledge of the Companies, each Company has disclosed to Buyer all facts which such Company reasonably believes form the basis of (i) any Environmental Claims with liability in excess of $25,000,000 in the aggregate against any such Company or (ii) any obligation of any such Company currently required, or known to be required in the future, to incur costs in excess of $25,000,000 in the aggregate for pollution control equipment or environmental remediation under, or otherwise to comply with, applicable Environmental Laws.
     For purposes of this Agreement:
   ”Environmental Claim” means any and all Actions, demands, demand letters, directives, Liens or notices of noncompliance or violation by any person (including any Governmental Authority) alleging potential liability (including potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Substances at any location, whether or not owned, operated, leased or managed by the Companies or joint ventures; (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all Actions by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances;
   ”Environmental Law” means all Laws relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health and safety as it relates to the environment, including Laws relating to Releases or threatened Releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented to the date of this Agreement;
   ”Hazardous Substance” means any substance listed, defined or classified as hazardous, toxic or radioactive pursuant to any applicable Environmental Law, including petroleum and any derivative or by-product thereof, and any other substance regulated pursuant to, or the presence or exposure to which may form the basis for liability under, any applicable Environmental Law;
   ”Release” means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, or leaching into the environment, or into or out of any property owned, operated or leased by the applicable party; and
   ”Remedial Action” means all actions, including any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substance in the environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (d) bring the applicable party into compliance with any Environmental Law.
                 Section 4.15 Intellectual Property. Except as set forth in Section 4.15 of the Companies Disclosure Letter, or as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect: (i) the Companies own or have the valid right to use all the Intellectual Property necessary or desirable to conduct their businesses as currently conducted and consistent with past practice free and clear of all Liens; (ii) the Company IP is valid, enforceable and unexpired, has not been abandoned, and does not infringe, impair, misappropriate, dilute, make unauthorized use of, or otherwise violate (“Infringe”) the Intellectual Property of any third party and is not being Infringed by any third party; (iii) no Action or Order is outstanding or pending, or to the knowledge of the Companies, threatened that seeks to cancel, limit or challenge the ownership, use, value, validity or enforceability of any Company IP, and to the knowledge of the Companies, there is no valid basis for same; (iv) each Company has taken all necessary steps (including executing non-disclosure and intellectual property assignment agreements and filing for statutory protections) to protect, preserve, police, maintain and safeguard the value, validity and their ownership of its Company IP, including any material confidential Company IP; and (v) each Company has executed all appropriate agreements with current and past employees, contractors and agents to assign to the Companies all of their right, title and interest in any Company IP.
                 Section 4.16 Contracts. Section 4.16 of the Companies Disclosure Letter contains a true and complete list as of the date hereof of the following Contracts to which any Company is a party or by which any Company properties are bound or affected as of the date of this Agreement:
     (a) Contracts containing covenants restricting the payment of dividends or limiting the freedom in any material respect of any Company or any of their respective affiliates to engage in any line of business or compete with any person or operate at any location;
     (b) Joint venture agreements and limited liability company agreements, partnership agreements or similar agreements with third parties;
     (c) Contracts (other than Derivative Products) involving expenditures (capital or otherwise), liabilities or revenues to the Companies which are reasonably expected to be in excess of $10,000,000 per annum or $50,000,000 in the aggregate;
     (d) Contracts (other than Derivative Products) with terms of one year or longer, unless expenditures, liabilities or revenues to the Companies are not reasonably expected to be in excess of $5,000,000 per annum;
     (e) Derivative Products involving expenditures, liabilities or revenues to the Companies which are reasonably expected to be in excess of $50,000,000 in the aggregate, including any verbal confirmations of such Derivative Products not yet subject to a written confirmation, including identification of any such counterparty granted a second priority lien in some or all of the Companies’ assets;
     (f) Each lease of personal property (i) requiring lease payments equal to or exceeding $1,000,000 per annum or (ii) the loss of which would reasonably be expected to, individually or in the aggregate with other such losses, have a Companies Material Adverse Effect;
     (g) The Second Amended and Restated Decommissioning Master Trust Agreement for the South Texas Project made August 31, 2002, by and between Holdings and Mellon Bank, N.A., and the Texas Genco, LP Decommissioning Master Trust Agreement No. 2 for the South Texas Project made May 19, 2005, by and among AEP Texas Central Company, Texas Genco, LP and Mellon Bank, N.A. (the “Decommissioning Trust Agreements”) and all Contracts related thereto;
     (h) Contracts for the purchase or sale of coal that either are for durations of more than one year from the date of this Agreement or contemplate aggregate volume in excess of 1,000,000 tons for each applicable generating facility and/or Contracts for the transportation of coal for which delivery is required on or after January 1, 2006;
     (i) Contracts for the purchase, sale and lease of railcars;
     (j) the Transaction Agreement, among CenterPoint Energy, Inc. and Genco (formerly known as GC Power Acquisition LLC), among others, dated as of July 21, 2004 (the “Transaction Agreement”); and
     (k) Contracts otherwise material to the Companies.
Notwithstanding anything herein to the contrary, the foregoing shall not include (x) Contracts entered into by STPNOC in its capacity as agent for the owners of STP, and (y) Contracts entered into prior to April 14, 2005 by both STPNOC and the owners of STP in their capacity as such, except to the extent the Company has knowledge of such Contracts. True and complete copies of the written Contracts required to be identified in Sections 4.3(d), 4.11, 4.16, 4.17, 4.19 and 4.20 of the Companies Disclosure Letter (all such Contracts, whether now or hereafter existing, collectively, the “Company Contracts”) (and true and complete written summaries of any such oral Contracts) have been made available to Buyer, except as set forth in Section 4.16 of the Companies Disclosure Letter. Section 4.16 of the Companies Disclosure Letter includes notations identifying Derivative Products under which the counterparty has a mark-to-market exposure to the Companies of $10 million or more as of September 26, 2005 and which have an adequate assurances or ratings trigger clause that could allow the counterparty to demand that Genco provide collateral under certain circumstances.
Except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, no Company is and, to the knowledge of the Companies, no other party is in default under, or in breach or violation of, any Company Contract and, to the knowledge of the Companies, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any Company (in each case, with or without notice or lapse of time or both) connection with, any Company Contract, and each Company Contract is valid, binding and enforceable against the applicable Company in accordance with its terms and is in full force and effect.
As of the date of this Agreement, the Transaction Agreement is in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against Genco and, to the knowledge of Genco, each other party thereto. Except as set forth in Section 4.16-A of the Companies Disclosure Letter, as of the date hereof, there is not currently pending, nor to the knowledge of the Company threatened, any action, suit, claim or proceeding arising from or relating to the Transaction Agreement.
                 Section 4.17 Insurance. Section 4.17 of the Companies Disclosure Letter contains a true and complete list of the insurance policies and fidelity bonds of or for the benefit of any Company or its assets, businesses, operations, employees, officers or directors (the “Company Insurance Policies”). Each of the Company Insurance Policies is valid, enforceable, existing and binding, and the premiums due thereon have been timely paid. There are no outstanding unpaid claims under any of the Company Insurance Policies with respect to any Company, except in the ordinary course of business consistent with past practice. Since December 15, 2004 (or June 30, 2005 with respect to Holdings and its subsidiaries), no Company has received notice of cancellation, termination or non-renewal of any Company Insurance Policy or has been denied insurance coverage. The Company Insurance Policies are sufficient for compliance with applicable Law and all Contracts to which any of the Companies is a party or by which it or any of its assets are bound, and are in such amounts, against such risks and losses, and on such terms and conditions as are consistent with industry practice in the business of each Company.
                 Section 4.18 Regulatory Matters
     (a) General. The Companies are subject to regulation (i) under the AEA as a licensee or the owner of a licensee, (ii) under Texas utility Law as a “power generation company” (as such term is defined under PURA), and (iii) under the ERCOT protocols as a “resource entity” (as such term is defined in the ERCOT protocols). Except as set forth in the immediately preceding sentences, the Companies are not subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any Governmental Authority.
     (b) STP Compliance. Except as set forth in Section 4.18(b) of the Companies Disclosure Letter, the operation of the South Texas Project is and has since April 13, 2005 been conducted in compliance in all material respects with applicable health, safety, regulatory and other legal requirements. Such legal requirements include, but are not limited to, the NRC Facility Operating Licenses for the South Texas Project

issued pursuant to 10 C.F.R. Chapter I, and all regulations, requirements and Orders related in any way thereto; and all obligations of the owners of South Texas Project pursuant to contracts with the United States Department of Energy for the disposal of spent nuclear fuel and high-level radioactive waste, and any Laws of the State of Texas or any agency thereof. Except as set forth in Section 4.18(b) of the Companies Disclosure Letter, as of the date of this Agreement, to the knowledge of the Companies, the operations of the South Texas Project are not the subject of any outstanding notice of violation or material request for information from the NRC or any other agency with jurisdiction over such facility. The South Texas Project maintains, and is in compliance in all material respects with, emergency plans designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials.
     (c) Exempt Wholesale Generator Status. Each of Texas Genco, LP (“Genco LP”) and Texas Genco II, LP (“Genco II LP”) is, and has been determined by order of the Federal Energy Regulatory Commission (“FERC”) to be, an Exempt Wholesale Generator (“EWG”), and neither such order nor Genco LP’s or Genco II LP’s status as an EWG under PUHCA is the subject of any pending or, to the knowledge of the Companies, threatened judicial or administrative proceeding to revoke or modify such status. To the knowledge of the Companies, there are no facts that are reasonably likely to cause either Genco LP or Genco II LP to lose its status as an EWG under PUHCA.
     (d) Qualified Decommissioning Fund. Except as set forth in Section 4.18(d) of the Companies Disclosure Letter and since April 13, 2005:
               (i) With respect to all periods prior to the Closing Date: (i) Genco’s Qualified Decommissioning Fund consists of one or more trusts that are validly existing and in good standing under the laws of its jurisdiction of formation with all requisite authority to conduct its affairs as it now does; (ii) Genco’s Qualified Decommissioning Fund satisfies the requirements necessary for such fund to be treated as a “Nuclear Decommissioning Reserve Fund” within the meaning of Code Section 468A(a) and as a “Nuclear Decommissioning Fund” and a “Qualified Nuclear Decommissioning Fund” within the meaning of Treas. Reg. Section l.468A-l(b)(3); (iii) Genco’s Qualified Decommissioning Fund is in compliance in all material respects with all applicable rules and regulations of any Governmental Authority having jurisdiction, including the NRC, the PUC and the IRS, (iv) Genco’s Qualified Decommissioning Fund has not engaged in any acts of “self-dealing” as defined in Treas. Reg. Section 1.468A-5(b)(2); (v) no “excess contribution”, as defined in Treas. Reg. Section 1.468A-5(c)(2)(ii), has been made to Genco’s Qualified Decommissioning Fund which has not been withdrawn within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i); and (vi) except as set forth in Section 4.18(d) of the Companies Disclosure Letter, Genco has made timely and valid elections to make annual contributions to Genco’s Qualified Decommissioning Fund since its inception and Genco has heretofore delivered copies of such elections to Buyer. As used in this Agreement, the term “Qualified Decommissioning Fund” means all amounts contributed to qualified funds for administrative costs and costs incurred in connection with the entombment, dismantlement, removal and disposal of the structures, systems and components of a unit of common facilities, including all costs incurred in connection with the preparation for decommissioning, such as engineering and other planning expenses incurred with respect to the unit of common facilities after actual decommissioning occurs, such as physical security and radiation monitoring expenses, as part of Genco LP’s cost of service required by PURA or as approved by the PUC.
               (ii) Genco has heretofore delivered to Buyer a copy of Genco’s Decommissioning Trust Agreements as in effect on the date of this Agreement.
               (iii) With respect to all periods prior to the Closing Date, (i) Genco and/or Mellon Bank, N.A., the Trustee of Genco’s Qualified Decommissioning Fund (the “Trustee”) has/have filed or caused to be filed with the NRC, the IRS and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by Genco and/or the Trustee of Genco’s Qualified Decommissioning Fund; and (ii) there are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that may affect amounts that Buyer may contribute to Genco’s Qualified Decommissioning Fund or may require distributions to be made from Genco’s Qualified Decommissioning Fund. Genco has delivered to Buyer a copy of the schedule of ruling amounts most recently issued by the IRS for Genco’s Qualified Decommissioning Fund and a complete copy of the request that was filed with the IRS to obtain such schedule of ruling amounts and a copy of any pending request for revised ruling amounts, in each case together with all exhibits, amendments and supplements thereto.
               (iv) Genco has made available to Buyer a statement of assets and liabilities prepared by the Trustee for Genco’s Qualified Decommissioning Fund as of December 31, 2004 and as of June 30, 2005 and will make such a statement available as of the most recently available month end preceding the Closing, and they fairly presented and will fairly present as of such dates the financial position of each of Genco’s Qualified Decommissioning Funds. Genco has made available to Buyer information from which Buyer can determine the Tax basis of all assets in Genco’s Qualified Decommissioning Fund and will make such a statement available as of the most recently available month end preceding the Closing.
               (v) Genco has made available to Buyer all material contracts and agreements to which the Trustee, in its capacity as such, is a party.
     (e) Nonqualified Decommissioning Funds. Except as set forth in Section 4.18(e) of the Companies Disclosure Letter:
               (i) With respect to all periods since April 13, 2005 and prior to the Closing Date, (A) Genco’s Nonqualified Decommissioning Funds are trusts validly existing and in good standing under the laws of its jurisdiction of formation with all requisite authority to conduct its affairs as it now does, (B) Genco’s Nonqualified Decommissioning Funds are in full compliance in all material respects with all applicable rules and regulations of any Governmental Authority, including the NRC and the PUC and (C) Genco’s Nonqualified Decommissioning Funds are classified as grantor trusts owned by the Genco under Section 671 to 677 of the Code. As used in this Agreement, the term “Nonqualified Decommissioning Funds” means the nonqualified funds, as determined by the Trustee and Genco LP, established and maintained under the Decommissioning Trust Agreement for decommissioning South Texas Project Unit No. 1, South Texas Project Unit No. 2 and the common facilities to which monies are contributed, which nonqualified funds are not subject to the conditions and limitations of Section 468A of the Code.
               (ii) Genco and the Trustee of Genco’s Nonqualified Decommissioning Funds have filed or caused to be filed with the NRC and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them with respect to all periods since April 13, 2005.
               (iii) Genco has made available to Buyer a statement of assets and liabilities prepared by the Trustee for Genco’s Nonqualified Decommissioning Funds as of December 31, 2004 and as of June 30, 2005 and will make such a statement available as of the end of the most recently available month end preceding the Closing, and they fairly presented and will fairly present as of such dates the financial position of each of Genco’s Nonqualified Decommissioning Funds.
               (iv) Genco has made available to Buyer all material contracts and agreements to which the Trustee of Genco’s Nonqualified Decommissioning Funds, in its capacity as such, is a party.
     (f) Foreign Ownership, Control or Influence. Each officer and manager of Genco is a U.S. citizen.
                 Section 4.19 Affiliate Transactions. Except as set forth in Section 4.19 of the Companies Disclosure Letter, there are no Contracts or transactions between any Company, on the one hand, and any (A) Company affiliates (other than the Companies), on the other hand, other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arms-length basis that is not material to the Company, or (B) (i) officer, manager or director of any Company or its affiliates, or (ii) affiliate of any such officer, manager or director, on the other hand, in each case in this clause (B) except those of a type available to Company Employees generally and other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm’s-length basis or that is not material to the Company (all Contracts and transactions referred to in clauses (A) or (B), whether entered into before or after the date hereof, “Company Affiliate Contracts”).

                 Section 4.20 Derivative Products
     (a) Since December 15, 2004, no Company has engaged in any “round trip”, “sale/buyback” or “wash” trading or any similar transaction.
     (b) For purposes of this Agreement, “Derivative Product” means (i) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity (including capacity and ancillary services products related thereto), natural gas, crude oil, coal and other commodities, emissions allowances, renewable energy credits, currencies, interest rates and indices and (ii) forward contracts for delivery of electricity (including capacity and ancillary services products related thereto), natural gas, crude oil, petcoke, lignite, coal and other commodities and emissions and renewable energy credits.
                 Section 4.21 Brokers; Finders and Fees. Except for fees to the entities described in Section 4.21 of the Companies Disclosure Letter, which fees will be paid by Genco, none of the Companies and their respective controlled affiliates has employed, engaged or entered into a Contract with any investment banker, broker, finder, other intermediary or any other person or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions, finders’ fees or any other fee in connection with this Agreement or the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Sellers and Genco as follows:
                 Section 5.1 Organization; Etc. Buyer (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as it is now being conducted, and to execute and deliver this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. As used in this Agreement, the term “Buyer Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence materially adverse to the business, assets, properties, liabilities or condition (financial or otherwise) or results of operations of the Buyer and its subsidiaries taken as a whole or that, directly or indirectly, prevents or materially impairs or delays the ability of Buyer to perform its obligations hereunder; provided, however, that any adverse change or effect attributable to (a) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, Order, protocol or any other Law of or by any Governmental Authority, (b) changes or developments in national, regional, state or local wholesale or retail markets for power or fuel, including, without limitation, changes in commodity prices, related products, or availability or costs of transportation (c) changes or developments in national, regional, state or local wholesale or retail electric power prices, (d) system-wide changes or developments in national, regional or state electric transmission or distribution systems, other than changes or developments involving physical damage or destruction thereto, (e) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees), and (f) changes or developments in financial or securities markets or the economy in general, shall, in each case, be excluded from such determination to the extent, in the case of clauses (a) through (f), any such Laws, changes and developments do not have a disproportionate adverse effect on the Buyer and its subsidiaries as compared to other entities engaged in the power generation business in any of the relevant geographic areas with respect to such Laws, changes or developments, as applicable.
                 Section 5.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, by Buyer and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite corporate and stockholder action on the part of Buyer and no other corporate actions or proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by Buyer or to consummate the transactions so contemplated. This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been, or will be, duly and validly executed and delivered by Buyer and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party (other than an affiliate of Buyer), constitutes, or will constitute when executed, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The shares of Buyer Common Stock issuable pursuant to Article I have been duly authorized for issuance and, if Buyer elects to satisfy a portion of the Consideration through the issuance of the Buyer Preferred Stock, the shares of Buyer Preferred Stock issuable pursuant to Article I will be, as of the Closing Date, duly authorized for issuance and, when issued and delivered in accordance with the provisions of this Agreement, all such shares of Buyer Common Stock and Buyer Preferred Stock will be validly issued and fully paid and nonassessable, and the issuance of such shares will not be subject to preemptive or other similar rights.
                 Section 5.3 Capitalization
     (a) As of the date hereof, the authorized and outstanding equity interests of Buyer consist of the following: (1) 500,000,000 shares of Buyer Common Stock, of which (i) 80,701,198 shares are issued and outstanding, (ii) 19,346,788 are held by Buyer as treasury stock, (iii) 4,000,000 shares are reserved for future issuance to employees pursuant to outstanding stock options under Buyer’s Long-Term Incentive Plan, (iv) 8,670,000 shares are reserved for future issuance in connection with Buyer’s Accelerated Share Repurchase program with respect to Buyer’s 3.625% Convertible Perpetual Preferred Stock, and (v) 13,075,986 shares are reserved for future issuance upon conversion of Buyer’s 4.0% Convertible Perpetual Preferred Stock and (2) 10,000,000 shares of preferred stock, par value $0.01 per share, of which (i) 420,000 shares are designated as “4.0% Convertible Perpetual Preferred Stock”, 420,000 shares of which are issued and outstanding and (ii) 250,000 shares are designated as “3.625% Convertible Perpetual Preferred Stock”, 250,000 shares of which are issued and outstanding. All outstanding shares of capital stock of or interests in each of Buyer and its subsidiaries are validly issued, fully paid and nonassessable, and, other than shares of Buyer, owned by Buyer or its subsidiaries free of preemptive (or similar) rights and free and clear of any Liens, except as set forth in Section 5.3(a) of the disclosure letter delivered by Buyer to Genco concurrently with the execution hereof (the “Buyer Disclosure Letter”). As of the date hereof, except as set forth in Section 5.3(a) of the Buyer Disclosure Letter or in this Section 5.3(a), there are not (A) any capital stock or other equity interests or voting securities, in Buyer or any subsidiary issued or outstanding, (B) any securities convertible into or exchangeable or exercisable for shares of any capital stock or equity interests or voting securities in Buyer or any subsidiary, (C) any subscriptions, options, warrants, calls, rights, convertible securities or other Contract or commitments of any character obligating Buyer or any subsidiary to issue, transfer or sell any of its capital stock or other equity interests or voting securities, or (D) any equity equivalents, interests in the ownership or earnings or similar rights, or any agreements, arrangements or understandings granting any person any rights in Buyer or any subsidiary similar to capital stock or other equity interests or voting securities (the items in clauses (A), (B), (C) or (D), collectively, “Buyer Securities”). There are no (1) outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any Buyer Securities or (2) outstanding obligations of Buyer to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other company or any other person, including as a result of the transactions contemplated by this Agreement. At the Closing, Buyer will convey good and valid title to the shares of Buyer Common Stock and Buyer Preferred Stock constituting the Common Stock Consideration and Preferred Stock Consideration to the Sellers and Optionholders, free and clear of any Liens.

     (b) Except as set forth in Section 5.3(b) of the Buyer Disclosure Letter, Buyer has no direct or indirect equity interest in any person, other than its subsidiaries.
     (c) Section 5.3(c) of the Buyer Disclosure Letter sets forth a true and complete list of each Contract in effect on the date of this Agreement pursuant to which any Indebtedness of Buyer or any subsidiary in excess of $50,000,000 is outstanding or may be incurred, together with the amount outstanding thereunder as of the date of this Agreement. No Contract pursuant to which any Indebtedness of Buyer is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Buyer may vote. No event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 5.3(c) of the Buyer Disclosure Letter to accelerate, or which does accelerate, the maturity of any such Indebtedness.
     (d) Buyer does not have in effect any Rights Plan, and the board of directors of Buyer has not adopted or authorized the adoption of such a plan, device or arrangement.
                 Section 5.4 Consents and Approvals; No Violations. Except for the applicable requirements of the HSR Act, NRC Approval, approval from the FERC under Section 203 of the Federal Power Act, and approval of the PUC (if required in the opinion of Buyer’s outside counsel), none of the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated by this Agreement or any other agreements and instruments executed in connection herewith or delivered pursuant hereto, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, certificate of incorporation, regulations, bylaws or similar documents, as applicable, of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to Buyer under, any Contract to which Buyer is a party or by which any of its businesses, properties or assets are bound, (c) violate any Law or Permit applicable to Buyer or its business, properties or assets, or (d) require any Approval from or by any Governmental Authority, except in the case of clauses (b), (c) and (d) of this Section 5.4 for those which would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.
                 Section 5.5 Reports and Financial Statements
     (a) Since December 5, 2003, Buyer has timely filed (i) with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, registration rights and definitive proxy statements (the “Buyer Reports”) required to be filed by Buyer under each of the Securities Act of 1933, as amended, and the respective rules and regulations thereunder (the "Securities Act”) and the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder

(the “Exchange Act”) and (ii) with the SEC, and any other Governmental Authority with jurisdiction all material forms, reports, schedules, registrations, declarations and other filings required to be filed by it under all applicable Laws, including the PUHCA, all of which, as amended if applicable, complied, and with respect to Buyer Reports filed after the date hereof, will comply, in all material respects with all applicable requirements of the appropriate act and the rules and regulations promulgated thereunder. As of their respective dates the Buyer Reports (including exhibits and all other information incorporated by reference thereto) did not, and with respect to Buyer Reports filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the audited and unaudited consolidated financial statements (including the notes thereto) of Buyer included in the Buyer Reports, when issued, complied, or with respect to Buyer Reports filed after the date hereof, will comply, in all material respects with all applicable accounting requirements, was, or with respect to Buyer Reports filed after the date hereof, will be, prepared from, and is in accordance with, the books and records of Buyer and its subsidiaries, which books and records have been maintained, and which financial statements were prepared, in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented, or with respect to Buyer Reports filed after the date hereof, will fairly present, in all material respects the financial position of Buyer and its subsidiaries as of the dates thereof and the results of their operations, cash flows and changes in financial position for the periods reported (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments that are immaterial to Buyer and its subsidiaries as a whole).
     (b) The management of Buyer has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) intended to ensure that material information relating to the Buyer is timely made known to the management of Buyer by others within those entities, and (ii) has disclosed, based on its most recent required evaluation, to Buyer’s outside auditors and the audit committee of board of directors of Buyer (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which could adversely affect Buyer’s ability to record, process, summarize and report financial information on a timely basis and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. A summary of any such disclosure made by management to Buyer’s auditors and audit committee has been made available to Genco.
                 Section 5.6 Absence of Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2005, or (b) as otherwise disclosed in the audited financial statements or reflected in the notes thereto, in the unaudited interim financial statements for the six-months period ended June 30, 2005 or reflected in the notes thereto, in the Buyer Disclosure Letter, or in the Buyer Reports filed and publicly available prior to the date of this Agreement, neither Buyer nor any subsidiary has incurred any liabilities, debts or obligations of any nature (whether direct, indirect, accrued, asserted, unasserted, contingent, known or unknown, determined or determinable, matured or unmatured or otherwise) in excess of $10,000,000, individually or in the aggregate, that would be required to be reflected or reserved against in the consolidated balance sheet of Buyer prepared in accordance with GAAP as used in preparing the June 30, 2005 balance sheet.
                 Section 5.7 Absence of Certain Changes. Except as set forth in the Buyer Disclosure Letter, since June 30, 2005 and until the date of this Agreement, Buyer and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice. Except as set forth in the Buyer Disclosure Letter, since June 30, 2005 there has not been any state of facts, change, development, event, effect, condition or occurrence that has or would reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. Since June 30, 2005 and until the date of this Agreement, except as (i) specifically contemplated by this Agreement, (ii) disclosed in the Buyer Reports filed and publicly available prior to the date of this Agreement or (iii) set forth in the Buyer Disclosure Letter, there has not occurred any action, development, event or occurrence or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Genco under Section 6.2.
                 Section 5.8 Financing. Set forth in Section 5.8 of the Buyer Disclosure Letter is a true and complete copy of an executed commitment letter (the “Debt Commitment Letter”) from Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets, Inc. to provide Buyer with (A) $4,800,000,000 in senior secured debt financing (the “Senior Secured Financing”), and (B) $5,100,000,000 in bridge financing to fund all necessary amounts not provided for under the Senior Secured Financing (the "Bridge Financing”, and together with the Senior Secured Financing and any high yield debt financing used to fund the transactions contemplated hereby in lieu of all or a portion of the Bridge Financing (the “High Yield Financing”) being collectively referred to as the “Debt Financing”, and together with the equity financing used to fund the acquisition in lieu of a portion of the Bridge Financing being collectively referred to as the “Financing”). Subject to its terms and conditions, the Financing, when funded in accordance with the Debt Commitment Letter, will provide Buyer with financing sufficient to pay the Cash Consideration, refinance all existing indebtedness of Genco and Buyer that is required to be refinanced in connection with the transactions contemplated hereby, pay any related breakage, make whole, premium or penalty, and pay all other amounts called for to be paid or repaid pursuant to or in connection with this Agreement and the transactions contemplated hereby (whether payable on or after the Closing) and all of Buyer’s fees and expenses associated with the transactions contemplated in this Agreement and refinancing of all existing indebtedness of Genco and Buyer that is required to be refinanced in connection with the transactions contemplated hereby. The Debt Commitment Letter has not been amended or modified, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. The Debt Commitment Letter, in the form so delivered, is valid and in full force and effect, is the legal and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Debt Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as specifically set forth in the Debt Commitment Letter.
                 Section 5.9 Litigation. Except as set forth in Section 5.9 of the Buyer Disclosure Letter, or disclosed in the Buyer Reports filed and publicly available prior to the date of this Agreement, there is no Action pending or, to the knowledge of Buyer, threatened against Buyer or any of its subsidiaries by or before any Governmental Authority, nor are there any outstanding Orders that affect or bind any of them or any of their respective businesses, properties or assets which would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.
                 Section 5.10 Compliance with Law
     (a) Each of Buyer and its subsidiaries is, and since December 5, 2003, has been, in compliance with all applicable Laws and has not received any notice (including through any Action), and there has been no Action filed, commenced or, to the knowledge of Buyer, threatened against Buyer or any of its subsidiaries, alleging any violation of Law, except for any noncompliance or violation that would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.
     (b) Except as would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect, (1) Buyer and its subsidiaries hold all Permits necessary for Buyer and its subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as currently conducted, and (2) all such Permits are in full force and effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect, (1) there has occurred no breach of or default under (with or without notice or lapse of time or both) any such Permit, and none of Buyer nor any of its subsidiaries has received any notice (including through any Action) of any such breach or default, and (2) to the knowledge of Buyer, there has been no Action filed, commenced or threatened against it, alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or impose any fine, penalty or other sanctions for violation of any Laws relating to any Permit.
                 Section 5.11 Employee Benefit Plans
     (a) Section 5.11(a)(i) of the Buyer Disclosure Letter sets forth, a true and complete list of all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, including multi-employer plans within the meaning of Section 3(37) of ERISA, and all stock purchase, stock option, employment, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit or fringe benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of the Buyer or any of its subsidiaries (the “Buyer Employees”) has any present or future right to benefits and which are maintained or sponsored by or with respect to which contributions are made by the Buyer or one of its subsidiaries, for the benefit of the Buyer Employees, or (ii) the Buyer or one of its subsidiaries has had or has any present or future liability (collectively, the “Buyer Plans” and individually, the “Buyer Plan”). With respect to each Buyer Plan, Buyer has made available to Sellers true and complete copies, to the extent applicable, of (i) the most recent Buyer Plan documents and any amendments thereto, (ii) the most recent summary plan description and all related summaries of material modifications, if any, and (iii) for any Buyer Plan intended to be qualified under Section 401(a) of the Code, a copy of the most recent favorable determination letter received from the IRS, if any, and (iv) for the most recent year (A) the annual report on Form 5500 filed with the IRS, (B) audited financial statements, and (C) actuarial valuation reports.
     (b) Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, (i) no event has occurred and no condition exists that would subject Buyer or any of its subsidiaries, either directly or by reason of the Buyer’s or any subsidiary’s affiliation with any entity that is required to be treated as a single employer together with Buyer or any of its subsidiaries under Section 414 of the Code, to any tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, and (ii) for each Buyer Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof.
     (c) Except as set forth in Section 5.11(c) of the Buyer Disclosure Letter, (i) no Buyer Plan that is subject to Section 412 of the Code has been completely or partially terminated or been the subject of a “reportable event” within the meaning of Section 4043 of ERISA during the six years preceding the Closing Date, and (ii) no proceeding by the PBGC to terminate any such Buyer Pension Benefit Plan has been instituted or threatened and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).
     (d) Except as would not result in a Buyer Material Adverse Effect, (i) with respect to any Buyer Plan, there has been no prohibited transaction within the meaning of Section 406 of ERISA and Section 4975 of the Code, and no fiduciary within the meaning of Section 3(21) of ERISA has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Buyer Plan, and (ii) no Action involving any Buyer Plan (other than routine claims for benefits) is pending or threatened, and, to the knowledge of the Buyer or any of its subsidiaries (or any of their respective employees with responsibility for employee benefits matters), there is no basis for any such Action.

     (e) Except as set forth in Section 5.11(e) of the Buyer Disclosure Letter, no Buyer Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) entitle any Buyer Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Buyer Plans, (iii) limit or restrict the right of the Buyer or any of its subsidiaries to merge, amend or terminate any of the Plans, (iv) cause the Buyer or any of its subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Buyer Plans which would not be deductible under Section 280G of the Code.
                 Section 5.12 Labor and Employment Matters Except as set forth in Section 5.12 of the Buyer Disclosure Letter, as of the date of this Agreement there are no collective bargaining agreements or other labor Contracts relating to the Buyer or its subsidiaries or covering any Buyer Employee to which Buyer or any of its subsidiaries is a party or by which it is bound, and, except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, there are no (a) Actions or Orders pending or, to the knowledge of Buyer, threatened, in each case relating to Buyer Employees or employment practices or asserting that Buyer or any of its subsidiaries has committed an unfair labor practice or is seeking to compel Buyer or any of its subsidiaries to bargain with any labor union or labor organization, (b) pending or, to the knowledge of Buyer, threatened labor strikes or other labor troubles affecting Buyer or any of its subsidiaries, (c) labor strikes, disputes, walk-outs, work stoppages, slow-downs, lockouts, arbitrations or grievances involving Buyer or any of its subsidiaries (and there has been none with respect to Buyer or any of its subsidiaries or their respective businesses since December 5, 2003), (d) representation questions respecting any of the Buyer Employees (and there has been none with respect to Buyer or any of its subsidiaries or their respective businesses since December 5, 2003), (e) to the knowledge of Buyer, campaigns conducted to solicit cards from Buyer Employees to authorize representation by a labor organization or (f) unfair labor practices committed by Buyer or any of its subsidiaries. Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, each of Buyer and its subsidiaries is in compliance in all material respects with all collective bargaining agreements and all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.
                 Section 5.13 Taxes. Except as set forth in Section 5.13 of the Buyer Disclosure Letter:
     (a) With respect to Buyer and each of its subsidiaries, (i) all material Tax Returns required to be filed have been or will be timely filed in accordance with any applicable Laws and (ii) all material Taxes due have been or will be paid (whether or not such Taxes are shown as being due on any Tax Returns).
     (b) With respect to Buyer and each of its subsidiaries, (i) there is no material action, suit, proceeding, audit, written claim or assessment pending or proposed with respect to Taxes or with respect to any Tax Return, (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return which remain in effect, and (iii) there are no material Liens for Taxes upon the assets of Buyer or any of its subsidiaries, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.
     (c) Neither Buyer nor any of its subsidiaries has any material liability for the Taxes of any other person (other than Buyer and such subsidiaries).
     (d) Buyer and each of its subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.
     (e) Neither Buyer nor any of its subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
     (f) Neither Buyer nor any of its subsidiaries has engaged in any “reportable transactions” within the meaning of Treas. Reg. §1.6011-4(b).
     Section 5.14 Environmental. Except as set forth in Section 5.14 of the Buyer Disclosure Letter, or as would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect:
     (a) Each of Buyer and its subsidiaries is in compliance with all applicable Environmental Laws, and neither Buyer nor any subsidiary has received any written communication from any Governmental Authority that alleges that Buyer or any of its subsidiaries is not in compliance with applicable Environmental Laws;
     (b) Each of Buyer and its subsidiaries has obtained and possesses all Environmental Permits necessary for the construction and operation of its facilities or the conduct of its business, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending approval by any Governmental Authority, and Buyer and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits.
     (c) There is no Environmental Claim (i) pending or, to the knowledge of Buyer, threatened against Buyer or any of its subsidiaries or (ii) to the knowledge of Buyer, pending or threatened against any real or personal property or operations that Buyer or any of its subsidiaries owns, leases or uses, in whole or in part, including any off-site facility used by Buyer or any of its subsidiaries for the treatment, storage and disposal of any Hazardous Substance.
     (d) To the knowledge of Buyer, there has been no Release (as defined below) of any Hazardous Substance (as defined below) that has formed or would reasonably be expected to form the basis of (i) any Environmental Claim against Buyer or against any person whose liability for such claim Buyer or any of its subsidiaries has or may have retained or assumed, either by operation of Law or by Contract, or (ii) any requirement on the part of any Buyer or any of its subsidiaries to undertake Remedial Action.
                 Section 5.15 Contracts
     (a) Except for the agreements listed on Section 5.15 of the Buyer Disclosure Letter, and except as set forth in the Buyer Reports filed and publicly available prior to the date of this Agreement, neither Buyer nor any of its subsidiaries is a party to or bound by any (i) Contracts containing covenants restricting the payment of dividends by Buyer, (ii) Contracts containing covenants limiting the freedom in any material respect of Buyer or any of its subsidiaries or any of their respective affiliates to engage in Buyer’s core business or compete with any person or operate, in each case in ERCOT or any of NEPOOL, NYISO, PJM, SERC/SPP and California or (iii) “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 5.15 being referred to herein as “Buyer Contracts”).
     (b) Neither Buyer nor any of its subsidiaries is in breach of or default under the terms of any Buyer Contract and, to the knowledge of Buyer, no other party to any Buyer Contract is in breach of or default under the terms of any Buyer Contract, in each case where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each Buyer Contract is a valid and binding obligation of Buyer or the subsidiary of Buyer which is party thereto and, to the knowledge of Buyer, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
                 Section 5.16 Regulatory Matters
     (a) General. Certain of Buyer’s subsidiaries are public utilities under the Federal Power Act, and certain of Buyer’s subsidiaries are generation companies which may be subject to regulation under state law by state public utility commissions or other state bodies in the states of California, Connecticut, Delaware, Illinois, Louisiana, Massachusetts, Maryland, Michigan, Missouri, Nevada, New York, Oklahoma, Pennsylvania, and Virginia with respect to certain limited aspects of their operations other than wholesale rates. Certain of Buyer’s subsidiaries are district energy companies that deliver and sell steam and chilled water, and certain of these subsidiaries are regulated as utilities under state law. Certain of Buyer’s subsidiaries (i) are “foreign utility companies” (“FUCOs”) or EWGs under PUHCA; (ii) have operations and/or facilities in countries other than the United States; and (iii) may be subject to regulation as utilities in such countries. Except as set forth in the immediately preceding sentences, Buyer and its subsidiaries are not subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any Governmental Authority.
     (b) Exempt Wholesale Generator Status. Each of Buyer’s “affiliates” (as defined under PUHCA) that is, or otherwise would be, considered a “public-utility company” under PUHCA either (i) has been determined by order of the FERC to be an EWG, (ii) has made a good faith filing for FUCO status under PUHCA, or (iii) is exempt from PUHCA as a result of its ownership or operation of one or more “qualifying facilities” (“QFs”) as defined under the Public Utility Regulatory Policies Act of 1978, and neither such order nor such affiliate’s status as an EWG, FUCO or owner or operator of a QF (or the filings necessary to maintain such status) are subject of any pending or, to the knowledge of the Buyer, threatened judicial or administrative proceeding to revoke or modify such status. To the knowledge of the Buyer, there are no facts that are reasonably likely to cause any such affiliate to lose its status as an EWG, FUCO or owner or operator of a QF.
     (c) Foreign Ownership, Control or Influence. Except as set forth in Section 5.16(c) of Buyer Disclosure Letter, each officer and director of Buyer is a U.S. citizen, and to the knowledge of Buyer, none of the stockholders owning 5% or more of Buyer’s stock is, or is controlled by, a foreign person or entity. As of the Closing, no foreign person will control STPNOC or Buyer’s 44% undivided interest in the South Texas Project.
                 Section 5.17 Buyer’s ERCOT Generation. Buyer and its controlled affiliates do not directly or indirectly own, control or have under construction any generating assets located in the ERCOT Market. Neither Buyer nor its controlled affiliates have a present intention to acquire or construct any generating assets located in the ERCOT Market except through the Companies.
                 Section 5.18 Affiliate Transactions. Except as set forth in Section 5.18 of the Buyer Disclosure Letter, or disclosed in the Buyer Reports filed and publicly available prior to the date of this Agreement, there are no Contracts or transactions between Buyer, on the one hand, and any (A) Buyer affiliates, on the other hand, other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arms-length basis that is not material to Buyer, or (B) (i) officer, manager or director of the Buyer or its affiliates, or (ii) affiliate of any such officer, manager or director, on the other hand, in each case in this clause (B) except those of a type available to Buyer Employees generally and other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm’s-length basis or that is not material to the Buyer (all Contracts and transactions referred to in clauses (A) or (B), whether entered into before or after the date hereof, “Buyer Affiliate Contracts”).
                 Section 5.19 Derivative Products
     (a) As of the date hereof, all Derivative Products entered into for the account of Buyer or any subsidiary since December 5, 2003 were entered into in accordance with (i) established risk parameters, limits and guidelines and in compliance with the risk management policies approved by management of Buyer and in effect on the date of this Agreement (the “Buyer Trading Policies”) to restrict the level of risk that Buyer or any subsidiary is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable Law and policies of any Governmental Authority.
     (b) Buyer has made available to Genco a true and complete copy of the Buyer Trading Policies, and the Buyer Trading Policies contain a true and complete description of the practice of Buyer and its subsidiaries with respect to Derivative Products, as of the date of this Agreement.
     (c) Since December 5, 2003, neither Buyer nor any subsidiary has engaged in any “round trip”, “sale/buyback” or “wash” trading or any similar transaction.
                 Section 5.20 Investigation by Buyer. Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Business and acknowledges that Buyer has been provided access to personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, Buyer has relied upon, among other things, its due diligence investigation and analysis of the Companies and the Business, and Buyer:
     (a) acknowledges and agrees that it has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by Sellers or any of their respective directors, managers, officers, equityholders, employees, affiliates, controlling persons, agents, advisors or representatives (in each case other than Genco) that are not expressly set forth in Article II or Article III of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally, and acknowledges and agrees that all representations and warranties made in Article II and Article III are made by the Sellers and not Genco;
     (b) acknowledges and agrees that it has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by the Companies or any of their respective directors, managers, officers, equityholders, employees, affiliates, controlling persons, agents, advisors or representatives (in each case other than the Sellers) that are not expressly set forth in Article IV of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally, and acknowledges and agrees that all representations and warranties made in Article IV are made by Genco and not the Sellers;

     (c) acknowledges and agrees that none of the Companies or any of their respective directors, managers, officers, equityholders, employees, affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives, including without limitation, any information, document, or material provided or made available, or statements made, to Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) during site or office visits, in any “data rooms”, management presentations or supplemental due diligence information provided to Buyer (including its directors, managers, officers, employees, affiliates, controlling persons, advisors, agents or representatives) in connection with discussions or access to management of the Business or in any other form in expectation of the transactions contemplated by this Agreement, in each case except, with respect to the Sellers and Genco, as applicable, to the extent reflected in the respective representations and warranties of each Seller in Article II or Article III or Genco in Article IV (collectively, “Due Diligence Information”);
     (d) acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Buyer is familiar with such uncertainties, and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk; and
     (e) agrees, to the fullest extent permitted by Law, that none the Companies or any of their respective directors, managers, officers, equityholders, employees, affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) resulting from the furnishing to Buyer, or Buyer’s use of, any Due Diligence Information, except for fraud or intentional misrepresentation.
                 Section 5.21 Brokers; Finders and Fees. No broker, finder, investment banker or other person whose fees or expenses would be payable by Sellers or any Company may be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VI
COVENANTS OF THE PARTIES
                 Section 6.1 Operating Covenants of Genco. During the period from the date of this Agreement to the Closing, unless otherwise expressly contemplated by this Agreement, as set forth in Section 6.1 of the Companies Disclosure Letter or required by applicable Law or unless Buyer gives its prior written consent, which consent shall not be unreasonably withheld or delayed, Genco shall, and shall cause each other Company to, (1) conduct its businesses only in, and not to take any action except in, the ordinary course of business, in a manner consistent with past practice and in compliance with applicable Laws, (2) preserve substantially intact its business organization, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Authorities, customers, suppliers and other persons with which it has business relations and use reasonable best efforts to keep available the services of the present officers and key employees of the Companies, (3) in the ordinary course of business make cash expenditures contemplated in Section 6.1–A of the Companies Disclosure Letter, to the extent commercially reasonable, and (4) (A) Genco shall use reasonable best efforts to implement formal trading policies for the Companies as soon as practicable after the date hereof, but in any event no later than January 1, 2006 (“Trading Policies”), (B) Genco shall provide such trading policies in draft form to Buyer for review and comment; (C) such Trading Policies shall be developed with the advice and assistance of, and shall be subject to the review and comment of, an outside consultant of national standing reasonably acceptable to and at the expense of Buyer; (D) pending development and adoption of Trading Policies in accordance with this clause (4), all trading activities of the Companies shall be effected under the direct supervision of Genco’s Chief Executive Officer or such other individuals under the direct supervision of such officer as are reasonably competent to discharge such function, and (E) pending the adoption and implementation of Trading Policies as required by this clause (4), except for intra-day Derivative Products transactions, the Companies shall not enter into any Derivative Products transactions unless approved by the Vice President for Power Marketing or the Chief Executive Officer. By way of amplification and not limitation, during the period from the date of this Agreement to the Closing, Genco agrees that no Company (nor, if not prohibited by applicable law or regulation, to the extent that any action taken by STPNOC requires the approval of the Companies, STPNOC) shall directly or indirectly do, or propose, authorize or commit to do, any of the following, in each case unless otherwise expressly contemplated by this Agreement, as set forth in Section 6.1 of the Companies Disclosure Letter or without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:
     (a) amend or otherwise change any Company’s articles of incorporation or bylaws (or similar organizational documents) (other than amendments to Schedule A of the LLC Agreement solely to reflect Units issued upon exercise of Options or Transfers of Units permitted by Section 6.11);
     (b) except as required under a Contract in force as of the date of this Agreement (including pursuant to the Existing Credit Facilities), the granting of second liens pursuant to hedging agreements entered into by the Companies in the ordinary course of business consistent with past practice (provided that such agreements do not impose material new financial covenants on the Companies) and the disposition of “Scheduled Assets” as set forth in Section 6.1 of the Companies Disclosure Letter, issue, deliver, sell, lease, sell and leaseback, pledge, license, Transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (i) any Company Securities or (ii) any property or assets, whether tangible or intangible, of any Company, other than assets or services sold, leased, pledged, licensed, Transferred, disposed of or encumbered in the ordinary course of business and in a manner consistent with past practice;
     (c) declare, set aside, make or pay any dividend or other distribution by Genco, payable in cash, stock or other equity interests, property or otherwise, other than Quarterly Tax Distributions (as defined in LLC Agreement) and cash distributions by Genco not in excess of the proceeds from the disposition of “Scheduled Assets”;
     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Securities or adopt a Rights Plan;
     (e) incur any Indebtedness or issue any securities in respect of Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Indebtedness of any person, in each case in excess of $10,000,000 in the aggregate, other than revolving credit borrowings and reborrowings and letter of credit issuances in a manner consistent with past practice under the Credit Agreement dated as of December 14, 2004, among Genco, the Lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as administrative agent for the Lenders thereunder and the other agents party thereto (as amended, modified or supplemented prior to the date of this Agreement, the “Credit Agreement”) and the Funded L/C Credit Agreement, dated as of June 24, 2005, among Genco, the Lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as administrative agent for the Lenders thereunder, and the Letter of Credit issuer and other agents party thereto (as amended, modified or supplemented prior to the date of this Agreement, the “Funded L/C Agreement”, and together with the Credit Agreement, the “Existing Credit Facilities” );
     (f) (i) forgive any liabilities, debts or obligations under any Company Affiliate Contract set forth in Section 4.19 of the Companies Disclosure Letter; (ii) take any action outside the ordinary course of business consistent with past practice pursuant to any Company Affiliate Contracts set forth in Section 4.19 of the Companies Disclosure Letter; or (iii) engage in or enter into any Company Affiliate Contract which would be required to be set forth in Section 4.19 of the Companies Disclosure Letter if in effect on the date of this Agreement;
     (g) (i) amend in any material respect, terminate, cancel or renew any Company Contract or enter into any Contract that would be a Company Contract if in effect on the date of this Agreement, provided that, for the avoidance of doubt, to the extent any such Contract is entered into after the date of this Agreement in accordance with this Agreement, such Contract shall be deemed to be a Company Contract for purposes of this Agreement, (ii) acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business), business or any corporation, partnership, limited liability company, association or business organization or division thereof (other than acquisitions prior to the Closing having an aggregate consideration of not more than $10,000,000) other than fuel, supplies, maintenance materials and other inventory items in the ordinary course of business consistent with past practice, or (iii) authorize or make any capital expenditures, except such expenditures made prior to the Closing Date in an amount not in excess of $10,000,000 individually or $50,000,000 in the aggregate and emergency or ordinary course maintenance capital expenditures (it being understood that Derivative Products shall be governed by the provisions of Section 6.1(p) and not this Section 6.1(g));
     (h) except as required by applicable Law (including, for the avoidance of doubt, ERCOT Market regulation), reactivate or enter into any “reliability must run” Contract with respect to any generating plant that, as of the date of this Agreement, is shutdown or “mothballed”;
     (i) except to the extent required under applicable Law or the terms of any Company Plan existing as of the date of this Agreement, (i) increase or otherwise amend the compensation or fringe benefits of any present or former director, manager, officer or employee of any Company (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice), (ii) grant any retention, severance or termination pay to, or enter into, or amend, any employment, consulting or severance Contract with any present or former director, manager, officer or employee of any Company, (iii) loan or advance any money or other property to any present or former director, manager, officer or employee of any Company; or (iv) establish, enter into, adopt, amend or terminate any Company Plan, any collective bargaining agreements identified on Section 4.11 of the Companies Disclosure Letter or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement;
     (j) fail to maintain its books and records in accordance with GAAP in any material respect or, except as may be required as a result of a change in Law or in GAAP, change material Tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by it;
     (k) make, change or rescind any material Tax election; fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority, subject to timely extensions permitted by applicable Law; extend the statute of limitations with respect to any Tax; or, except in the ordinary course of business, settle or compromise any material federal, state, local or foreign Tax liability;
     (l) waive, release, assign, settle or compromise any pending or threatened Action which is material, which relates to the transactions contemplated hereby or which is brought by any current, former or purported holder of any Company Securities in such capacity;
     (m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Genco or any of its material subsidiaries;
     (n) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the balance sheet of Genco as of June 30, 2005 or incurred in the ordinary course of business and consistent with past practice after June 30, 2005;
     (o) make any loans, advances or capital contributions (including any “keep well” or other Contract to maintain any financial statement condition of another person) to, or investments in, any other person, except for loans, advances and capital contributions to Companies that are wholly-owned by Genco and are in existence on the date of this Agreement;
     (p) other than as required by applicable Law, enter into any Derivative Product or any similar transaction, except Derivative Products or similar transactions (A) that are consistent with paragraph 1 of Section 6.1 of the Companies Disclosure Letter and clause (4) of the first paragraph of this Section 6.1, (B) that are in the ordinary course of business and in a manner consistent with past practice, (C) that, other than with respect to outages, would not reasonably be expected to exceed the expected fuel needs (including inventory) or generation capabilities (whether sold forward through power sales or natural gas swaps or sold in similar transactions) of the applicable generation facilities and (D) that will, according to their terms, be fully performed on or before the later of December 31, 2006 and the date six months from the date of the applicable Derivative Product transaction;
     (q) enter into, amend, terminate, cancel or renew any Contract or other transaction other than in the ordinary course of business, as required by applicable Law, or otherwise that, individually or in the aggregate with all other Contracts or transactions, would conflict with, violate or otherwise would not be permitted under the Company Trading Policies;
     (r) fail to maintain in full force and effect insurance policies covering the Companies and their respective properties, assets and businesses in a form and amount consistent with the Companies’ current insurance program, including the Company Insurance Policies (except in the ordinary course of business to the extent any such policies expire in accordance with their term and they are replaced with policies consistent with good practice for independent power companies, subject to insurance market conditions); or

     (s) take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described above in Sections 6.1(a) through 6.1(r).
For purposes of clarification, Genco shall be entitled to, and nothing in this Agreement shall restrict Genco’s right to, declare, make and pay prior to the Closing Date, Quarterly Tax Distributions (as defined in the LLC Agreement) and cash distributions of the proceeds from the disposition of “Scheduled Assets”.
                 Section 6.2 Operating Covenants of Buyer. During the period from the date of this Agreement to the Closing, unless otherwise expressly contemplated by this Agreement, as set forth in Section 6.2 of the Buyer Disclosure Letter or required by applicable Law or unless Genco gives its prior written consent, which consent shall not be unreasonably withheld or delayed, Buyer shall, and shall cause each subsidiary to, (1) conduct its businesses only in, and not to take any action except in, the ordinary course of business, in a manner consistent with past practice and in compliance with applicable Laws and (2) preserve substantially intact its business organization, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Authorities, customers, suppliers and other persons with which it has business relations. By way of amplification and not limitation, during the period from the date of this Agreement to the Closing, Buyer agrees that it shall not directly or indirectly do, or propose, authorize or commit to do, any of the following, in each case unless otherwise expressly contemplated by this Agreement, as set forth in Section 6.2 of the Buyer Disclosure Letter or without the prior written consent of Genco, which consent shall not be unreasonably withheld or delayed:
     (a) amend or otherwise change Buyer’s certificate of incorporation or bylaws;
     (b) except as required under a Contract in force as of the date of this Agreement or in an amount pursuant to clause (ii) below not to exceed $50 million in the aggregate, issue, deliver, sell, lease, sell and leaseback, pledge, license, Transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (i) any Buyer Securities (other than as contemplated by the Financing) or (ii) any property or assets, whether tangible or intangible, of Buyer, other than assets sold, leased, pledged, licensed, transferred, disposed of or encumbered in the ordinary course of business and in a manner consistent with past practice;
     (c) declare, set aside, make or pay any dividend or other distribution by Buyer, payable in cash, stock or other equity interests, property or otherwise, except in connection with the adoption of a Rights Plan (provided that such Rights Plan does not result in any adverse consequence to any Seller or Optionholder based on ownership of Buyer Common Stock by the Sellers and Optionholders that would not violate or would not have violated Article V of the form of the Investor Rights Agreement attached as Exhibit C hereto, if such Article was in effect) or as required by the terms of any series of Preferred Stock of Buyer outstanding as of the date hereof or any series of Preferred Stock of Buyer issued in connection with the Financing;

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Buyer Securities;
     (e) other than as contemplated by the Debt Commitment Letter in connection with the Acquisition, incur any Indebtedness or issue any securities in respect of Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Indebtedness of any person, in any manner or amount that would impair Buyer’s ability to consummate the transactions contemplated hereby;
     (f) acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business), business or any corporation, partnership, limited liability company, association or business organization or division thereof (other than acquisitions prior to the Closing having an aggregate consideration of not more than $250,000,000, including not more than $50,000,000 in respect of assets located in Texas, and subject in all events to Section 6.4) other than fuel, supplies, maintenance materials and other inventory items in the ordinary course of business;
     (g) other than in the ordinary course of business and in a manner consistent with past practice or as required by applicable Law, (i) modify in any material respect the Buyer Trading Policies or any similar policy, other than modifications which are more restrictive to Buyer or any subsidiary, or (ii) enter into any Derivative Product or any similar transaction (other than as consistent with the Buyer Trading Policies);
     (h) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer or any of its material subsidiaries; or
     (i) take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described above in Sections 6.2(a) through 6.2(h).
                 Section 6.3 Access to Information
     (a) From the date of this Agreement to the Closing, each of Buyer and Genco will, and will cause their respective subsidiaries and their and their subsidiaries’ respective officers, directors, employees, accountants, auditors, counsel, financial advisors and other agents and representatives (collectively, “Representatives”) to (i) give to the other and its Representatives reasonable access during normal business hours to the officers, employees, agents, properties (including in the case of Genco, STPNOC, subject to STPNOC’s policies regarding security, safety and confidentiality), offices, plants and other facilities and to the books, personnel, Contracts and records of it and its respective subsidiaries, (ii) permit the other to make such copies and inspections thereof as the other may reasonably request, and (iii) furnish the other with such financial, trading, marketing and operating data and other information concerning the business, properties (including in the case of Genco, STPNOC, subject to STPNOC’s policies regarding security, safety and confidentiality), Contracts, assets, liabilities, personnel and other aspects of it and its subsidiaries, as the other and its Representatives and, in the case of Buyer, potential financing sources, may from time to time reasonably request, provided, however, that any access to properties of a party or its subsidiaries shall be conducted at the other party’s expense, at a reasonable time, under the reasonable supervision of the applicable party’s personnel and in such a manner as to not interfere unreasonably with the operation of the businesses of the party providing such access; provided, further, that neither party shall not be required to provide access to any information (i) that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived or (ii) that is subject to contractual prohibition against disclosure to the extent doing so would violate such prohibition.
     (b) All such information and access shall be subject to the terms and conditions of the confidentiality letter agreements dated August 31, 2005 and September 22, 2005 (collectively, the “Confidentiality Agreements”) between Genco and Buyer, until the Closing Date.
                 Section 6.4 Consents; Cooperation
     (a) Each of Genco and Buyer shall cooperate, and use reasonable best efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including, but not limited to making all filings and obtaining all Approvals (including filing for and seeking approval of the PUC, unless and until it is finally determined that such Approval is not legally required) and third party consents necessary to consummate the transactions contemplated by this Agreement; provided, however, that, with respect to the foregoing, (i) such efforts shall not require Genco or Buyer or any of their respective subsidiaries to make any payment to obtain any such Approval or third-party consent, other than nominal transfer fees or filing fees and/or the costs and expenses of third parties pursuant to the terms of any Contract, (ii) except as required by Law, the Companies shall not be permitted to consent to any action or to make or offer to make any substantive commitment or undertaking or incur any liability or obligation with respect to the Companies without the consent of Buyer, which shall not be unreasonably withheld and (iii) without limiting the generality of the foregoing, the actions of Genco and Buyer with respect to filings, approvals and other matters (A) pursuant to the HSR Act and any local, state, federal (other than the HSR Act) or foreign antitrust statute, antitrust law, antitrust regulation or antitrust rule applicable to Genco, the Companies or Buyer, including the Federal Power Act and rules and regulations thereunder (“Other Regulations”) shall also be governed by subsections (b), (c), (d) and (e) of this Section 6.4 and (B) related to the NRC Approval shall also be governed by Section 6.5 hereof. Without limiting the generality of the foregoing and except as required to consummate the transaction contemplated hereby, Buyer will not, and agrees to cause its subsidiaries not to, take any action, including incurring any indebtedness, issuing any capital stock or acquiring (including by merger, consolidation or acquisition of stock of assets) or disposing of any assets or securities, in each case that would reasonably be expected to have an adverse effect on the receipt or timing of receipt of any Required Approval. In addition to the foregoing, the parties will work together in good faith to determine whether reasonably satisfactory steps can be implemented so that the Approval referenced in Section 7.1(e) is not required.
     (b) Genco and Buyer shall file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection with such notification and report form pursuant to the HSR Act, and (ii) any other applicable Governmental Authority, all filings, reports, information and documentation required for the consummation of the transactions contemplated by this Agreement pursuant to the Other Regulations. Each of Genco and Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and Other Regulations. Each of Genco and Buyer shall consult with each other as to the appropriate time of making such filings and submissions and shall use reasonable best efforts to make such filings and submissions at the agreed upon time.
     (c) Each of Genco and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other governmental or regulatory entities and shall comply promptly by responding to any such inquiry or request.
     (d) Each of Genco and Buyer shall use reasonable best efforts to vigorously defend, lift, mitigate and rescind the effect of any Action materially and adversely affecting this Agreement or the ability of the parties to consummate the transactions contemplated by this Agreement, including promptly appealing any adverse Order.
     (e) Prior to the date specified in Section 8.1(b) (as it may be extended pursuant thereto), each of Genco and Buyer shall take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act and any Other Regulations that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or any of its subsidiaries or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Buyer or its subsidiaries, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided, however, that Buyer shall not be required to take, or refrain from taking, any action pursuant to this Section 6.4 to the extent that such action or inaction would reasonably be expected to result in a Buyer Material Adverse Effect (provided that for purposes of this Section, the reference to “Buyer and its subsidiaries” in the definition of “Buyer Material Adverse

Effect” shall be deemed to be replaced with “Buyer, its subsidiaries and the Companies”). At the request of Genco, Buyer shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses or assets of Buyer or any of its subsidiaries, provided that any such action may be conditioned upon the consummation of the transactions contemplated by this Agreement; provided, however, that Buyer shall not be required to take, or refrain from taking, any action pursuant to this Section 6.4 to the extent that such action or inaction would reasonably be expected to result in a Buyer Material Adverse Effect (provided that for purposes of this Section, the reference to “Buyer and its subsidiaries” in the definition of “Buyer Material Adverse Effect” shall be deemed to be replaced with “Buyer, its subsidiaries and the Companies”).
     (f) With respect to any agreements for which any required Approval or third-party consent is not obtained prior to the Closing Date, as applicable, the Companies and Buyer will each use reasonable best efforts to obtain any such consent or approval after such date until such consent or approval has been obtained.
     (g) Genco shall keep Buyer reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall promptly furnish Buyer with copies of all notices or other communications received by Genco or by any Company or its or their Representatives from any third party and/or any Governmental Authorities with respect to the transactions contemplated hereby. Genco shall promptly furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with the foregoing and shall promptly provide counsel for Buyer with copies of all filings made by the Companies, and all correspondence between the Companies (and their respective Representatives) with any Governmental Authority and any other information supplied by any Company (and their respective Representatives) to a Governmental Authority in connection herewith and the transactions contemplated hereby. Genco shall, subject to applicable Law, permit counsel for Buyer reasonable opportunity to review in advance, and consider in good faith the views of Buyer in connection with, any proposed written communication by Genco or the Companies to any Governmental Authority. Genco agrees not to participate, or to permit any Company to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection herewith and the transactions contemplated hereby unless it consults with Buyer in advance and, to the extent not prohibited by such Governmental Authority, gives Buyer and its counsel the opportunity to attend and participate.
     (h) Buyer shall keep Genco reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall promptly furnish Genco with copies of all notices or other communications received by Buyer or its Representatives from any third party and/or any Governmental Authorities with respect to the transactions contemplated hereby, other than with respect to the Financing for which Buyer’s obligations shall be governed by Section 6.8. Buyer shall promptly furnish to Genco such necessary information and reasonable assistance as Genco may request in connection with the foregoing and shall promptly provide counsel for Genco with copies of all filings made by Buyer, and all correspondence between

Buyer (and its Representatives) with any Governmental Authority and any other information supplied by Buyer (and its Representatives) to a Governmental Authority in connection herewith and the transactions contemplated hereby. Buyer shall, subject to applicable Law, permit counsel for Genco reasonable opportunity to review in advance, and consider in good faith the views of Genco in connection with, any proposed written communication by Buyer to any Governmental Authority. Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection herewith and the transactions contemplated hereby unless it consults with Genco in advance and, to the extent not prohibited by such Governmental Authority, gives Genco and its respective counsel the opportunity to attend and participate.
                 Section 6.5 NRC Approval
     (a) As promptly after the date hereof as may be feasible (but in any event within 20 business days after the date hereof), Genco and Buyer shall jointly prepare and cause STP Nuclear Operating Company (“STPNOC”) to file one or more applications (the “NRC Application”) with the NRC for approval of the indirect transfer of the NRC license for the South Texas Project and, to the extent necessary, any conforming amendment of the NRC license to reflect such indirect transfer. Thereafter, Genco and Buyer shall cooperate with one another to facilitate review of the NRC Application by the NRC staff, including but not limited to promptly providing the NRC staff with any and all documents or information that the NRC staff may reasonably request or require any of the parties to provide or generate.
     (b) The NRC Application shall identify STPNOC, Genco and Buyer as separate parties to the NRC Application, but Genco and Buyer shall jointly direct and control the prosecution of the NRC Application. In the event the processing of the NRC Application by the NRC becomes subject to a hearing or other extraordinary procedure by the NRC (a “Contested Proceeding”), until such Contested Proceeding becomes final and nonappealable, Genco, on the one hand, and Buyer, on the other hand, shall separately appear therein by their own counsel, and shall continue to cooperate with each other to facilitate a favorable result.
     (c) Buyer further agrees in connection with the NRC Approval to assume effective as of the Closing Date the obligations of Genco under the Support Agreement, dated as of April 13, 2005, between Genco and Genco LP and to take all necessary action to ensure that the Companies perform all obligations and satisfy all liabilities under the Qualified Decommissioning Funds and Nonqualified Decommissioning Funds, the Decommissioning Trust Agreements and related decommissioning collections agreements.
     (d) Genco and Buyer will bear their own costs of the preparation, submission and processing of the NRC Application, including any Contested Proceeding that may occur in respect thereof; provided, however, that Buyer, on the one hand, and Genco, on the other hand, shall equally share the costs of all NRC staff fees payable in connection with the NRC Application and costs incurred by STPNOC in filing and prosecuting the NRC Application. In the event that Genco and Buyer agree upon the use of common counsel, they shall share equally the fees and expenses of such counsel.
     (e) Buyer will conform to the restrictions on foreign ownership, control or domination contained in Sections 103d and 104d of the Atomic Energy Act, 42 U.S.C. §§ 2133(d) and 2134(d), as applicable, and the NRC’s regulations in 10 C.F.R. § 50.38 and will take, as promptly as practicable after the date of this Agreement, reasonable best efforts to develop and implement a mitigation plan to address foreign ownership and control and any other concerns that is satisfactory to the NRC. For purposes of this Section 6.5(e), reasonable best efforts include the acceptance of licensing conditions similar in all material respects to those that have been or are being imposed by the NRC on similarly situated license applicants.
                 Section 6.6 Reasonable Best Efforts. Each of Genco and Buyer shall cooperate, and use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the Closing set forth in Article VII to be satisfied and to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, after the Closing, each of the parties at the reasonable request of the other shall execute and deliver, or cause to be executed and delivered, such assignments, deeds, bills of sale and other instruments of transfer as any party reasonably may request as necessary, proper or advisable in order to effect or further evidence the Acquisition and the other transactions contemplated thereby.
                 Section 6.7 Public Announcements. Prior to the Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement, except as described in the following sentence and in the reasonable judgment of the party may be required by Law (including in connection with regulatory proceedings) or in connection with its obligations as a publicly-held, exchange-listed or Nasdaq-quoted company, in which case the parties will use their reasonable best efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the execution of this Agreement and upon the Closing, the parties mutually agree upon the form and issuance of a joint press release with respect to this Agreement and the transactions contemplated by this Agreement.
                 Section 6.8 Cooperation with Financing
     (a) Genco agrees to provide, and shall cause each Company and their respective Representatives to provide, all cooperation reasonably requested by Buyer and necessary in connection with the arrangement of the Financing, including reasonable (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) preparation by Genco of business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents and (iii) execution and delivery by the Companies of any underwriting or placement agreements, pledge and security documents, other definitive financing documents, including any indemnity agreements, or other requested certificates or documents, legal opinions, engineering reports, environmental reports, surveys and title insurance as may be reasonably requested by Buyer, provided, however, that no such agreements or documents shall impose any monetary obligation or liability on the Companies prior to the Closing. Genco shall use reasonable best efforts to cause Deloitte & Touche LLP, the independent auditors of the Companies, to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements of the Companies needed in connection with the Financing. Genco agrees to allow Buyer’s accounting representatives the opportunity to review the financial statements and to allow such representatives access to each Company and supporting documentation with respect to the preparation of such financial statements and to use reasonable best efforts to cause its independent auditors to provide reasonable access to their working papers relating to procedures performed with respect to such financial statements. Buyer shall keep Genco reasonably apprised of the status of all material matters relating to the arrangement of the Financing and shall give Genco prompt written notice of (i) any material breach by any party of any Debt Commitment Letter (or any definitive agreements entered into pursuant thereto), (ii) any modification to any Debt Commitment Letter or (iii) any termination or purported termination of any Debt Commitment Letter.
     (b) If requested by Buyer, Genco shall use reasonable best efforts to obtain any waivers, amendments, modifications or supplements necessary in connection with the transactions contemplated by this Agreement to the Credit Agreement and the Funded L/C Agreement, provided, however, that no such agreements or documents shall impose any unreimbursed monetary obligation or liability on the Companies prior to the Closing.
     (c) All documented out-of-pocket costs and expenses reasonably incurred by the Companies in complying with Sections 6.8(a) or (b) shall be paid by Buyer, unless this Agreement is terminated prior to the Closing (i) under circumstances in which Buyer would have the right to terminate this Agreement under Section 7.1(c) or (ii) as a result of the failure of the conditions set forth in Section 6.3(a) or 6.3(b) to be satisfied.
                 Section 6.9 Employees; Employee Benefits
     (a) As of the Closing Date, Buyer agrees to, or to cause one of its subsidiaries to, continue to employ as a successor employer all of the current employees of the Companies (including all such employees who have the rights of employment in accordance with the established practices or policies of the Companies on return from any vacation, leave or other authorized absence) (collectively, the “Transferred Employees”). Notwithstanding the foregoing, Buyer shall not be obligated to continue the employment of any Transferred Employee for any specific amount of time following the Closing Date other than as provided in an applicable employment agreement, if any.
     (b) For the one-year period commencing on the Closing Date (the “Benefits Maintenance Period”), the Buyer agrees to, or cause one of its subsidiaries to, (i) provide each Transferred Employee with at least the same salary, wages and bonus opportunities, in the aggregate, as were provided to such Transferred Employee by the Companies immediately prior to the Closing Date, and (ii) provide the Transferred Employees with employee benefits (including, for the avoidance of doubt, retirement, welfare and fringe benefits) that are, in the aggregate, at least equal in value to the benefits provided to the Transferred Employees under the Company Plans immediately prior to the Closing Date.
     (c) To the extent that service is relevant for all purposes, including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies, and severance benefits, under a Buyer Plan maintained for the benefit of the Transferred Employees, Buyer or one of its subsidiaries shall, effective as of the Closing, cause each Transferred Employee to be credited with service under the applicable Benefit Plans for all service earned by such Transferred Employee with the Companies (including their predecessors) prior to or on the Closing Date; provided, however, that such service shall not be required to be recognized to the extent that such recognition would result in a duplication of benefits.
     (d) During the Benefits Maintenance Period, Buyer agrees to, or to cause one of its subsidiaries to, provide each Transferred Employee with at least the same level and type of severance protection as was provided to such Transferred Employee under the Companies severance retention plans, practices and policies in effect as of the date hereof; provided, that, the expiration or termination of any severance plan or policy in effect as of the date hereof shall be disregarded and have no effect for purposes of determining the level of severance protection that the Buyer shall be required to be provide pursuant to this provision.
     (e) With respect to any Buyer Plans in which any Transferred Employees become eligible to participate on or after the Effective Time, Buyer shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents, and (ii) for purposes of satisfying any deductible or out-of-pocket requirements, provide each Transferred Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under the analogous Company Plan. With respect to any former employees of the Companies (the “Former Employees”) who are receiving “continuation coverage” under a Company Plan, as of the Closing Date, in accordance with the requirements of COBRA, Buyer shall (i) provide, or cause to be provided, as of the Closing Date, continued coverage under a group health plan sponsored by the Buyer or one of its subsidiaries, and (ii) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Former Employees and their eligible dependents. Without limiting the foregoing, Buyer shall be solely responsible for compliance with COBRA, including the provision of continuation coverage, with respect to all Company employees, and their eligible dependents, for whom a qualifying event occurs prior to, on or after the Closing Date.
     (f) Buyer shall, or shall cause one of its subsidiaries to, assume the 2005 and 2006 short term incentive programs for Transferred Employees in existence as of the Closing Date and shall pay to the Transferred Employees any earned but unpaid bonuses with respect to the full determination periods under such programs.
                 Section 6.10 No Solicitation of Transactions
     (a) Each of the Sellers and Genco agrees that neither it nor any other Company shall, and that it shall cause its Representatives and any Representative of a Company not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing non-public information) any inquiries or the making or implementation of any proposal or offer (including any proposal from or offer to its shareholders) with respect to (i) a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving any Company or (ii) any purchase or sale of more than 20% of the assets of the Companies, taken as a whole, or any Company Securities (any such proposal or offer being hereinafter referred to as an “Alternative Proposal”). Each of the Sellers and Genco further agrees that neither it nor any Company shall, and that it shall cause its Representative not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an Alternative Proposal, or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or accept an Alternative Proposal. It is expressly acknowledged that dispositions of “Scheduled Assets” shall not constitute Alternative Proposals.
     (b) Each of the Sellers and Genco agrees not to enter into, and that no Company shall enter into, any agreement with any person subsequent to the date of this Agreement with respect to an Alternative Proposal. Genco agrees that no Company shall terminate, waive, amend or modify any provision of any standstill or confidentiality agreements to which it is a party and that each Company shall use reasonable best efforts to enforce the provisions of any such agreement.
     (c) Effective as of the date of this Agreement, each of the Sellers and Genco agrees that each Company shall, and each of the Sellers and Genco shall cause its Representatives and any Representative of a Company to, terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Alternative Proposal. Genco shall use reasonable best efforts to inform the Representatives of a Company of the obligations undertaken in this Section 6.10 and shall request that all confidential information previously furnished to any such third parties be returned promptly.
                 Section 6.11 Restrictions on Transfers of Units and Blocker Interests. Each Seller agrees that it shall not sell, transfer, pledge, hypothecate, encumber, assign or dispose of (“Transfer”) Units owned by it, other than any of the following permitted Transfers, so long as each transferee or, in the case of a Transfer to a Blocker, the holder(s) of such Blocker’s Blocker Interests (if not already party hereto as a Seller) executes and delivers to Buyer a written instrument reasonably acceptable to Buyer agreeing to be bound by, and a party to, this Agreement as a Genco Seller or Blocker Seller, as applicable (a “Joinder”), in which case such transferee shall be deemed for all purposes hereunder (including Articles II, III and IV) to be a Genco Seller or Blocker Seller, as applicable:
               (i) distributions of Units by the record holder thereof to such holder’s partners or members;
               (ii) Transfers of Units to commonly controlled Affiliates; and
               (iii) in the case of a Seller who is a natural person, Transfers to (A) a spouse or lineal descendent or ancestor of such Seller, (B) the conservators, guardians, executors, administrators, testamentary trustees, legatees or beneficiaries of the Seller or (C) a limited partnership, limited liability company, trust or custodianship, the beneficiaries of which may include only the Seller, the Seller’s spouse (or ex-spouse), the Seller’s lineal descendants (including adopted and step-children), or, if such Seller has no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.
                 Section 6.12 Disclosure Controls and Certain Information
     (a) Genco agrees to continue its existing program of implementing disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) intended to ensure that material information relating to the Companies is timely made known to the management of Genco by others within those entities, and to cooperate reasonably with Buyer in preparing for the transition and integration of Genco’s financial reporting systems with Buyer’s financial reporting systems following the Closing.
     (b) Genco agrees to provide to Buyer copies of its final quarterly and annual financial statements prepared after the date hereof and monthly financial statements (if provided to Genco’s Board of Managers) no later than promptly after they are delivered to members of its Board of Managers.
     (c) Genco agrees to use reasonable best efforts to prepare its audited consolidated financial statements as of and for the fiscal year ended December 31, 2005 and unaudited consolidated financial statements for subsequent quarterly periods that comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations.
                 Section 6.13 Directors’ and Officers’ Indemnification and Insurance
     (a) The certificate of formation and limited liability company agreement of Genco, or any successor thereto, following the Closing Date shall contain the provisions regarding liability of managers and indemnification of managers and officers that are set forth, as of the date of this Agreement, in the certificate of formation and the limited liability company agreement, respectively, of Genco and shall provide indemnification with respect to claims arising from facts or events that occurred prior to the Closing Date to the fullest extent permitted by and in accordance with the Delaware

Limited Liability Company Act and other applicable Law from time to time (including with respect to the advancement of expenses), which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Closing Date were managers or Company Employees.
     (b) Buyer shall cause to be obtained at the Closing Date “tail” or “runoff” insurance policies with a claims period of at least six years from the Closing Date with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Genco’s existing policies in effect at the Closing Date for claims arising from facts or events that occurred prior to the Closing Date; provided that if such “tail” or “runoff” insurance policies are not available at a cost not greater than the amount set forth on Section 6.13 of the Companies Disclosure Letter (the “Insurance Cap”), Buyer shall cause to be obtained as much comparable insurance for as long a period (not to exceed six years from the Closing Date) as is available for a cost not to exceed the Insurance Cap.
                 Section 6.14 Existing Senior Notes. Buyer agrees that, in the event that any of Genco’s 6.875% Senior Notes Due 2014, issued under the Indenture dated as of December 14, 2004 by and among Genco, Texas Genco Financing Corp., each of the Guarantors party thereto and Wells Fargo Bank National Association, Trustee (the “Indenture”), remain outstanding following the Closing Date, Buyer shall take all action necessary to cause Genco to comply with its obligation under the Indenture to offer to repurchase the notes upon a change of control following the Closing Date, including by making financial resources available to satisfy any obligations under the Indenture.
                 Section 6.15 Drag-Along. In the event that any person shall become a member of Genco after the date of this Agreement (including upon an exercise of Options) and shall not have executed a Joinder contemporaneously with becoming a member of Genco, the Sellers party hereto shall take all required actions to cause such member of Genco to become a Seller hereunder, including if necessary causing that member to be “dragged” along pursuant to section 9.4 of the LLC Agreement. The Seller Representatives shall promptly amend Annex A by written notice to Buyer to reflect any such changes in Sharing Percentages or ownership of Units.
                 Section 6.16 Listing of Shares of Buyer Common Stock. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock constituting the Common Stock Consideration to be issued and delivered to Sellers in accordance with Section 1.2 to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.
                 Section 6.17 Tax Matters.
     (a) The Seller’s Representative shall prepare and file, or cause to be prepared and filed, any federal and state income Tax Returns of Genco for any taxable period ending on or before the Closing Date. The federal income Tax Return for Genco for the taxable period ending on the Closing Date shall include an election under Section 754 of the Code. Such return shall also include the deduction attributable to the payments made to the Optionholders under Section 1.2(b) herein (as adjusted pursuant to Section 1.5), which deduction shall be allocated in accordance with Article VI of the LLC Agreement. Buyer shall prepare and file, or cause to be prepared and filed, any other Tax Returns of the Companies for any taxable period that are due after the Closing Date. The Genco Sellers agree that (i) the Tax Return filed for the taxable year of Genco ending on December 31, 2004 shall include the elections set forth on Schedule 6.17 attached hereto, and (ii) in the event that the Tax Return of Holdings filed for the taxable year ending December 31, 2005 is filed prior to the Closing Date, such Tax Return shall include an election pursuant to Section 468A(a) and Treasury Regulation Section 1.468A-7(a) to deduct payments to Nuclear Decommissioning Fund. The Genco Sellers shall, and shall cause Genco to, afford Buyer an opportunity to review the applicable portion of such Tax Returns prior to filing solely to determine whether the elections required by this Section 6.17 have been properly made. Buyer agrees to cooperate with the Genco Sellers, and the Genco Sellers agree to cooperate with Buyer, to provide any information requested by the Genco Sellers or Buyer, as the case may be, in order to prepare such returns.
     (b) All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the Acquisition (the “Transfer Taxes”), shall be paid by Buyer.
                 Section 6.18 Escrow Agreement. On or prior to the Closing Date, Buyer and Sellers will execute and deliver, and will use reasonable best efforts to cause the Escrow Agent to execute and deliver, the Escrow Agreement.
                 Section 6.19 Mutual Release. Effective as of the Closing, each Seller, on the one hand, and Genco on the other hand, hereby unconditionally and irrevocably and forever releases and discharges the other, its respective successors and assigns, and any present or former directors, managers, officers, employees or agents of the other (collectively, the respective “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity (collectively, the respective “Released Claims”) that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing (other than any matter arising between the date hereof and the Closing that would have caused the representation and warranty in the last sentence of Section 4.8 to be untrue if such matter had existed as of the date hereof) and to the extent based upon the applicable Seller’s capacity as a holder of Units or Options; provided, however, that this release (i) does not extend to Released Claims to enforce the terms or any breach of this Agreement, the Investor Rights Agreement or any of the provisions set forth herein or therein, (ii) shall not affect any employment-related matters or matters affecting any Seller in his or her capacity as an officer or employee of any Company, including salary or benefits earned with respect to, prior periods to which such Seller is entitled from any of the Companies, and (iii) shall not affect any right to indemnification, exculpation or advancement of expenses to which such Seller may be entitled as a result of such Seller’s membership interest in Genco or service as a manager, officer, employee, consultant or other representative of any Company, which rights shall not be modified or amended following the Closing in a manner to adversely affect the indemnification rights of the Sellers in effect immediately prior to the Closing.
                 Section 6.20 Restriction on Certain Transactions. From and after the date hereof until the Closing Date, each of the Sellers hereby covenants and agrees that such Seller shall not, directly or indirectly, enter into transactions related to Buyer Common Stock designed to reduce its risk relative to its position as a holder of Buyer Common Stock.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE ACQUISITION
                 Section 7.1 Conditions to Buyer and Sellers’ Obligations to Consummate the Acquisition. The respective obligations of Buyer and Sellers to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
               (a) No Law or Order shall exist or shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Acquisition or any of the other transactions related thereto.
               (b) Any waiting period applicable to the Acquisition under the HSR Act shall have expired or been terminated.
               (c) The NRC Approval shall have been obtained and shall be in full force and effect, any waiting period prescribed by Law before the Acquisition may be consummated shall have expired, no rehearing or appeal of such NRC Approval shall be pending or, to Genco’s or Buyer’s knowledge, threatened.
               (d) The Federal Energy Regulatory Commission shall have approved the parties’ joint application for approval of the Acquisition and/or transactions occurring in conjunction therewith under Section 203 of the Federal Power Act.
               (e) The PUC shall have given all approvals necessary for consummation of the Acquisition under Texas law, if required in the opinion of Buyer’s outside legal counsel.
                 Section 7.2 Further Conditions to Sellers’ Obligations. The obligations of the Sellers to consummate the Acquisition is further subject to satisfaction or, if permitted by applicable Law, waiver by each applicable Seller, on or prior to the Closing Date of each of the following conditions:

               (a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article V of this Agreement (other than the second sentence of Section 5.7) shall be true and correct as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties which speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Buyer Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Buyer Material Adverse Effect.
               (b) Performance Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
               (c) Officer’s Certificate. Genco shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by either the Chief Executive Officer or Chief Financial Officer of Buyer certifying as to the matters described in Sections 7.2(a) and 7.2(b).
               (d) Investors Rights Agreement. Buyer shall have entered into an Investors Rights Agreement, dated as of the Closing Date, between Buyer and the Sellers party thereto, in the form attached as Exhibit C to this Agreement, and such agreement shall not have been revoked, terminated or amended.
               (e) Certificate of Designations. If the Consideration will include the Buyer Preferred Stock, Buyer shall have taken all corporate action necessary to adopt the Certificate of Designations for the Buyer Preferred Stock and shall have filed such Certificate of Designations with the Secretary of State of the State of Delaware and such filing shall have become effective.
               (f) Listing of Buyer Common Stock. The shares of Buyer Common Stock constituting the Common Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.
               (g) No Material Adverse Effect. Except as set forth in the Buyer Disclosure Letter, since June 30, 2005, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a Buyer Material Adverse Effect.
                 Section 7.3 Further Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the Closing Date, of each of the following conditions:
               (a) Representations and Warranties. Each of the representations and warranties of Sellers (other than the second sentence of Section 4.7) and Genco (i) set forth in Article II (other than Section 2.3), Article III and Article IV (other than Section 4.3(c)) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Companies Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Companies Material Adverse Effect and (ii) set forth in Sections 2.3 and 4.3(c) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties which speak as of an earlier date or period which shall be true and correct as of such date or period.
               (b) Performance Obligations. Each of the Sellers and Genco shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.
               (c) Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Genco by either the Chief Executive Officer or Chief Legal Officer of Genco and signed by each Seller, or, if such Seller is not an individual, by an authorized officer on behalf of each Seller, certifying as to the matters described in Section 7.3(a) and 7.3(b).
               (d) No Material Adverse Effect. Except as set forth in the Companies Disclosure Letter, since June 30, 2005, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a Companies Material Adverse Effect.
ARTICLE VIII
TERMINATION AND ABANDONMENT
                 Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows (the date of any such termination, the “Termination Date”):
               (a) by mutual written consent of the Seller Representatives and Buyer;

               (b) by the Seller Representatives or Buyer if the Closing shall not have been consummated on or before the date that is nine months from the date of this Agreement (such date, as it may be extended under clause (A) of this paragraph, the “Optional Termination Date”); provided, however, that (A) either the Seller Representatives or Buyer may, in its sole discretion, elect to extend the Optional Termination Date for up to 90 days if, (i) the conditions set forth in Section 7.1(c) have not been satisfied and (ii) all other conditions to consummation of the Acquisition are satisfied or capable of then being satisfied (other than the condition in Section 7.1(c)), and (B) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Seller Representatives, if its failure to perform, or Buyer, if its failure to perform, its obligations under this Agreement has been the cause of, or resulted in, the failure of the Acquisition to have been consummated on or before the Termination Date or Optional Termination Date, as applicable;
               (c) by the Seller Representatives, on the one hand, or Buyer, on the other hand, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Buyer, in the case of termination by Seller Representatives, or any of the Sellers or Companies, in the case of a termination by Buyer, which breach, individually or together with all other such breaches, would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;
               (d) by the Seller Representatives or Buyer if (i) a Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable or (ii) a Governmental Authority of competent jurisdiction shall have denied or otherwise failed to grant a Required Approval and such failure or denial shall have become final and non-appealable, as a result of which the conditions set forth in Section 7.1 shall become incapable of being satisfied; or
               (e) by the Seller Representatives, if there shall have been a Buyer Material Adverse Effect, or by the Buyer, if there shall have been a Companies Material Adverse Effect in each case which is not cured within 30 days following written notice thereof by the party seeking termination to the other, or which by its nature or timing cannot be cured prior to the Closing Date.
                 Section 8.2 Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by either party as provided under Section 8.1 of this Agreement, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by Sellers, Genco or Buyer, without any liability or obligation on the part of Sellers, Buyer or Genco, other than the provisions of Section 6.3(b), Section 6.8(c), this Section 8.2, and Article IX. If this Agreement is terminated under Section 8.1:
               (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated by this Agreement which have not been consummated as of the date of termination, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreements and Section 6.3(b);
               (b) all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other person to which made, to the extent the applicable transaction has not been consummated; and
               (c) there shall be no liability or obligation under this Agreement on the part of Sellers, Genco or Buyer or any of their respective Representatives, except that nothing contained in this Section 8.2 shall relieve any party from liability for its intentional breach of representations, warranties, covenants or agreements set forth in this Agreement; and except that the obligations provided for in Section 6.3(b), Section 6.8(c), this Section 8.2 and Article IX shall survive any such termination.
ARTICLE IX
MISCELLANEOUS PROVISIONS
                 Section 9.1 Representations and Warranties. All representations and warranties in Articles II, III, IV and V of this Agreement or in any instrument delivered pursuant to this Agreement shall not survive and shall terminate at the Closing Date or, subject to Section 8.2(c), upon termination of this Agreement pursuant to Article VII, as the case may be.
                 Section 9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties to this Agreement, under an instrument in writing signed by all parties. Notwithstanding the foregoing, Seller Representatives (by an instrument executed by each of the four members of the Seller Representatives) may amend Annex A at any time prior to the Closing Date by written notice to Buyer to reflect changes in Sharing Percentages, transfers of Units permitted under Section 6.11, any termination of an Option at or prior to the Closing or additional Sellers pursuant to Section 6.15; provided, however, that no change to Annex A shall be effected without the prior written consent of Buyer to the extent that such change would result in any Seller or Optionholder or any transferee thereof becoming the beneficial owner of 15% or more of the outstanding Buyer Common Stock immediately after consummation of the transactions contemplated by this Agreement.

                 Section 9.3 Entire Agreement; Assignment. This Agreement (including the Companies Disclosure Letter and Buyer Disclosure Letter), the Schedules, Annex and Exhibits hereto and the Confidentiality Agreements (a) constitute the entire agreement between the parties concerning the subject matter of this Agreement and supersede other prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Agreement, and (b) shall not be assigned, by operation of Law or otherwise, by a party (other than as permitted pursuant to Section 6.11), without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign its rights or obligations hereunder to any subsidiary or to a lender (or agent therefor) for security purposes, provided that no such assignment shall relieve Buyer of its obligations hereunder. Notwithstanding the foregoing, Buyer may, at its election but subject to the proviso to this sentence, engage in a holding company merger (the “Holding Company Reorganization”) pursuant to Section 251(g) of the General Corporation Law of the State of Delaware for the purpose of interposing a newly formed holding company as the sole stockholder of Buyer (“Holdco”); provided, that, no such Holdco Company Reorganization shall be permitted hereunder if it or any related transactions (i) results in any required approvals (including stockholder approval or approval by any Governmental Authority) not specifically provided for as a condition in Article VII hereof or (ii) would reasonably be expected to have an adverse effect on the receipt or timing of receipt of any Required Approval, or otherwise delay satisfaction of the conditions to Closing set forth in Article VII. In the event that Buyer elects to consummate the Holding Company Reorganization, Buyer shall give written notice thereof to Sellers at least 10 business days prior to Closing and Holdco shall assume, pursuant to a joinder to this Agreement reasonably satisfactory to Sellers, and become responsible for, all of Buyer’s duties and obligations and shall succeed to, and be entitled to exercise, all of Buyer’s rights and privileges under this Agreement; provided, that no such assignment and assumption shall relieve Buyer of its obligations hereunder. In the event of a Holding Company Reorganization, “Buyer” shall be deemed to be Holdco for purposes of the definitions of “Buyer Common Stock”, “Buyer Preferred Stock” (and the related Certificate of Designations attached as Exhibit B) and any related representations and covenants.
                 Section 9.4 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.
                 Section 9.5 Notices. Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):
(a)	if to any Seller or Genco, to
Texas Genco LLC
1301 McKinney, Suite 2300
Houston, TX 77010
Telecopy: (713) 795-7444
Attention: Thad Miller
with a copy to
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Telecopy: (212) 455-2502
Attention: David J. Sorkin
(b)	if to Buyer, to
NRG ENERGY, INC.
211 Carnegie Center
Princeton, NJ 08540
Telecopy: (609) 524-4591
Attention: Tim O’Brien
with a copy to
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
Seventh Floor
Wilmington, DE 19801
Telecopy: (302) 651-3001
Attention: Robert B. Pincus
                 Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. Each party irrevocably consents to the service of any and all process in any such Action by the mailing of copies of such process to such party at its address specified in Section 9.5. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 9.6 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consents to jurisdiction set forth in this Section 9.6 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 9.6 and shall not be deemed to confer rights on any person other than the parties. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
                 Section 9.7 Descriptive Headings. The table of contents and descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.
                 Section 9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.
                 Section 9.9 Fees and Expenses. Whether or not this Agreement and the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Each of Genco, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.
                 Section 9.10 Interpretation
     (a) The phrase “to the knowledge of” any person or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any executive officer of such person, after due inquiry; it being understood that the Companies’ executive officers shall be deemed to be Jack A. Fusco, W. Thaddeus Miller, John B. (Thad) Hill, III and Margery M. Harris. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
     (b) For purposes of this Agreement, the term: (i) “affiliate” means, unless otherwise indicated, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified; (ii) “Company IP” means all material Intellectual Property owned, held or used by any Company, including all material patent, copyright, trademark and service mark registrations and applications and domain names issued to, assigned to and filed by any Company; (iii) “Intellectual Property” means all U.S. intellectual property, including: (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos trade dress and other source indicators and the goodwill of any business symbolized thereby; and (d) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents, materials, analyses, reach and lists; (iv) “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Authority or other similar entity such determination; and (v) “subsidiary” means, with respect to any person, any other person of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the outstanding equity securities or securities carrying 50% or more of the voting power in the election of the board of directors or other governing body of such person.
                 Section 9.11 Third-Party Beneficiaries. Except for the provisions of Section 6.13, this Agreement is solely for the benefit of Sellers, Genco and their respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Sellers and Genco, under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
                 Section 9.12 No Waivers. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by a party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.
                 Section 9.13 Specific Performance. The parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.
                 Section 9.14 Seller Representatives
     (a) Designation. The Sellers have agreed that it is desirable to designate Blackstone TG Capital Partners IV L.P., Hellman & Friedman Capital Partners IV, L.P., KKR Millennium Fund (Energy) L.P. and TPG Partners IV - AIV 2, L.P., acting by any three of them (provided that any amendment of Annex A and any modification of this Agreement that has the effect of modifying the substance of Annex A shall require action by all four of them), as the representatives of the Sellers and Optionholders to act on behalf of the Sellers under this Agreement and the Escrow Agreement for certain limited purposes (the “Seller Representatives”). The Seller Representatives shall serve as the representatives of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Seller Representatives.
     (b) Authority. Each of the Sellers hereby irrevocably appoints each of the Seller Representatives as agent, proxy and attorney in fact for such Sellers for all purposes of this Agreement and the Escrow Agreement, including the full power and authority on such Sellers’ behalf to take the actions required or permitted to be taken by the Seller Representatives pursuant to this Agreement and/or the Escrow Agreement, including such actions on behalf of a Seller. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of each Seller Representatives and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Seller Representatives (to the extent authorized by and in accordance with this Agreement or the Escrow Agreement)

shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.
     (c) Exculpation; Indemnification. The Seller Representatives shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller. The Seller Representatives shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Seller Representatives shall not be relieved of any liability imposed by law for willful misconduct. The Seller Representatives shall not be liable to the Sellers for any apportionment or distribution of payments made by the Seller Representatives in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Seller Representatives shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Seller Representatives nor any agent or advisor employed by it shall incur any liability to any Seller relating to the performance of its duties hereunder, except for actions or omissions constituting fraud or bad faith. The Sellers do hereby jointly and severally agree to indemnify and hold the Seller Representatives harmless from and against any and all liability, cost, expense or damage reasonably incurred or suffered as a result of the performance of such Seller Representatives’ duties under this Agreement or the Escrow Agreement, except for actions or omissions constituting fraud or bad faith.

          IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

TEXAS GENCO LLC
By:	/s/ Jack A. Fusco
	Name:	Jack A. Fusco
	Title:	Chief Executive Officer

NRG ENERGY, INC.
By:	/s/ David Crane
	Name:	David Crane
	Title:	Chief Executive Officer

SIGNATURE PAGE TO THE
ACQUISITION AGREEMENT

SELLERS:

BLACKSTONE TG CAPITAL PARTNERS IV L.P.

By: Blackstone Management Associates IV L.L.C., as General Partner

By:	/s/ David I. Foley

BLACKSTONE CAPITAL PARTNERS IV-A L.P.

By: Blackstone Management Associates IV L.L.C., as General Partner

By:	/s/ David I. Foley

BLACKSTONE PARTICIPATION PARTNERSHIP IV L.P.

By: Blackstone Management Associates IV L.L.C., as General Partner

By:	/s/ David I. Foley

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP IV-A L.P.

By: Blackstone Management Associates IV L.L.C., as General Partner

By:	/s/ David I. Foley

SIGNATURE PAGE TO THE
ACQUISITION AGREEMENT

HELLMAN & FRIEDMAN CAPITAL PARTNERS IV, L.P.

By its General Partner, H&F Investors IV, LLC
By its Administrative Manager, H&F Administration IV, LLC,
By its Manager, H&F Investors III, Inc.

By:	/s/ Philip Hammarskjöld

Vice President

H&F INTERNATIONAL PARTNERS IV-A, L.P.

By its General Partner, H&F Investors IV, LLC
By its Administrative Manager, H&F Administration IV, LLC,
By its Manager, H&F Investors III, Inc.

By:	/s/ Philip Hammarskjöld

Vice President

H&F INTERNATIONAL PARTNERS IV-C, L.P.

By its General Partner, H&F Investors IV, LLC
By its Administrative Manager, H&F Administration IV, LLC,
By its Manager, H&F Investors III, Inc.

By:	/s/ Philip Hammarskjöld

Vice President

H&F EXECUTIVE FUND IV, L.P.

By its General Partner, H&F Investors IV, LLC
By its Administrative Manager, H&F Administration IV, LLC,
By its Manager, H&F Investors III, Inc.

By:	/s/ Philip Hammarskjöld

Vice President

SIGNATURE PAGE TO THE
ACQUISITION AGREEMENT

KKR PARTNERS III, L.P. (SERIES I)

By: KKR Millennium GP (Energy) LLC, a General Partner

By:	/s/ Marc Lipschultz

Member

KKR MILLENNIUM FUND (ENERGY) L.P.

By: KKR Associates Millennium (Energy) L.P., its General Partner
By: KKR Millennium GP (Energy) LLC, its General Partner

By:	/s/ Marc Lipschultz

Member

SIGNATURE PAGE TO THE
ACQUISITION AGREEMENT

TPG GENCO III, L.P.

By:	TPG GenPar III, L.P., its General Partner
By:	TPG Advisors III, Inc., its General Partner

By:	/s/ Michael MacDougall

Name: Michael MacDougall
Title:

TPG III — AIV 2, L.P.

By:	TPG GenPar III, L.P., its General Partner
By:	TPG Advisors III, Inc., its General Partner

By:	/s/ Michael MacDougall

Name: Michael MacDougall
Title:

TPG III — AIV 3, L.P.

By:	TPG GenPar III, L.P., its General Partner
By:	TPG Advisors III, Inc., its General Partner

By:	/s/ Michael MacDougall

Name: Michael MacDougall
Title:

TPG GENCO IV, L.P.

By:	TPG GenPar IV, L.P., its General Partner
By:	TPG Advisors IV, Inc., its General Partner

By:	/s/ Michael MacDougall

Name: Michael MacDougall
Title:

TPG PARTNERS IV — AIV 2, L.P.
By:	TPG GenPar IV, L.P., its General Partner
By:	TPG Advisors IV, Inc., its General Partner

By:	/s/ Michael MacDougall

Name: Michael MacDougall
Title:
SIGNATURE PAGE TO THE
ACQUISITION AGREEMENT

FUSCO ENERGY INVESTMENTS LLP
By:	/s/ Jack A. Fusco
	Name:	Jack A. Fusco
Title:

/s/ W. Thaddeus Miller
W. Thaddeus Miller

SIGNATURE PAGE TO THE
ACQUISITION AGREEMENT

ARCH C. BLOCHER III AND SHERYN E. BLOCHER, TRUSTEES, THE BLOCHER LIVING TRUST, DATED JAN. 16, 2003
By:	/s/ Arch C. Blocher III
	Name:	Arch C. Blocher III
	Title:	Trustee

UPPER CANADA CORPORATION
By:	/s/
Name:
Title:

/s/ Thomas J. Bullis
Thomas J. Bullis

/s/ Margery M. Harris
Margery M. Harris

/s/ Donald M. McArthur
Donald M. McArthur

/s/ Tyler Reeder
Tyler Reeder

/s/ William S. Waller, Jr.
William S. Waller, Jr.

WEBB LIVING TRUST, DATED OCTOBER 3, 2002
By:	/s/ Tom Webb
	Name:	Tom Webb
	Title:	Trustee

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BLOCKER SELLERS:
TPG III — AIV I, L.P.

	By:	TPG GenPar III, L.P., its General Partner
	By:	TPG Advisors III, Inc., its General Partner

	By:	/s/ Michael MacDougall

Name: Michael MacDougall
Title:

TPG IV — AIV I, L.P.

By:	TPG GenPar IV, L.P., its General Partner
By:	TPG Advisors IV, Inc., its General Partner

By:	/s/ Michael MacDougall

Name: Michael MacDougall
Title:

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Exhibit B
NRG ENERGY, INC.
CERTIFICATE OF DESIGNATIONS
establishing the
Voting Powers, Designations, Preferences, Limitations,
Restrictions and Relative Rights of
Cumulative Redeemable Preferred Stock
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
                  NRG Energy, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Issuer”), does hereby certify that (i) pursuant to authority conferred upon the Board of Directors of the Issuer (the “Board of Directors”) by its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors authorized the creation and issuance of the Issuer’s Cumulative Redeemable Preferred Stock and (ii) the following resolution fixing the designations, preferences and rights of such Preferred Stock which was duly adopted by the Board of Directors, on [•], 2006, remains in full force and effect.
                  NOW THEREFORE IT IS RESOLVED, that pursuant to Section 151 of the General Corporation Law of Delaware and the authority expressly granted to and vested in the Board of Directors of the Issuer by the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share, to consist initially of [•] shares, with the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions as set forth in this Certificate of Designations:
     1. Designation and Amount.
1.1	All shares of this series of preferred stock shall be known as “Cumulative Redeemable Preferred Stock” (the “Cumulative Preferred Stock”).

1.2	The number of shares constituting the Cumulative Preferred Stock shall initially consist of [•].[1]
     2. Rank.
2.1	The Cumulative Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up, and dissolution, (a) rank on a par with the Issuer’s 3.625% Convertible Perpetual Preferred Stock (the “3.625% Preferred Stock”) and the Issuer’s 4.0% Convertible Perpetual Preferred Stock (collectively with the 3.625% Preferred Stock, the “Existing Preferred Stock”) and all other series of capital stock issued by the Issuer, the terms of which expressly provide that such class or series will rank on a par with the Cumulative Preferred Stock and the Existing Preferred Stock (collectively, the “Parity Stock”), (b) rank senior to each other class or series of capital stock now or hereafter authorized, issued, or outstanding, including the common stock of the Issuer (collectively, the “Junior Securities”) and (c) have an initial liquidation preference of $1,000.00 (as the “Liquidation Preference”).

1 Calculated based upon definition of Preferred Stock Consideration in Acquisition Agreement.

     3. Dividends.
3.1	The Holders shall be entitled to receive, when, as, and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Cumulative Preferred Stock, at a rate per annum equal to the Dividend Rate (as defined below and applicable from time to time) on the Liquidation Preference and all accrued and unpaid dividends. Such dividends shall be cumulative and accrue and compound quarterly (whether or not earned or declared and whether or not there are funds legally available therefor) from the date of issuance thereof (the “Issue Date”) and shall be payable on each dividend payment date declared by the Board of Directors (each of such dates being a “Dividend Payment Date”) to holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the “Record Date”). Any such Record Date shall be no more than 60 days and no less than 10 days prior to the relevant Dividend Payment Date. Any dividend not paid on the Dividend Payment Date therefor shall be fully cumulative and shall accrue and compound (whether or not earned or declared and whether or not there are funds legally available therefor) at the Dividend Rate per annum compounded quarterly from the date of such Dividend Payment Date and shall be in arrears until paid.

3.2	Each fractional share of Cumulative Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Cumulative Preferred Stock pursuant to paragraph 3.1, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue and compound (whether or not declared) from the date of the issuance of such share or fractional share, as the case may be, and shall be payable in the same manner and at such times as provided for in paragraph 3.1 with respect to dividends on each outstanding share of Cumulative Preferred Stock. Each fractional share of Cumulative Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Cumulative Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions with respect to each outstanding share of Cumulative Preferred Stock.

3.3	Accrued but unpaid dividends on the Cumulative Preferred Stock for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Issuer on such record date as may be fixed by the Board of Directors, which record date shall be no more than 60 days and no less than 10 days prior to the payment date thereof. Holders will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative, compounded dividends provided for herein. Dividends payable on the Cumulative Preferred Stock for any period less than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months.

3.4	So long as any shares of the Cumulative Preferred Stock are outstanding, the Issuer shall not (i) declare, pay, or set apart for payment any dividend other than in kind dividends on any Junior Securities, (ii) make any distribution on or in respect of any Junior Securities, (iii) directly or indirectly retire, redeem, purchase, or otherwise acquire, in whole or in part, any Junior Securities, or (iv) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, or other retirement of, any Junior Securities.

3.5	Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Issuer to pay or set apart for payment, any dividends on shares of the Cumulative Preferred Stock at any time, except to the extent of funds legally available therefor.
     4. Liquidation Preference.
4.1	Upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Issuer, no distribution shall be made:
(a)	to the holders of Junior Securities unless, prior thereto, each Holder shall have received a liquidation payment in cash for each share of outstanding Cumulative Preferred Stock held by it equal to the Liquidation Preference with respect to such share plus any accrued and unpaid dividends and distributions thereon, whether or not declared, to the date fixed for liquidation, dissolution, or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution, or winding up); or

(b)	to the holders of Existing Preferred Stock, Cumulative Preferred Stock or any other class or series of Parity Stock, except distributions made ratably on the Existing Preferred Stock, the Cumulative Preferred Stock and each other class or series of Parity Stock in proportion to the amounts to which the holders of the Existing Preferred Stock, Cumulative Preferred Stock or other Parity Stock are entitled upon such liquidation, dissolution, or winding up; or

(c)	to the holders of Cumulative Preferred Stock, except distributions made ratably on such Cumulative Preferred Stock in proportion to the total amounts to which the Holders of all such shares are entitled upon such liquidation, dissolution, or winding up.
After payment in cash and in full of the Liquidation Preference of the Cumulative Preferred Stock plus any accrued and unpaid dividends thereon compounded quarterly to the date of liquidation, dissolution, or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution, or winding up), Holders shall not be entitled to receive any additional cash, property, or other assets of the Issuer upon liquidation, dissolution, or winding up of the Issuer with respect to such shares of Cumulative Preferred Stock.

4.2	For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Issuer nor the consolidation or merger of the Issuer with any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Issuer, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution, or winding up of the Issuer.
     5. Redemption.
5.1	Optional Redemption by the Issuer. To the extent the Issuer shall have funds legally available therefor, the Issuer, at its option, may redeem for cash, in whole or in part, the shares of Cumulative Preferred Stock outstanding, at any time or from time to time, upon notice given as specified in Section 6, at a per share redemption price equal to 100% of the Liquidation Preference per share of the Cumulative Preferred Stock, together with an amount equal to all accrued and unpaid dividends thereon compounded quarterly to the date of redemption (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date of redemption) (the “Redemption Price”).

5.2	Mandatory Redemption by the Issuer. Upon the occurrence of any Mandatory Redemption Date, if any shares of Cumulative Preferred Stock remain outstanding, the Issuer shall, upon notice given as specified in Section 6, in cash and out of funds legally available for such purpose, redeem at a per share redemption price equal to the Redemption Price all outstanding shares of Cumulative Preferred Stock.
     6. Procedure for Redemption.
6.1	In the event that fewer than all the outstanding shares of Cumulative Preferred Stock are to be redeemed at any time pursuant to Section 5, the shares to be redeemed shall be selected pro rata among all Holders from all outstanding shares of Cumulative Preferred Stock.

6.2	In the event that the Issuer shall redeem shares of Cumulative Preferred Stock pursuant to paragraph 5.2 hereof, the redemption date shall not be later than the date of the Mandatory Redemption Date.

6.3	In the event that the Issuer shall redeem shares of Cumulative Preferred Stock pursuant to Section 5 hereof, notice of such redemption shall be mailed by first-class mail, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date, in the case of a redemption pursuant to paragraph 5.1, and otherwise not less than 30 days prior to the redemption date to the holders of record of all shares at their respective addresses as they shall appear in the records of the Issuer; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to any Holder to whom the Issuer has failed to give such notice or except as to any Holder to whom notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Cumulative Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

Failure by the Issuer to give any of the notices prescribed by this paragraph 6.3, or the formal insufficiency of any such notice, shall not prejudice the right of any Holder to cause the Issuer to redeem any such shares of Cumulative Preferred Stock held by it.

6.4	Notice by the Issuer having been mailed as provided in paragraph 6.3, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Issuer, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Issuer defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), dividends on the shares of Cumulative Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Cumulative Preferred Stock, and all rights of the Holders thereof as stockholders of the Issuer (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Issuer to the date of redemption) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Issuer shall so require and notice by the Issuer shall so state) to the Issuer’s transfer agent or to the Secretary of the Issuer at the principal office of the Issuer, such shares shall be redeemed by the Issuer at the applicable redemption price as aforesaid, with payment made as promptly as practicable and in any event within 7 days of surrender. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be promptly issued representing the unredeemed shares without cost to the Holder.
     7. Reacquired Shares. Shares of Cumulative Preferred Stock that have been issued and reacquired in any manner, including shares reacquired by purchase, redemption, or exchange, may (upon compliance with any applicable provisions of the laws of the State of Delaware) be redesignated and reissued as part of any other class or series of preferred stock (but may not be reissued as additional shares of the Cumulative Preferred Stock).
     8. Voting Rights.
8.1	No General Voting Rights. Except as otherwise provided in this Section 8, or as otherwise from time to time provided by law, the Holders shall have no voting rights in respect of the shares of Cumulative Preferred Stock. In exercising the voting rights provided by law or in this Section 8, each share of Cumulative Preferred Stock shall have one vote per share.

8.2	Voting Rights On Certain Other Matters. In addition to any vote or consent of stockholders required by law, the approval of holders of at least 66 2/3% of the outstanding shares of Cumulative Preferred Stock, voting as a class, shall be required: (i) to amend this Certificate of Designations or the Certificate of Incorporation to increase the authorized number of shares of Cumulative Preferred Stock or to authorize the issuance of any capital stock of the Issuer (1) ranking senior to the Cumulative Preferred Stock as to dividends or upon liquidation (unless the proceeds of such issuance are used to redeem or repurchase all shares of Cumulative Preferred Stock), or (2) mandatorily redeemable upon the occurrence of any date or event prior to the Mandatory Redemption Date or redeemable at the option of the holder thereof prior to the Mandatory Redemption Date; (ii) to reclassify any series of Junior Securities to rank senior to the Cumulative Preferred Stock as to dividends or upon liquidation or winding up; (iii) to authorize any liquidation of the Company; (iv) to amend, repeal or change any of the provisions of this Certificate of Designations or the Certificate of Incorporation in any manner that would alter or change the powers, preferences or special rights of the shares of Cumulative Preferred Stock so as to affect them adversely; and (v) for the Issuer or any parent or successor entity to effectuate a merger, consolidation or combination of such entity, unless the Cumulative Preferred Stock remains outstanding following such event without any change to its rights, preferences or powers.
     9. Definitions. For the purposes of this Certificate of Designations, the following terms shall have the meanings indicated:
     “Change of Control” shall have the meaning set forth in the Credit Agreement.
     “Credit Agreement” shall mean the [Credit Agreement], as in effect on the Issue Date and regardless whether the Credit Agreement is amended, terminated or ceases at any time to be in effect.
     “Dividend Rate” shall mean:
(1)	if the aggregate Liquidation Preference of shares of Cumulative Preferred Stock on the Issue Date is $200 million or less, initially 9.0%, automatically increasing by 1.0% on each three-month anniversary of the Issue Date, up to a maximum of 11.0%; and

(2)	if the aggregate Liquidation Preference of shares of Cumulative Preferred Stock on the Issue Date is more than $200 million, initially 10.0%, automatically increasing by 1.0% on each three-month anniversary of the Issue Date, up to a maximum of 12.0%.
     “Holder” shall mean a holder of shares of Cumulative Preferred Stock.
     “Mandatory Redemption Date” shall mean the earliest to occur of the following dates: (i) the date seven years and 6 months from the Issue Date; and (ii) the date of a Change of Control.

Exhibit C
[Form of]
INVESTOR RIGHTS AGREEMENT
BY AND AMONG
NRG ENERGY, INC.
AND
CERTAIN STOCKHOLDERS
OF NRG ENERGY, INC.
SET FORTH ON
ANNEX A HERETO,1
DATED AS OF                          , 2006

[1]	Annex A to be provided by Seller Representatives prior to Closing and to include members of management.

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SECTION 6.10 Effective Date	22
SECTION 6.11 Enforcement	22
SECTION 6.12 Titles and Subtitles	22
SECTION 6.13 No Recourse	22
SECTION 6.14 Counterparts; Facsimile Signatures	22
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INVESTOR RIGHTS AGREEMENT
            THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of                           , 2006, by and among NRG Energy, Inc. a Delaware corporation (the “Company”), and certain stockholders of the Company set forth on Annex A hereto (each, together with any Permitted Assignee (as defined in and subject to the limitations in Section 6.3), a “Stockholder”, and collectively the “Stockholders”).
W I T N E S S E T H:
            WHEREAS, pursuant to the Acquisition Agreement, dated as of September 30, 2005 (the “Purchase Agreement”), by and among the Company and the Stockholders, the Company acquired all of the Units of Texas Genco, LLC, a Delaware limited liability company (“Genco”), by purchasing from the Stockholders all of the equity interests in Apollo held directly or indirectly by the Stockholders;
            WHEREAS, as a result of and immediately following the consummation of the transactions contemplated by the Purchase Agreement, each Stockholder owns the number of Registrable Securities set forth on Annex A hereto; and
            WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the Company and each Stockholder desires to enter into this Agreement to set forth certain rights and obligations of the Company and the Stockholders with respect to the ownership by the Stockholders of the Company’s securities and certain other matters, all in accordance with the terms and conditions set forth herein.
            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
            SECTION 1.1 Certain Defined Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. For purposes of this Agreement, the following terms shall have the following meanings:
            “Acquisition” has the meaning assigned to such term in Section 5.1(a).
            “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person.

            “beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of either Common Stock or Preferred Stock or other voting securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any options, rights or other securities.
            “Business Day” means any day other than a day on which banks are required or authorized by law to be closed in the State of New York.
            “Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person and, with respect to the Company, includes any and all shares of Common Stock, Preferred Stock and any other equity interests of the Company.
            “Claims” has the meaning assigned to such term in Section 4.4(a).
            “Closing” has the meaning assigned to such term in the Purchase Agreement.
            “Closing Date” has the meaning assigned to such term in the Purchase Agreement.
            “Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.
            “Company Board” means the Board of Directors of the Company.
            “Company Offering” means any public offering of securities of the Company, in whole or in part, by the Company (other than in connection with employee benefit and similar plans or pursuant to Form S-4).
            “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
            “Equity Securities” means with respect to the Company, any and all shares of Capital Stock of the Company or securities of the Company, options or other rights convertible into, or exchangeable or exercisable for, such shares.
            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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            “Fund Stockholder” means each Person that is intended to qualify as a “venture capital operating company” under the Regulation and is listed on Annex B hereto.
            “Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.
            “incur” or “incurrence” means to incur, create, assume, guarantee or otherwise become directly or indirectly liable with respect to.
            “Indemnified Parties” has the meaning assigned to such term in Section 4.4(a).
            “Law” has the meaning assigned to such term in the Securities Purchase Agreement.
            “Lock-Up Period” shall mean the period commencing on the Closing Date and ending on the date that is 180 days after the Closing Date.
            “NASD” means the National Association of Securities Dealers, Inc.
            “NYSE” means The New York Stock Exchange, Inc.
            “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.
            “Preferred Stock” means, collectively, the Cumulative Redeemable Preferred Stock, par value $0.01 of the Company issued pursuant to the Purchase Agreement.
            “Registrable Securities” means any Common Stock and Preferred Stock issued to any Stockholder pursuant to the Purchase Agreement or subsequently issued with respect thereto. As to any particular Registrable Securities held by and particular Stockholder, once issued, such Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale by the Stockholder of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision), (iii) with respect to the Common Stock or Preferred Stock, as applicable, included in the Registrable Securities, the date on which all such Common Stock or Preferred Stock may be freely sold publicly in a single quarter under Rule 144(k) (or any successor provision) (assuming the “holding period” for purposes of Rule 144 commenced on the date hereof) and the Company shall have issued to the applicable holder new unlegended shares and cancelled any stop transfer restrictions or other restrictions with respect to such securities; or (iv) such securities shall have ceased to be outstanding. For purposes of this Agreement, any required calculation of the amount of, or percentage of, Registrable Securities shall be based on the number of shares of Common Stock or Preferred Stock, as applicable, which are Registrable Securities.

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            “Registration Expenses” means any and all expenses incident to performance of or compliance with Articles III, IV and V of this Agreement, including (i) all SEC and NYSE or other securities exchange or NASD registration and filing fees, (ii) all fees and expenses of complying with securities or blue sky laws (including the reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on the NYSE or any other securities exchange or the NASD pursuant to this Agreement and all rating agency fees, (v) the fees and disbursements of counsel for the Company and of the Company’s independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (vi) the reasonable fees and disbursements of counsel selected pursuant to Section 4.6, (vii) any reasonable fees and disbursements of underwriters and their counsel customarily paid by the issuers or sellers of securities, and the reasonable fees and expenses of special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, and (viii) all expenses incurred in connection with any road shows (including the reasonable out-of-pocket expenses of the holder of the applicable Registrable Securities).
            “Regulation” has the meaning assigned to such term in Section 2.5(d).
            “Rule 144” means Rule 144 (or any successor provision) under the Securities Act.
            “SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.
            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
            “Shelf Registration” has the meaning assigned to such term in Section 3.1.
            “Standstill Period” means the period commencing on the Closing Date and continuing until the second anniversary of such date.
            “Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner and, with respect to the Company.
            “Third Party” has the meaning assigned to such term in Section 5.1(b).
            “Transaction Agreements” shall mean the Purchase Agreement and all other agreements contemplated by the transactions therein.
            “Transfer” shall mean any voluntary or involuntary attempt to, directly or indirectly through the transfer of interests in controlled Affiliates or otherwise, offer, sell, assign,

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transfer, grant a participation in, pledge or otherwise dispose of any Registrable Securities, or the consummation of any such transactions, or taking a pledge of any of the Registrable Securities; provided, however, that an action that would otherwise constitute a Transfer shall not be deemed to be a Transfer if it is undertaken solely to satisfy or rectify a regulatory requirement or impediment, provided further that the actions taken to address such requirement or impediment shall be limited to the minimum necessary to address or resolve the requirement or impediment, such as taking steps to reduce or eliminate voting rights without transferring economic benefits of ownership or, if such reduction or elimination of voting rights does not address or resolve such requirement or impediment, transferring the minimum number of securities sufficient to address or resolve the requirement or impediment.
            “Voting Securities” means, at any time, shares of any class of Equity Securities which are then entitled to vote generally in the election of Directors.
            SECTION 1.2 Other Definitional Provisions. (a) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.
                  (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
ARTICLE II
RESTRICTIONS ON TRANSFER; ACCESS RIGHTS
            SECTION 2.1 Transfer of the Registrable Securities. No Stockholder may Transfer any Registrable Security except upon the expiration of the Lock-Up Period and:
                  (a) pursuant to an effective registration statement under the Securities Act;
                  (b) pursuant to Rule 144; or
                  (c) upon receipt by the Company of an opinion of counsel, delivered by such Stockholder and reasonably satisfactory to the Company, that such Transfer is exempt from registration under the Securities Act.
            SECTION 2.2 Restrictive Legends. Each Stockholder hereby acknowledges and agrees that, during the term of this Agreement, each of the certificates representing Registrable Securities shall be subject to stop transfer instructions and shall include the legend set forth below:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF (“TRANSFERRED”) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT

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OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE INVESTOR RIGHTS AGREEMENT, DATED AS OF                           , 2006, AND MAY NOT BE TRANSFERRED UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF SUCH INVESTOR RIGHTS AGREEMENT. A COPY OF SUCH INVESTOR RIGHTS AGREEMENT IS ON FILE WITH THE SECRETARY OF NRG ENERGY, INC. AND IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.”
The certificates representing such Registrable Securities shall be replaced, at the expense of the Company, with certificates not bearing the legend required by this Section 2.2 and any such stop transfer restrictions shall be cancelled, upon (i) the Transfer of Registrable Securities in compliance with Section 2.1 above or (ii) the applicability of clause (iii) of the definition of “Registrable Security” with respect to the Common Stock and/or Preferred Stock, as applicable.
            SECTION 2.3 Transfers Not In Compliance. A purported or attempted Transfer of Registrable Securities by a Stockholder that does not comply with this Agreement shall be void ab initio and the purported transferee or successor by operation of law shall not be deemed to be a stockholder of the Company for any purpose and shall not be entitled to any of the rights of a stockholder, including, without limitation, the right to vote any Registrable Securities entitled to vote or to receive a certificate or certificates for the Registrable Securities or any dividends or other distributions on or with respect to the Registrable Securities.
            SECTION 2.4 Restriction on Certain Transactions. From and after the date hereof until the expiration of the Lock-Up Period, each Stockholder hereby covenants and agrees that such Stockholder shall not, directly or indirectly, enter into any transaction with respect to the Common Stock or Preferred Stock designed to reduce its risk relative to its position as a holder of Common Stock or Preferred Stock.
            SECTION 2.5 Management Rights. On the date hereof, and for so long as a Fund Stockholder directly or through one or more conduit subsidiaries owns any Common Stock or Preferred Stock or any other interests in the Company, each Fund Stockholder will be entitled to the following contractual management rights:
                  (a) Financial Statements and Other Information. The Company shall deliver to each Fund Stockholder:
                        (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments; provided, however, that the obligations of

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the Company set forth in this Section 2.5(a)(i) shall be deemed satisfied to the extent that the Company files periodic reports with the SEC;
                        (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; and
                        (iii) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available.
                  (b) Inspection and Access. Subject to the execution of appropriate confidentiality agreements (i) the Company and its subsidiaries shall provide to each Fund Stockholder, true and correct copies of all documents, reports, financial data and other information as such Fund Stockholder may reasonably request and (ii), the Company shall permit any authorized representatives designated by each Fund Stockholder to visit and inspect, during normal business hours, any of the properties of the Company or any of its subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as such Fund Stockholder may reasonably request.
                  (c) Right of Consultation. Representatives of each Fund Stockholder shall have the right to consult with and advise the management of the Company and its subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its subsidiaries.
                  (d) Advance Notice. At any time when the Company shall no longer be subject to the provisions of Section 13 or 15(d) of the Exchange Act, to the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), the Company shall inform each Fund Stockholder or its designated representative in advance with respect to any significant corporate actions that have been approved and authorized by the Company Board, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or bylaws of the Company, and to provide each Fund Stockholder or its designated representative with the right to consult with the Company with respect to such actions.
The Company agrees to consider, in good faith, the reasonable recommendations of each Fund Stockholder or its designated representative in connection with the matters on which it is

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consulted as described in Section 2.5(d) hereof, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.
The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying each Fund Stockholder’s direct or indirect investment in the Company as a “venture capital investment” for purposes of United States Department of Labor Regulation § 2510.3-101 (the “Regulation”). In the event that a Fund Stockholder’s counsel determines that the rights set forth herein are not satisfactory for such purpose, the Company and such Fund Stockholder shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy the Regulations.
All rights granted pursuant to this Section 2.5 to a Fund Stockholder are in addition to the rights provided to such Fund Stockholder in its capacity as a holder of Common Stock and Preferred Stock and nothing set forth in this Section 2.5 shall be construed to limit, restrict or impair any claim, right or privilege available, or granted, to a Fund Stockholder pursuant to any other contractual arrangements with the Company or otherwise.
In the event a Fund Stockholder transfers all or any portion of its direct or indirect investment in the Company to an Affiliate (or to a direct or indirect wholly owned conduit subsidiary of any such Affiliate) that is intended to qualify as a “venture capital operating company” under the Regulation, such Affiliate shall be afforded the same rights with respect to the Company afforded to such Fund Stockholder hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.
Each Fund Stockholder shall notify the Company in writing at such time as such Fund Stockholder ceases to own any Common Stock or Preferred Stock or any other interests in the Company.
ARTICLE III
REGISTRATION RIGHTS WITH RESPECT TO
THE REGISTRABLE SECURITIES
            SECTION 3.1 Shelf Registration Statement.
                  (a) Filing; Effectiveness; Expenses. Subject to Section 6.1, the Company shall:
                        (i) file on or before the date 120 days from the date hereof, an “evergreen” shelf registration statement on Form S-3 (or, in the event Form S-3 is unavailable to the Company, Form S-1) pursuant to Rule 415 under the Securities Act (or any successor provisions), providing for an offering to be made on a continuous basis of the Registrable Securities (the “Shelf Registration”);
                        (ii) use reasonable best efforts to cause the Shelf Registration to become effective no later than the expiration of the Lock-Up Period, and in any event as soon as practicable after such filing;

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                        (iii) use commercially reasonable efforts to maintain in effect, supplement and amend, if necessary, the Shelf Registration, as required by the instructions applicable to such registration form or by the Securities Act;
                        (iv) furnish, upon request, to the holders of the Registrable Securities to which the Shelf Registration relates copies of any supplement or amendment to such Shelf Registration prior to such supplement or amendment being used and/or filed with the SEC; and
                        (v) pay all Registration Expenses in connection with the Shelf Registration, whether or not it becomes effective, and whether all, some or none of the Registrable Securities to which it relates are sold pursuant to it.
                  (b) Effective Shelf Registration Statement. (i) If at any time, the Shelf Registration ceases to be effective, the Company shall use its best efforts to file and use its commercially reasonable efforts to cause to become effective a new “evergreen” shelf registration statement providing for an offering to be made on a continuous basis of the Registrable Securities. Such shelf registration statement shall be filed on Form S-3 or, if Form S-3 is unavailable to the Company, on Form S-1.
                        (ii) If, after the Shelf Registration has become effective, it is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority, the Company shall use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.
                  (c)      (i) If the Company shall at any time furnish to the Stockholders, a certificate signed by any of its authorized officers stating that the Company has pending or in process a material transaction, the disclosure of which would, in the good faith judgment of the Company Board, after consultation with its outside counsel, materially and adversely affect the Company, the Company may postpone the filing (but not the preparation) of the Shelf Registration for up to seventy-five (75) days; provided, however, that the Company shall not be permitted to postpone registration pursuant to this Section 3.1(c)(i) more than once in any three hundred sixty (360) day period. The Company shall promptly give the Stockholders written notice of any postponement made in accordance with the preceding sentence.
                        (ii) If the Company shall at any time furnish to the Stockholders, a certificate signed by any of its authorized officers (a “Suspension Notice”) stating that the Company has been advised in writing by a nationally recognized investment banking firm selected by the Company that, in such firm’s opinion, resales of the Registrable Securities pursuant to the Shelf Registration would adversely affect any Company Offering with respect to which the Company has commenced preparations for a registration prior to the receipt of a Confirmation Request (as defined in Section 3.1(d)) and subject to Section 4.7,

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Stockholders may not effect any such resales until the earliest of (A) 30 days after the completion of such Company Offering, (B) promptly after the abandonment of such Company Offering or (C) 90 days after the delivery of such Suspension Notice.
                        (iii) If upon receipt of a Confirmation Request, the Company determines in its good faith judgment after consultation with outside counsel that the filing of an amendment or supplement to the Shelf Registration is necessary in order to effect resales pursuant to the Shelf Registration and such filing would require disclosure of material information which the Company has a bona fide business purpose for preserving as confidential and the Company provides the Stockholders a Suspension Notice within 48 hours of such receipt of a Confirmation Request, the Company shall not be required to comply with its obligations under Section 3.1(a)(iii), and the Stockholders, may not effect any resales, until the earlier of (A) the date upon which such material information is disclosed to the public or ceases to be material or (B) 90 days after such Confirmation Request was received by the Company.
                        (iv) Notwithstanding the provisions of Sections 3.1(c)(ii) and (iii), the Company shall be entitled to serve only one Suspension Notice (A) within any period of 180 consecutive days or (B) with respect to any two consecutive resales for which the Stockholders deliver Confirmation Requests.
                  (d) Not more than five (5) days nor less than 48 hours prior to effecting any sale of Registrable Securities pursuant to the Shelf Registration, the selling Stockholder or group of Stockholders will request the Company to confirm whether the Company is then exercising its rights pursuant to Section 3.1(c) (a “Confirmation Request”).
                  (e) Underwritten Offering. Subject to Section 4.7 hereof, at the election of any Stockholder or group of Stockholders, holding in excess of 3% of the aggregate number of shares of Common Stock issued and outstanding at the time of a request for an underwritten offering pursuant to this Section 3.1(e) or in excess of 20% of the aggregate number of shares of Preferred Stock originally issued pursuant to the Purchase Agreement, any resale pursuant to the Shelf Registration may involve an underwritten offering, and, in such case, the investment banker(s), underwriter(s) and manager(s) for such registration shall be selected by the holders of a majority of the Registrable Securities which are the subject of any such request; provided, however, that such investment banker(s), underwriter(s) and manager(s) shall be reasonably satisfactory to the Company.
            SECTION 3.2 Incidental Registrations. (a) If the Company at any time after the Lock-Up Period has expired proposes to register Equity Securities under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes or any registration statement filed pursuant to the Registration Rights Agreement dated December 27, 2004 among the Company and Citigroup Global Markets, Inc. and Deutsche Bank Securities Inc. with respect to the Company’s 4% Convertible Perpetual Preferred Stock, whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will, at

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each such time, give prompt written notice to all Stockholders of its intention to do so and of such Stockholders’ rights under this Agreement. Upon the written request of any such Stockholder made within thirty (30) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Stockholder), the Company will use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Stockholders thereof; provided, that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each Stockholder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), and (ii) if such registration involves an underwritten offering, all Stockholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company, with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings. If a registration requested pursuant to this Section involves an underwritten public offering, any Stockholder requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to register all or any part of such securities in connection with such registration. The registrations provided for in this Section 3.2 are in addition to, and not in lieu of, registrations made in accordance with Section 3.1.
                  (b) Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 3.2.
                  (c) Priority in Incidental Registrations. If a registration pursuant to this Section 3.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration would be likely to have an adverse effect on the price, timing or distribution of the securities to be offered in such offering as contemplated by the Company (other than the Registrable Securities), then the Company shall include in such registration (a) FIRST, 100% of the securities the Company proposes to sell, (b) SECOND, to the extent of the amount of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the amount of Registrable Securities which the Stockholders have requested to be included in such registration, such amount to be allocated pro rata among all requesting Stockholders on the basis of the relative amount of Registrable Securities then held by each such Stockholder (provided, that any such amount thereby allocated to any such Stockholder that exceeds such Stockholder’s request shall be reallocated among the remaining requesting Stockholders and other Stockholders in like manner) and THIRD, to the extent of the amount of Registrable Securities subject to registration rights held by holders other than the Stockholders who have requested to be included in such registration, which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the amount of Registrable Securities which the other holders have requested to be included in such registration,

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such amount to be allocated pro rata among all requesting other holders on the basis of the relative amount of Registrable Securities then held by each such other holder.
ARTICLE IV
REGISTRATION PROCEDURES
            SECTION 4.1 Registration Procedures. If and whenever the Company is required to use its commercially reasonable efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company will, as expeditiously as possible:
                  (a) prepare and, in any event within thirty (30) days after the end of the period within which a request for registration may be given to the Company, file with the SEC a registration statement with respect to such Registrable Securities and, to the extent applicable use its commercially reasonable efforts to cause such registration statement to become effective within ninety (90) days of the initial filing;
                  (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of one-hundred-eighty (180) days (except in the case of a Shelf Registration which the Company shall keep continuously effective subject to Section 3.1 hereof) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided, however, that before filing a registration statement or prospectus, or any amendments or supplements thereto in accordance with Sections 4.1(a) or (b), the Company will furnish to counsel selected pursuant to Section 4.6 hereof copies of all documents proposed to be filed, which documents will be subject to the review of such counsel;
                  (c) furnish to each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller;
                  (d) use its commercially reasonable efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this subsection (d), it would not be obligated to be

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so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;
                  (e) use its commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;
                  (f) notify each seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the Company becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the sellers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
                  (g) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than eighteen (18) months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;
                  (h) use its commercially reasonable efforts to list all Registrable Securities covered by such registration statement on the NYSE or any other national securities exchange on which Registrable Securities of the same class covered by such registration statement are then listed and, if no such Registrable Securities are so listed, on the NYSE or any national securities exchange on which the Common Stock is then listed;
                  (i) enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the provisions of Section 4.4 hereof, and take such other actions as sellers of a majority of shares of such Registrable Securities or the underwriters, if any, reasonably requested in order to expedite or facilitate the disposition of such Registrable Securities;
                  (j) obtain a “cold comfort” letter or letters from the Company’s independent public accounts in customary form and covering matters of the type customarily covered by “cold comfort” letters as the seller or sellers of a majority of shares of such Registrable Securities shall reasonably request;
                  (k) make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant

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or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;
                  (l) notify counsel (selected pursuant to Section 4.6 hereof) for the holders of Registrable Securities included in such registration statement and the managing underwriter or agent, immediately, and confirm the notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;
                  (m) make every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;
                  (n) if requested by the managing underwriter or agent or any holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;
                  (o) cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such holders may request;
                  (p) use its commercially reasonable efforts to obtain for delivery to the holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to such holders, underwriters or agents and their counsel;

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                  (q) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NYSE or any other securities exchange and/or the NASD; and
                  (r) use its commercially reasonable efforts (taking into account the interests of the Company) to make available the executive officers of the Company to participate with the holders of Registrable Securities and any underwriters in any “road shows” or other selling efforts that may be reasonably requested by the holders in connection with the methods of distribution for the Registrable Securities, provided, however, that the Company shall not be required to comply with its obligations under this paragraph (r) more than one time in any one hundred and eighty (180) day period.
            SECTION 4.2 Information Supplied. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such seller and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.
            SECTION 4.3 Restrictions on Disposition. Each Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.1(f), such Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.1(f), and, if so directed by the Company, such Stockholder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Stockholder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in Section 4.1(b) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.1(f) and to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 4.1(f).
            SECTION 4.4 Indemnification. (a) In the event of any registration of any securities of the Company under the Securities Act pursuant to Articles III or IV, the Company shall, and it hereby does, indemnify and hold harmless, to the extent permitted by law, the seller of any Registrable Securities covered by such registration statement, each Affiliate of such seller and their respective directors, officers, employees and stockholders or members or general and limited partners (and any director, officer, Affiliate, employee, stockholder and controlling Person of any of the foregoing), each Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act (collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof (“Claims”) and expenses (including reasonable attorney’s fees and reasonable expenses of investigation) to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon (i) any untrue statement or alleged

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untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided, that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such Claim or expense arises out of, relates to or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by or on behalf of such seller specifically stating that it is for use in the preparation thereof; and, provided, further, that the Company will not be liable in any such case to the extent, but only to the extent, that the foregoing indemnity with respect to any untrue statement contained in or omitted from a registration statement or the prospectus shall not inure to the benefit of any party (or any person controlling such party) who is obligated to deliver a prospectus in transactions in a security as to which a registration statement has been filed pursuant to the Securities Act and from whom the person asserting any such Damages purchased any of the Registrable Securities to the extent that it is finally judicially determined that such Damages resulted solely from the fact that such party sold Registrable Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the registration statement or the prospectus, as amended or supplemented, and (x) the Company shall have previously and timely furnished sufficient copies of the registration statement or prospectus, as so amended or supplemented, to such party in accordance with this Agreement and (y) the registration statement or prospectus, as so amended or supplemented, would have corrected such untrue statement or omission of a material fact. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party and shall survive the transfer of securities by any seller.
                  (b) As a condition to including any Registrable Securities in any registration statement filed in accordance with Sections 3.2 or 4.1 herein, the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.4(a)) the Company and all other prospective sellers or any underwriter, as the case may be, with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by or on behalf of such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of securities by any seller. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by

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such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.
                  (c) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 4.4, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided, however, that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 4.4, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action or proceeding is brought against an indemnified party, unless in such indemnified party’s reasonable judgment (after consultation with legal counsel) a conflict of interest between such indemnified and indemnifying parties may exist in respect of such action or proceeding, the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that, in the event, however, that the indemnifying party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the indemnified party, in either case within a 30-day period, or if a court of competent jurisdiction determines that the indemnifying party is not vigorously defending such action or proceeding, then such indemnified party may employ counsel to represent or defend it in any such action or proceeding and the indemnifying party shall pay the reasonable fees and disbursements of such counsel or other representative as incurred; provided, however, that the indemnifying party shall not be required to pay the fees and disbursements of more than one counsel for all indemnified parties in any jurisdiction in any single action or proceeding. No indemnifying party will settle any such action or proceeding or consent to the entry of any judgment without the prior written consent of the indemnified party, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such indemnified party from all liability in respect of such action or proceeding and (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such indemnified party and does not otherwise adversely affect such indemnified party, other than as a result of the imposition of financial obligations for which such indemnified party will be indemnified hereunder. No indemnified party will settle any such action or proceeding or consent to the entry of any judgment without the prior written consent of the indemnifying party (such consent not to be unreasonably withheld).
                  (d) (i) If the indemnification provided for in this Section 4.4 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any Claim or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such Claim or expenses, as well as any other relevant equitable considerations. The relative fault

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of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 4.4(d) as a result of the Claim and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action or proceeding.
                        (ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.4(d)(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
                  (e) Indemnification similar to that specified in this Section 4.4 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Law or with any governmental authority other than as required by the Securities Act.
                  (f) The obligations of the parties under this Section 4.4 shall be in addition to any liability which any party may otherwise have to any other party.
            SECTION 4.5 Required Reports. The Company agrees that it will use best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and it will take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable such Stockholder to sell shares of Registrable Securities pursuant to this Agreement, including without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Stockholder, the Company will deliver to such Stockholder a written statement as to whether it has complied with such requirements.
            SECTION 4.6 Selection of Counsel. In connection with any registration of Registrable Securities pursuant to Articles III or IV hereof, the holders of a majority of the Registrable Securities covered by any such registration may select one counsel to represent all holders of Registrable Securities covered by such registration; provided, however, that in the event that the counsel selected as provided above is also acting as counsel to the Company in connection with such registration, the remaining Stockholders shall be entitled to select one additional counsel to represent all such remaining Stockholders.
            SECTION 4.7 Holdback Agreement. If any Company Offering, registration under Section 3.2 hereof or any sale of securities in connection with a registration under Section 3.1 hereof shall be in connection with an underwritten public offering, the Company and each Stockholder agree not to effect any public sale or distribution, including, in the case of the

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Stockholders, any sale pursuant to Rule 144 under the Securities Act, of any such securities of the Company, or options or other rights convertible into, or exchangeable or exercisable for, such securities (other than as part of such underwritten public offering), within seven (7) days before, or ninety (90) days (or such lesser period as the managing underwriters may permit) after, the effective date of any such Company Offering or registration pursuant to Section 3.2 or the closing of any sale of securities in connection with a registration under Section 3.1 (except as part of any such registration or sale); provided that in no event shall this Section 4.7 be effective against the Stockholders for the 90 days following expiration of the Lock-Up Period.
            SECTION 4.8 No Inconsistent Agreement. The Company represents and warrants that it will not enter into, or cause or permit any of its Subsidiaries to enter into, any agreement which conflicts with or limits or prohibits the exercise of the rights granted to the holders of Registrable Securities in this Agreement.
ARTICLE V
STANDSTILL
            SECTION 5.1 Acquisition of Additional Voting Securities. During the Standstill Period, each Stockholder hereby agrees that it shall not, and shall cause each of its Affiliates (which solely for purposes of this sentence shall include only Affiliates of such Stockholder which are engaged in the business of private equity investing, and shall not, without limitation, include (i) any portfolio company (or its subsidiaries) owned or controlled by such Stockholder or by any private equity investment vehicle that is an Affiliate of such Stockholder or (ii) any other Affiliate not engaged in the business of private equity investing, including any hedge fund, public equity investment vehicle, debt fund, real estate fund or similar entity, that would otherwise be considered an Affiliate of such Stockholder but with which such Stockholder does not act in concert with respect to the Company or its securities) not to, without the prior approval of the Company Board, directly or indirectly, (i) acquire, offer or propose to acquire or agree to acquire (whether by purchase, tender or exchange offer, through an acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group, or otherwise), the beneficial ownership of any additional Voting Securities of the Company or any of its Subsidiaries (or any warrants, options or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any Voting Securities of the Company or any of its Subsidiaries) (other than with respect to being deemed to be a Group with other Stockholders solely or as a result of an agreement, arrangement or understanding regarding the disposition of Registrable Securities); provided, however, that the foregoing restrictions shall not apply to any acquisition or proposed acquisition (each, an “Acquisition”) of beneficial ownership of any additional Voting Securities of the Company: (x) which is by way of stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of Equity Securities of the Company generally or (y) which involves Equity Securities acquired from the Company; (ii) make any public announcement with respect to, or submit any proposal for, any merger, consolidation, sale of substantial assets or other business combination, tender offer or exchange offer, purchase of assets, dissolution, liquidation, restructuring, recapitalization or extraordinary transaction involving the Company or any of its Subsidiaries; (iii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation

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14A under the Exchange Act) to vote any Voting Securities of the Company or any of its Subsidiaries or seek to advise or influence any Person with respect to the voting of any Voting Securities of the Company or any of its Subsidiaries or initiate, propose or otherwise “solicit” (as such term is defined or used in Regulation 14A under the Exchange Act) stockholders of the Company for the approval of shareholder proposals whether made pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise, induce or attempt to induce any other person to initiate any such shareholder proposal, or otherwise communicate with the stockholders of the Company or others pursuant to the rules governing the solicitation of proxies; (iv) form, join or in any way participate in any Group (other than with respect to its Affiliates and other than with respect to other Stockholders) with respect to any of the Voting Securities of the Company; (v) otherwise act, either alone or in concert with others (including any Affiliate), to seek control of the Company, the Company Board or any of its Subsidiaries; (vi) execute any written consent as a stockholder with respect to the Voting Securities; (vii) seek, alone or in concert with others (including any Affiliate) (A) to call a meeting of the stockholders of the Company, (B) representation on the Company Board, or (C) the removal of any member of the Board; (viii) take or cause others to take any action inconsistent with the foregoing; (ix) disclose any intention, proposal, plan or arrangement with respect to any of the foregoing; or (x) make any demand, request or proposal to amend, waive or terminate any provision of this Section 5.1.
ARTICLE VI
MISCELLANEOUS
            SECTION 6.1 Termination. The provisions of this Agreement (other than Section 4.4 hereof which shall not terminate and Section 2.4 which shall expire in accordance with its terms) shall terminate when no Registrable Securities remain outstanding. Nothing herein shall relieve any party from any liability for the breach of any provisions set forth in this Agreement.
            SECTION 6.2 Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
            SECTION 6.3 Successors, Assigns; Transferees and Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any parent company formed to hold all or a majority of the equity interests in the Company), permitted assigns and transferees. Except as expressly provided herein, this Agreement may not be assigned by the Company and may not be assigned by any Stockholder without the prior written consent of the Company, except that a Stockholder may assign its rights and obligations hereunder in respect of any Registrable Securities (a) to any Affiliate(s) or (b) to any transferee in connection with a Transfer in compliance with Section 2.1(c) in respect of Registrable Securities that constitute at least 10% of the aggregate number of shares of Common Stock or 20% of the aggregate number of shares of Preferred Stock, in each case, originally issued pursuant to the Purchase Agreement (any of the foregoing, a “Permitted Assignee”). Any Permitted Assignee of a Stockholder pursuant to the immediately preceding

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sentence shall be bound by all of the provisions of this Agreement (provided that the provisions of Section 5.1 hereof shall only bind a Permitted Assignee receiving at least 10% of the aggregate number of shares of Common Stock originally issued pursuant to the Purchase Agreement), and as a condition to such transferee’s receipt of such shares, such transferee shall execute an agreement in form and substance reasonably satisfactory to Buyer, agreeing to be bound by the applicable provisions hereof. Each Stockholder shall inform the Company of, and the Company shall be entitled to rely upon, the names, addresses and other contact details of each Stockholder.
            SECTION 6.4 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:
                        (i) to the Company and the Stockholders, to their respective addresses specified in Annex A hereto;
                        (ii) to such other address for any party as it may specify by like notice.
            SECTION 6.5 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
            SECTION 6.6 Entire Agreement. Except as otherwise expressly set forth herein, this document and the other Transaction Agreements embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.
            SECTION 6.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

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            SECTION 6.8 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by the laws of the State of Delaware. Any suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority in a court of competent jurisdiction in the State of Delaware, and the parties hereto hereby submit to the non-exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.
            SECTION 6.9 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
            SECTION 6.10 Effective Date. This Agreement shall become effective immediately upon the Closing.
            SECTION 6.11 Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.
            SECTION 6.12 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
            SECTION 6.13 No Recourse. Notwithstanding any other provision of this Agreement or any rights of the Company at law or in equity, in the event of any default by the Stockholders under this Agreement or in the event of any claim in connection with the registration of Registrable Securities, the Company’s remedies shall be restricted to enforcement of their respective rights against the property and assets of the Stockholders (including the Equity Securities held by such Stockholders) and no resort shall be had to (i) any of the members or stockholders of the Stockholders personally, or (ii) any property or assets of the members or stockholders of the Stockholders (other than the property and assets of the Stockholders).
            SECTION 6.14 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

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     IN WITNESS WHEREOF, the parties hereto have executed the INVESTORS RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

NRG ENERGY, INC.
By:
Name:
Title:

[STOCKHOLDER SIGNATURE BLOCKS]

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ANNEX A